    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                            DTC COMMUNICATIONS CORP.
             (Exact name of Registrant as Specified in its Charter)

            TENNESSEE                              4813                              62-1797005
 (State or Other Jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)               Identification No.)

                                                                                    WAYNE GASSAWAY
                                                                               DTC COMMUNICATIONS CORP.
                    111 HIGH STREET                                                111 HIGH STREET
            ALEXANDRIA, TENNESSEE 37012-0247                               ALEXANDRIA, TENNESSEE 37012-0247
                     (615) 529-2151                                                 (615) 464-2201
  (Address, Including Zip Code, and Telephone Number,             (Name, Address, Including Zip Code, and Telephone
                       Including                                                       Number,
Area Code, of Registrant's Principal Executive Offices)               Including Area Code, of Agent for Service)

                    PLEASE SEND COPIES OF COMMUNICATIONS TO:

                              GARY M. BROWN, ESQ.
                            TUKE YOPP & SWEENEY, PLC
                       BANK OF AMERICA PLAZA, SUITE 1100
                           NASHVILLE, TENNESSEE 37219
                                 (615) 313-3325

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                                    PROPOSED             PROPOSED
        TITLE OF EACH CLASS                   AMOUNT                 MAXIMUM              MAXIMUM             AMOUNT OF
           OF SECURITIES                      TO BE              OFFERING PRICE          AGGREGATE          REGISTRATION
         TO BE REGISTERED                   REGISTERED             PER UNIT(1)       OFFERING PRICE(1)           FEE
----------------------------------------------------------------------------------------------------------------------------
Class A Voting Common Stock........  2,400,000 shares                $10.00             $30,000,000            $8,340
Class B Non-Voting Common Stock....    600,000 shares                $10.00
                                     3,000,000 total shares
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) promulgated under the Securities Act of 1933, as amended, and based upon the book value on June 30, 1999 of the capital credits to be cancelled in the merger.
                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 DTC LETTERHEAD

                                                               November   , 1999

Dear Member:

     You are cordially invited to attend a special meeting of the members of
DeKalb Telephone Cooperative, Inc. to be held on December   , 1999 at 9:00 a.m.
(local time) at the Cooperative's Maintenance and Operations Center located between Highways 70 and 53 in Alexandria, Tennessee.

     At this important meeting, you will be asked to vote on a plan and agreement of merger between the Cooperative and DTC Communications Corp. DTC is a newly formed for-profit corporation that is wholly owned by the Cooperative. If the merger is approved, the Cooperative will be merged into DTC and DTC then will carry on the business of the Cooperative. If the merger is approved, you will own the same percentage of DTC that you now own in the Cooperative. In essence, the merger is a way to convert the Cooperative to a for-profit corporation for the benefit of the Cooperative and its members.

     The management and Board of Directors of the Cooperative believe that the merger creates a financial and operating structure that will allow us to best continue to serve the needs of our members in a highly competitive and technologically evolving industry. Your Board of Directors has carefully reviewed and considered various operating alternatives that are available to the Cooperative. Your Board of Directors believes that the merger is in the best interests of the Cooperative and its members, has approved the merger and unanimously recommends that members attend the special meeting and vote FOR approval of the merger.

     The accompanying information statement/prospectus describes the business of the Cooperative, the merger, its effects upon the Cooperative and its members and the risk factors associated with ownership of stock in DTC. These materials also attempt to give answers to some of what we believe will be the most frequently asked questions regarding the merger. Please give this information careful attention.

     Approval of the merger requires the affirmative vote of two-thirds of the members voting at the meeting. Accordingly, your attendance and vote at the meeting are important. PROXY VOTING IS NOT ALLOWED AND WE ARE NOT ASKING YOU FOR A PROXY. ONLY THE PERSON(S) TO WHOM THIS INFORMATION STATEMENT/PROSPECTUS IS ADDRESSED MAY ATTEND AND VOTE AT THE SPECIAL MEETING. NO ONE MAY REPRESENT YOU AT THE MEETING. OWNERS OF BUSINESSES WHICH ARE MEMBERS MUST APPEAR WITH SATISFACTORY PROOF THAT YOU ARE AUTHORIZED TO REPRESENT THE BUSINESS. If you are planning to attend, we ask that you complete and return to us the enclosed card in order that we may make appropriate plans for conducting the meeting. Please be aware that due to space limitations, we may be able to admit only members (no guests) at the meeting.

     We appreciate your continuing support and look forward to seeing many of you at the meeting.

                                          Sincerely,

                                          Wayne Gassaway
                                          General Manager

                       DEKALB TELEPHONE COOPERATIVE, INC.
                                111 HIGH STREET
                        ALEXANDRIA, TENNESSEE 37012-0247

                            ------------------------

                      NOTICE OF SPECIAL MEETING OF MEMBERS
              TO BE HELD AT 9:00 A.M. ON DECEMBER           , 1999

                             ---------------------

     NOTICE IS HEREBY GIVEN that a special meeting of the members of DeKalb Telephone Cooperative, Inc. will be held at the Cooperative's Maintenance and Operations Center located between Highways 70 and 53 in Alexandria, Tennessee on
December   , 1999 at 9:00 a.m. (local time) for the following purposes:

     (1) to consider and vote on a proposal to approve the merger as described in the plan and agreement of merger dated as of October 18, 1999, between the Cooperative and its wholly owned subsidiary, DTC Communications Corp., all as described in the accompanying information statement/prospectus; and

     (2) to consider any other matters that may properly come before the meeting.

     Only active members of record as of the close of business on November   ,
1999 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. Approval of the merger at the meeting requires the affirmative vote of two-thirds of the active members voting at the meeting. Accordingly, your attendance and vote at the meeting are important.

                                          --------------------------------------

                                                    Charles D. Vinson
                                                        Secretary

November   , 1999

                   THE BOARD OF DIRECTORS OF THE COOPERATIVE
                    UNANIMOUSLY RECOMMENDS THAT MEMBERS VOTE
                                      FOR
                            APPROVAL OF THE MERGER.

PROSPECTUS                                                 INFORMATION STATEMENT
DTC Communications Corp.                      DeKalb Telephone Cooperative, Inc.

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     DeKalb Telephone Cooperative, Inc. has agreed to a merger transaction with its wholly owned subsidiary, DTC Communications Corp., in which the Cooperative will be merged into DTC and the members of the Cooperative will receive shares of DTC common stock. If the merger is completed, DTC will carry on the Cooperative's businesses and be headquartered in Alexandria, Tennessee.

     If the merger is completed, each Cooperative member (both active and inactive) will receive one share of DTC stock for every $10.00 in capital credits that a member has on the books of the Cooperative as of December 31, 1999. Fractional shares will not be issued and Cooperative members will receive cash in lieu of any fractional share.

     The receipt of DTC stock will be tax-free for United States federal income tax purposes to members who have not deducted for United States federal income tax purposes the amounts of their bills for telephone service from the Cooperative. DTC stock received by members who have deducted for United States federal income tax purposes the amounts of their bills for telephone service from the Cooperative and cash paid in lieu of fractional shares, however, will be taxable income to members.

     Inactive members (members who no longer have telephone service with the Cooperative) have no voting rights on Cooperative matters. Only active members have voting rights. The merger cannot be completed unless it is approved by you, the Cooperative's active members. We have scheduled a special meeting so you may vote on the merger. Your attendance at the meeting and vote are very important.

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.

     This joint information statement/prospectus provides you with detailed information about the proposed merger, the Cooperative and DTC. In addition, you may obtain information about the Cooperative and DTC from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

     Based on the number of capital credits existing as of June 30, 1999, DTC will issue approximately 2,300,000 shares of DTC stock to members. The members (both active and inactive) will own 100% of DTC after the merger. Because only active members currently have voting rights, they will receive Class A voting common stock and inactive members will receive Class B non-voting common stock. DTC stock issued in the merger is expected to be listed, subject to official notice of issuance, on the American Stock Exchange under the symbols
"               " (Common Class A voting) and "               " (Common Class B
non-voting).

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF VARIOUS FACTORS YOU SHOULD CONSIDER WITH RESPECT TO THE DTC STOCK OFFERED BY THIS INFORMATION STATEMENT/PROSPECTUS.

     THE INFORMATION IN THIS INFORMATION STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS INFORMATION STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS INFORMATION STATEMENT/PROSPECTUS OR DETERMINED IF THIS INFORMATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               November   , 1999

            Anticipated Mailing Date to Members: November   , 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................     1
Disclosure Regarding Forward-Looking Statements.............     1
Questions and Answers About the DTC Merger..................     2
Summary.....................................................     6
  The Companies.............................................     6
  The Special Meeting.......................................     6
  Reasons for the Merger; Possible Disadvantages............     7
  Recommendation to Cooperative Members.....................     7
  Record Date; Quorum; Vote Required........................     7
  The Merger................................................     8
  Federal Income Tax Consequences...........................     9
  Regulatory Approvals Required for the Merger..............    11
  Listing of DTC Common Stock...............................    11
Risk Factors................................................    12
DeKalb Telephone Cooperative, Inc.
  Selected Consolidated Financial Data......................    17
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    19
  Overview..................................................    19
  Results of Operations.....................................    20
  Liquidity and Capital Resources...........................    23
  Inflation.................................................    25
  Recent Accounting Pronouncements..........................    25
  Year 2000 Considerations..................................    25
  Market Risk...............................................    26
The Special Meeting.........................................    27
  Date, Time and Place......................................    27
  Purpose...................................................    27
  Voting Rights and Record Date for the Merger..............    27
  Quorum; Abstentions.......................................    27
  Expenses..................................................    27
  Recommendation of the Board of Directors..................    27
  Miscellaneous.............................................    27
The Merger..................................................    28
  General...................................................    28
  The Plan and Agreement of Merger..........................    28
  Background of the Merger..................................    30
  Board Recommendation......................................    30
  Reasons for the Merger....................................    30
  Former Members of the Cooperative.........................    31
  Federal Income Tax Consequences...........................    32
  Regulatory Approvals Required for the Merger..............    34
  Resale of DTC Common Stock; Restrictions on DTC
     Affiliates.............................................    34
  Management and Operations Following the Merger............    34
  No Dissenters' Rights.....................................    34

                                                              PAGE
                                                              ----
Market and Dividend Information.............................    35
  Market Information........................................    35
  Dividend Information......................................    35
  Number of Members/Shareholders............................    36
DeKalb Telephone Cooperative, Inc...........................    37
  Business..................................................    37
  Business Strategy.........................................    39
  Services..................................................    40
  Strategic Alliance/Joint Venture..........................    40
  Competition...............................................    40
  Regulation................................................    42
  Employees.................................................    48
  Environmental and Other Matters...........................    48
  Properties................................................    48
  Legal Proceedings.........................................    49
  Financial Statements......................................    49
Information Regarding DTC...................................    50
  Business..................................................    50
  Properties and Legal Proceedings..........................    50
  Financial Statements......................................    50
Management Information......................................    51
  Amount and Nature of Beneficial Ownership.................    51
  Directors and Executive Officers..........................    51
  Compensation of Executive Officers and Directors of the
     Cooperative............................................    54
  Summary Compensation Table................................    54
  Interests of Certain Persons..............................    54
Description of DTC Capital Stock............................    55
  DTC Common Stock..........................................    55
  DTC Preferred Stock.......................................    55
  Statutory Provisions Affecting Control of DTC.............    56
  Other Provisions Affecting Control of DTC.................    59
Comparison of Rights of Cooperative Members and DTC
  Shareholders..............................................    61
  Members Versus Shareholders...............................    61
  Authorized Stock..........................................    61
  Transferability of Ownership Interests....................    62
  Required Vote for Mergers.................................    62
  Board of Directors........................................    63
  Cumulative Voting for Directors...........................    63
  Limitation of Liability of Directors and Officers.........    64
  Indemnification of Directors and Officers.................    64
  Amendments to Charter and Bylaws..........................    65
  Special Meetings of Members/Shareholders; Action Without
     Meeting................................................    67
  Quorum Requirements.......................................    67
  Dividends and Other Distributions.........................    67
  Dissenters' Rights........................................    68
  Preemptive Rights.........................................    69

                                                              PAGE
                                                              ----
Legal Matters...............................................    70
Experts.....................................................    70
Financial Statements........................................   F-1
  Pro Forma Financial Statements............................   F-2
  Historical Audited Financial Statements...................   F-6
  Historical Unaudited Financial Statements.................  F-21
APPENDIX A -- Plan and Agreement of Merger..................   A-1

                      WHERE YOU CAN FIND MORE INFORMATION

     DTC has filed with the SEC a registration statement under the Securities Act of 1933 that registers the DTC stock to be issued in the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about DTC. SEC rules allow DTC to omit from this information statement/prospectus some of the information in the registration statement.

     DTC currently is not subject to the information and reporting requirements of the Securities Exchange Act of 1934. You may read and copy the registration statement at any of the following locations of the SEC:

Public Reference Room    7 World Trade Center     Citicorp Center
450 Fifth Street, N.W.   Suite 1300               500 West Madison Street
Washington, D.C. 20549   New York, NY 10048       Suite 1400
                                                  Chicago, IL 60661

     You also may obtain copies of the registration statement by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 800-SEC-0330.

     The registration statement was filed with the SEC electronically via the SEC's EDGAR system. The SEC maintains an internet world wide web site that contains registration statements, reports and other information regarding companies that file materials electronically with the SEC. The address of that site is http://www.sec.gov.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This information statement/prospectus contains certain statements that are "forward-looking" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this information statement/prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, market position, future operations, margins, profitability, liquidity and capital resources are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" (or the negative thereof) or similar terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that these expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are disclosed under "Risk Factors" and elsewhere in this information statement/prospectus. All forward-looking statements are expressly qualified in their entirety by the cautionary statements.

                   QUESTIONS AND ANSWERS ABOUT THE DTC MERGER

     THE FOLLOWING ARE QUESTIONS WE BELIEVE YOU MIGHT HAVE ABOUT THE MERGER AND OUR ANSWERS TO THOSE QUESTIONS. THESE QUESTIONS AND ANSWERS DO NOT ADDRESS ALL QUESTIONS THAT YOU MAY HAVE ABOUT THE MERGER. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT, AS WELL AS ALL APPENDICES.

Q1:    WHY IS THE COOPERATIVE MERGING? WILL I BENEFIT?

A: The Cooperative is merging with its wholly owned subsidiary, DTC Communications Corp., in order to convert from a not-for-profit cooperative to a for-profit business. Management of the Cooperative believes that to remain a cooperative, with its attendant restrictions on business, in a rapidly changing technological, regulatory and business environment is not in the long-term best interests of the Cooperative and its members. The merger allows all members to become and, if they choose to do so, remain shareholders in DTC while providing them with the opportunity to sell (assuming a market develops) the DTC stock that they will receive in the merger. See "RISK FACTORS -- THERE MAY NOT BE A MARKET FOR DTC STOCK AND IF ONE DEVELOPS, THE MARKET PRICE COULD BE VOLATILE."

Q2:   HOW DID I BECOME A MEMBER OF THE COOPERATIVE?

A: You became a member of the Cooperative when you agreed to purchase telephone service from the Cooperative.

Q3:   WHAT WILL I RECEIVE IN THE MERGER?

A: If you are an active member (continue to have telephone service with the Cooperative), you will receive one share of DTC Class A voting common stock for each $10.00 in capital credits that you have on the books of the Cooperative as of December 31, 1999.

Q4:   HOW DID I OBTAIN MY CAPITAL CREDITS?

A: Your capital credits accumulated during the years that you have had telephone service with the Cooperative. In essence, your capital credits are your share of the accumulated undistributed margin or profits (the excess of operating revenues over expenses) of the Cooperative. Each year, profits (or, if applicable, losses) are accrued and allocated to members' accounts. As of December 31, 1994, the accumulated capital credits of the Cooperative were $13.4 million. During the past several years, however, due to the efficient operation of the Cooperative, these accumulated capital credits have grown to $22.0 million as of December 31, 1998.

Q5: I ALSO HAVE CELLULAR TELEPHONE SERVICE FROM ADVANTAGE CELLULAR; HAVE I RECEIVED CAPITAL CREDITS FOR THAT TOO?

A: No. Capital credits are accrued and allocated only on telephone service with the Cooperative. They are not accrued or allocated based upon wireless service from the Cooperative's for-profit subsidiary, Advantage Cellular.

Q6:   HOW DO I FIND OUT THE AMOUNT OF MY CAPITAL CREDIT ACCOUNT?

A: Within the package containing this information statement/prospectus, the page on which the mailing label appears shows the amount of your capital credits as of December 31, 1998. That amount will change before the expected closing date of the merger (January 1, 2000). Because of the timing of our year end audit, however, at this time we cannot provide members (including members who first subscribed for telephone service during 1999) with the amount of any capital credits accrued during 1999 until after February 10, 2000. The plan and agreement of merger requires that DTC stock (and any cash that you receive in lieu of a fractional share) be distributed to members within 60 days after the effective date of the merger.

Q7:   WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO MEMBERS?

A: The receipt of DTC stock in exchange for your capital credits generally will be tax-free except to the extent that you have deducted, for United States federal income tax purposes, the amount of your telephone bills from your taxable income. If you have deducted the amount of your telephone bills from your taxable income, you will be deemed to receive income in an amount equal to the amounts you previously have deducted (but not more than the fair market value of the DTC stock that you receive). Because it is unlikely that most residential customers have deducted the amount of their telephone bills from their taxable income, we believe this generally means that residential customers will receive their DTC stock tax-free in the merger. Any member who receives cash in lieu of fractional shares also will be deemed to have received income in the amount of that cash. Any amount of income that you receive must be reported by you on your tax return for the year in which the merger occurs. See
      "SUMMARY -- FEDERAL INCOME TAX CONSEQUENCES" and "THE MERGER -- FEDERAL INCOME TAX CONSEQUENCES."

Q8:   CAN I RECEIVE CASH INSTEAD OF DTC STOCK FOR MY CAPITAL CREDITS?

A: No. The merger has been structured in a manner to afford the majority of our members tax-free treatment upon the receipt of the DTC stock. Payment of all cash would be taxable. Cash will be paid in lieu of fractional shares to all persons receiving DTC stock.

Q9:   WHAT IS A "FRACTIONAL SHARE"?

A: A fractional share is the amount that you would receive if your capital credit account is an amount other than a multiple of $10.00.

         Example: Your capital credit account, as of December 31, 1999, is $24.75. In the merger, you will receive two shares of DTC stock and a check for $4.75. The $4.75 payment represents your payment for a fractional share.

Q10:  WHO ARE "FORMER" OR "INACTIVE" MEMBERS OF THE COOPERATIVE?

A: Former or inactive members of the Cooperative are those persons or entities that within the last ten years were members of (i.e., subscribed for telephone service with) the Cooperative but no longer have telephone service with the Cooperative. Inactive members have no voting rights on Cooperative matters (e.g., the merger). See "THE MERGER -- FORMER MEMBERS OF THE COOPERATIVE."

Q11: DO "FORMER" OR "INACTIVE" MEMBERS RECEIVE THE SAME THING IN THE MERGER AS ACTIVE MEMBERS?

A: Yes, except that the stock received by inactive members is non-voting. Inactive members currently have no voting rights on Cooperative matters and the issuance of non-voting stock to them carries forward the active/inactive member distinction in the merged companies. Otherwise, all of the stock to be issued in the merger has all of the same rights to the owners of the stock.

Q12:  WHY ARE INACTIVE MEMBERS RECEIVING DTC STOCK IN THE MERGER?

A: Some inactive members, as of December 31, 1999, will still have capital credits on the books of the Cooperative. In addition, members (both active and inactive) to whom capital credits have been allocated during the past ten years have the right, if the Cooperative were being dissolved, to receive their pro rata share of the net assets of the Cooperative. That right, generally called a "property right," is being preserved for all members (both active and inactive) by the issuance of DTC common stock which carries with it a right, if DTC is dissolved in the future, to receive a share of DTC's net assets.

Q13: WHAT HAPPENS IF BETWEEN NOW AND DECEMBER 31, 1999, I BECOME AN INACTIVE MEMBER OF THE COOPERATIVE?

A: You will receive non-voting rather than voting DTC stock. Otherwise, there will be no difference in the way you are treated in the merger.

Q14:  WHAT WILL MY DTC STOCK BE WORTH AFTER THE MERGER?

A: We do not know and cannot predict with any certainty what your DTC stock will be worth. A number of internal and external factors affect the determination of the market price of a company's stock. We recommend that you discuss your share holdings with your personal financial advisor prior to selling your DTC stock.

Q15:  WHEN CAN I SELL MY DTC STOCK?

A: As indicated previously, despite the expected listing of the DTC stock on the American Stock Exchange, we cannot guarantee you that any market will develop that will allow you to sell your DTC stock. If a market does develop for the DTC stock following the merger, any shareholder would be free to sell his/her stock. Again, we recommend that you discuss your share holdings with your personal financial advisor prior to selling your DTC stock.

Q16:  WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A: Although your present capital credits are not transferable, there will be various risks from ownership of DTC stock. These are described in detail in "Risk Factors," beginning at page 12.

Q17:  WHAT DOES THE BOARD OF DIRECTORS RECOMMEND?

A: The Board of Directors believes that the merger will assist the Cooperative in becoming a more effective competitor, and thus best serve your needs, in its highly competitive and technologically evolving industry. By removing the operating restrictions that accompany being a telephone cooperative, DTC will be able to expand the range of services it provides and to pursue opportunities in other markets. The Board of Directors believes that the merger is in your and the Cooperative's best interests and, therefore, recommends that you vote for the merger.

Q18:  WHAT WILL HAPPEN TO MEMBERS' TELEPHONE SERVICE?

A: We intend to continue to improve the telephone and other services that you receive through DTC. Also, one of the reasons for the merger and the conversion to a for-profit entity is to have the ability to expand the range of services that we offer, both inside and outside of our current service area, to our current and future customers and to better compete with other companies that we believe may enter our service area in the future.

Q19:  WHAT CHANGES WILL I SEE FOLLOWING THE MERGER?

A: Other than converting to a for-profit corporation, we hope that you will not see any changes in our day-to-day operations. Our employees, telephone numbers and office locations will remain substantially identical.

Q20:  WHAT DO I NEED TO DO NOW?

A: You should read the information statement/prospectus carefully and be sure you understand what we are proposing to do. Then, if possible, we would
      like for you to attend the special meeting on December   , 1999 and cast
      your vote for the merger.

Q21:  WHAT AM I BEING ASKED TO VOTE UPON?

A: You are being asked to vote on the merger of the Cooperative into its wholly owned subsidiary, DTC. If the merger is approved, you will own the same percentage of DTC as you now own of the Cooperative.

Q22:  WHY CAN'T I VOTE BY PROXY?

A: The law under which the Cooperative was formed provides that a quorum (for the existence of a valid meeting) requires the presence in person of the lesser of:

           - 50 active members; or

           - 2% of the active members.

           In addition, the Cooperative's bylaws prohibit proxy voting.

            This means, for all practical purposes, that if 50 active members are present at the meeting, a quorum will exist and the merger can be validly voted on.

Q23:   WHO CAN HELP ANSWER FURTHER QUESTIONS?

A:     If you have more questions about the merger, you should contact:

       DTC Communications Corp.
       Investor Relations
       111 High Street
       Alexandria, TN 37012-0247
       (615) 529-9000

                                    SUMMARY
THE COMPANIES

DEKALB TELEPHONE COOPERATIVE, INC. (PAGE 37)
111 High Street
Alexandria, TN 37012-0247
(615) 529-2151
http://www.dtccom.net

     The Cooperative is a membership-based Tennessee cooperative that was formed on June 26, 1951. The Cooperative provides a broad range of telecommunications services, including local telephone service, long-distance network access, and dial-up and dedicated internet access over a state-of-the-art wireline network. The Cooperative's local telephone service includes basic local, ISDN, DSL and T-1 lines. The Cooperative also provides foreign exchange, private lines and switched data services and installs and maintains Centrex, PBX and key systems for its business customers. In addition, the Cooperative offers a wide range of enhanced features such as voice mail, call waiting, caller identification, automatic redial, call forwarding, three-way calling, speed calling and call tracing. Advantage Cellular Systems, Inc., a wholly owned for-profit subsidiary of the Cooperative, provides wireless telephone service. The Cooperative's executive offices are in Alexandria, Tennessee at the address noted above.

DTC COMMUNICATIONS CORP. (PAGE 50)
111 High Street
Alexandria, TN 37012-0247
(615) 529-2151

     DTC is a newly formed, wholly owned subsidiary of the Cooperative. DTC was formed for the purpose of merging with the Cooperative in order to convert the Cooperative into a for-profit corporation. DTC currently is not engaged in operations. When the merger occurs, DTC will assume and carry on the business of the Cooperative with the Cooperative's existing personnel. Advantage Cellular will be a wholly owned subsidiary of DTC. DTC's executive offices currently are and, after the merger, will remain in Alexandria, Tennessee at the address noted above.

THE SPECIAL MEETING (PAGE 27)

     The special meeting of the active members of the Cooperative will be held
on December   , 1999 at 9:00 a.m. (local time) at the Cooperative's Maintenance and Operations Center located between Highways 70 and 53 in Alexandria, Tennessee. At the special meeting, you will be asked to:

     - consider and approve the plan and agreement of merger that provides for the merger of the Cooperative into its wholly owned subsidiary, DTC; and

     - act on any other matters that properly may be submitted to a vote at the special meeting.

REASONS FOR THE MERGER; POSSIBLE DISADVANTAGES (PAGE 30)

     The Cooperative's Board of Directors, together with management and with the advice of the Cooperative's financial and legal advisors, has been studying the possibility of converting the Cooperative from a cooperative association into a general for-profit business corporation in an effort to increase the Cooperative's competitive position in its markets. The Board of Directors of the Cooperative unanimously determined to recommend approval of the merger based on a number of factors, including the following:

     - review of recent trends in the telecommunications industry including rapid changes in technology and increasing competition in the provision of many services offered by the Cooperative;

     - the risks associated with the Cooperative remaining a cooperative;

     - the potential for enhanced liquidity and opportunity for the members to realize the value of their investments in the Cooperative; and

     - recent changes in the regulatory environment affecting the telecommunications industry.

     The Board of Directors of the Cooperative also considered possible disadvantages of the merger, including:

     - loss of the Cooperative's partial tax-exempt status; and

     - increased competition that the merged companies will face resulting from the pursuit of DTC's business strategy.

RECOMMENDATION TO COOPERATIVE MEMBERS (PAGE 30)

     The Board of Directors of the Cooperative believes that the merger is fair to the Cooperative and to you as a member of the Cooperative, and that the merger is in your and the Cooperative's best interests. The Board believes that the recent and expected changes in the technological and regulatory environment surrounding the telecommunications industry make it imperative that the Cooperative convert from a cooperative to a for-profit corporation. This change will allow us to continue to offer services to our customers and, once free of the operating restrictions that accompany being a telephone cooperative, expand our range of services and pursue opportunities in other markets. The Board believes that these steps will assist us in becoming more competitive in our markets. The Board believes that it is in the best interests of you, the members, that you be allowed the opportunity to realize, should you choose to do so, the value of your capital credits by selling (assuming a market develops) your DTC stock that you will receive in the merger. The Board also believes that the merger and resulting conversion to a for-profit corporation may help to provide us greater access to capital markets and increase our options in connection with potential acquisitions, joint ventures and strategic alliances.

     THE COOPERATIVE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER.

RECORD DATE; QUORUM; VOTE REQUIRED (PAGE 27)

     You may vote at the special meeting if you were an active member of the
Cooperative at the close of business on November   , 1999. On that date, there
were approximately 15,000 active members of the Cooperative entitled to vote. Each active member who attends the special meeting in person is entitled to one vote on each issue voted on at the special meeting.

     The presence in person of the lesser of: (1) 50 active members; or (2) 2% of the active members constitutes a quorum for purposes of the vote required at the special meeting of members. Approval of the merger requires the affirmative vote of two-thirds of the active members of the Cooperative voting at the special meeting.

THE MERGER

GENERAL (PAGE 28)

     In the merger, the Cooperative will merge into DTC, and DTC will be the surviving corporation. DTC will assume all of the operations, assets and liabilities of the Cooperative and will have a consolidated financial position substantially identical to that of the Cooperative immediately before the merger. After the merger, members of the Cooperative will be shareholders of DTC and the directors, officers, employees, businesses, properties and operations of DTC will be substantially identical to those of the Cooperative, except as otherwise indicated in this information statement/prospectus.

MERGER CONSIDERATION YOU WILL RECEIVE (PAGE 29)

     As merger consideration, each member (both active and inactive) will receive one share of DTC stock for every $10.00 in capital credits that the member has on the books of the Cooperative as of December 31, 1999. Active members will receive voting stock and inactive members will receive non-voting stock. DTC will not issue any fractional shares. If a capital credit account is an amount that is not a whole multiple of $10.00, that person or entity will be paid cash for any fractional amount.

        ACTIVE MEMBER EXAMPLE: A customer has capital credits of $12.00. That customer will receive one share of DTC Class A voting common stock in the merger for $10.00 of the capital credits. The customer also will receive $2.00 in cash in satisfaction of the remainder of the capital credits.

        INACTIVE MEMBER EXAMPLE: A former customer who ceased to receive telephone service in 1994 has capital credits of $12.00. That customer will receive one share of DTC Class B non-voting common stock for $10.00 of the capital credits. The former customer also will receive $2.00 in cash in satisfaction of the remainder of the capital credits.

NO DISSENTERS' RIGHTS FOR DISSENTING MEMBERS (PAGE 34)

     Under Tennessee law, members do not have dissenters' rights with respect to the merger. See "The Merger--No Dissenters' Rights."

THE PLAN AND AGREEMENT OF MERGER (PAGE 28)

     The plan and agreement of merger is attached to this document as Appendix
A. Please read the plan and agreement of merger carefully, as it is the legal document that governs the merger.

EFFECTIVE TIME (PAGE 28)

     The merger will become effective on the date that articles of merger are filed with the Secretary of State of the State of Tennessee or at a time that is set forth in the articles of merger. The merger is anticipated to be completed in the fourth quarter of 1999 and to become effective as of 12:01 a.m. on January 1, 2000.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 29)

     The completion of the merger depends on a number of conditions being satisfied, including the following:

     - approval of the plan and agreement of merger by two-thirds of the active members of the Cooperative voting at the special meeting;

     - obtaining all required regulatory approvals and third party consents;

     - there being no restraining order, injunction or court order preventing the merger, or any proceeding seeking to prevent the merger or making the merger illegal; and

     - there being no statute, rule, regulation or governmental order that might materially adversely affect or delay the merger.

TERMINATION OF PLAN AND AGREEMENT OF MERGER (PAGE 29)

     The Cooperative and DTC may agree at any time to terminate the plan and agreement of merger without completing the merger, even after the active members have approved it.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 32)

     Neither DTC nor the Cooperative has requested a private letter ruling from the Internal Revenue Service as to the federal tax consequences of the merger and, thus, there can be no assurance that the merger would constitute a tax-free reorganization for federal income tax purposes. DTC's special counsel, Tuke Yopp & Sweeney, PLC, has given certain advice to DTC regarding the federal income tax consequences of the merger. It is the opinion of Tuke Yopp & Sweeney, PLC, based on their review of rulings and court opinions involving transactions with similar but not identical characteristics, that:

     - Neither the Cooperative nor DTC will recognize any taxable gain or loss as a result of the merger. DTC's tax basis and holding period of the assets acquired in the merger will be the same as it currently is for the Cooperative.

     - Members (both active and inactive) receiving DTC stock in the merger who have not deducted (as a miscellaneous itemized deduction or as a trade or business expense) for federal income tax purposes the amounts of their monthly telephone bills from the Cooperative, will not (except with respect to cash received in lieu of fractional shares) recognize taxable income or loss because of the merger. The DTC stock received by those members in the merger will have the same basis and holding period as the capital credits that those members previously had in the Cooperative.

        EXAMPLE: A customer who has not deducted the amount of his/her telephone bills for United States federal income tax purposes has capital credits of $100.00, $10.00 of which was earned in each of the years 1990 through 1999. That customer will receive ten shares of DTC stock in the merger. No gain or loss will be recognized by the customer upon receipt of the stock and the customer's tax basis (used to calculate gain or loss upon a later sale of the stock) is $100.00. In addition, the customer will be deemed (for purposes of the holding period used to determine whether gain or loss on a later sale of the stock is long-term or short-term) to have received one-tenth of each share during each of the years 1990 through 1999.

     - Members (both active and inactive) receiving DTC stock in the merger that have deducted (as miscellaneous itemized deductions or as trade or business expense) for federal income tax purposes the amounts of their monthly telephone bills from the Cooperative, will not recognize income because of the merger in excess of the amount previously deducted. If those deductions produced a tax benefit for the member, the member may recognize taxable income because of the merger in an amount up to the amount of the previous deductions. The DTC stock received by those members in the merger will have a tax basis equal to any income recognized by the member because of the merger plus any remaining basis in the member's capital credits. In addition, these shares will have the same holding period as the capital credits that those members previously had in the Cooperative.

        EXAMPLE: A customer who has deducted the amount of his/her telephone bills for United States federal income tax purposes has capital credits of $100.00, $10.00 of which was earned in each of the years 1990 through 1999. That customer will receive ten shares of DTC stock in the merger. If the DTC stock when received is worth $100.00, the customer will not recognize income upon receipt of the stock in excess of the amounts previously deducted; however, the amount of that income will not exceed the fair market value of the DTC stock received (in this example--$100.00). The tax basis (used to calculate gain or loss upon a later sale of the stock) will be between zero (because of the previous deduction) and $100.00, depending upon the amount, if any, that the member is required to recognize as income as a result of receiving a tax benefit. In addition, the customer will be deemed (for purposes of the holding period used to determine whether gain or loss on a later sale of the stock is long-term or short-term) to have received one-tenth of each share during each of the years 1990 through 1999.

     - Members receiving cash in lieu of fractional shares of DTC stock will be treated as if the fractional shares had been distributed as part of the merger and then redeemed by DTC. Such cash payments should be treated as having been received as a distribution in full payment in exchange for the fractional shares deemed redeemed. Gain or loss will be measured by the difference between the cash received and the adjusted basis of the fractional share. The gain or loss will be a capital gain or loss if the capital credits were considered capital assets in the hands of the member.

        EXAMPLE: A customer has capital credits of $109.00. That customer will receive ten shares of DTC stock in the merger for $100.00 of the capital credits. The receipt of that stock will have the tax consequences described above depending upon the situation of the customer. The customer will receive $9.00 in cash in satisfaction of the remainder of the capital credits.

        That customer will recognize income in the year that the merger occurs for United States federal income tax purposes equal to the difference between the $9.00 received and the amount of the basis in the fractional share deemed redeemed.

     Because it is unlikely that most residential customers have deducted the amount of their telephone bills for federal income tax purposes, we believe this generally means that the receipt of DTC stock in the merger will be tax free to residential customers and possibly taxable to business customers to the extent of the amount of payments previously deducted.

     The opinion of Tuke Yopp & Sweeney, PLC, indicates that the basis for their opinion is derived from their review of previously issued private letter rulings by the Internal Revenue Service and court opinions involving transactions with similar but not identical characteristics. Because the Internal Revenue Service has not previously ruled on a transaction involving the merger of a

Section 501(c)(12) cooperative, the opinion states that there is a lack of direct precedent for the stated tax treatment. The opinion of Tuke Yopp & Sweeney, PLC, states, however, that existing precedent involving transactions with similar but not identical characteristics, if followed, would cause the merger to be treated as and constitute a tax free exchange and that Tuke Yopp & Sweeney, PLC, has no reason to believe that the Internal Revenue Service would not follow this precedent.

     Due to the complexities of federal, state and local income tax laws, it is strongly recommended that members, particularly members who have previously deducted their payments to the Cooperative, consult their own tax advisors concerning the particular federal, state and local tax consequences of the merger to them.

REGULATORY APPROVALS REQUIRED FOR THE MERGER (PAGE 34)

     Consummation of the merger is subject to the approval of the Rural Utilities Service of the United States Department of Agriculture pursuant to certain loan agreements between the Cooperative and the RUS. The Cooperative has received verbal assurances from the RUS that the merger will be approved.

     DTC also must receive from the Tennessee Regulatory Authority a certificate of public convenience and necessity to operate the Cooperative's system following the effective date of the merger. The Cooperative currently is exempt from most TRA regulation.

LISTING OF DTC COMMON STOCK (PAGE 35)

     DTC stock issued in the merger is expected to be listed, subject to official notice of issuance, on the American Stock Exchange under the symbols
"               " (Common Class A voting) and "               " (Common Class B
non-voting).

                                  RISK FACTORS

     In addition to the other information contained in this information statement/prospectus, the following factors should be considered carefully in evaluating the Cooperative and its business which will be assumed by DTC if the merger is consummated. In this information statement/prospectus, "we" means the Cooperative and its subsidiary before the merger and DTC and its subsidiary after the merger.

A LARGE AMOUNT OF OUR BUSINESS IS AT RISK.

     In 1996, 1997 and 1998, we received, respectively, 50.0%, 49.1% and 49.0%
of our operating revenue in the form of network access charges. During the first six months of 1999, we received 52.3% of our operating revenue from these charges. Because of the increasing competitive and regulatory pressures to lower these charges, the amount of revenue that we receive from network access charges likely will decline materially in the future. When it does, our financial condition and results of operations may be materially and adversely affected. This, in turn, could adversely affect the price of our stock.

WE ARE SUBJECT TO A COMPLEX AND UNCERTAIN REGULATORY ENVIRONMENT.

     The telecommunications industry is regulated by the FCC, state regulatory commissions and municipalities. Federal and state regulations and regulatory trends in the direction of reduced regulation have had, and are likely to have, both positive and negative effects on us and our ability to compete. For example, the Cooperative during the six months ended June 30, 1999, received approximately $1.1 million from the universal service fund, a fund established by the FCC that provides monies to incumbent local exchange carriers in certain rural areas in order to best assure that telecommunications services are affordable and accessible to all citizens. Regulatory changes may restrict or eliminate our receipt of these monies in the future. In addition, federal or state regulatory changes and any resulting increase in competition may have a material adverse effect on our businesses and on the price of our stock. For more information, please refer to the "DeKalb Telephone Cooperative, Inc.--Regulation" section in this information statement/prospectus.

WE EXPECT TO FACE INCREASING COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY.

     After the merger, we will operate in an increasingly competitive environment. As a cooperative, we have been insulated to some extent from competition. After the merger, we expect our competitors to include:

     - competitive local exchange carriers ("CLECs");

     - interexchange carriers;

     - internet service providers;

     - wireless telecommunications providers;

     - cable television companies; and

     - resellers of telecommunications services and enhanced services providers.

     The trend toward business combinations, strategic alliances and joint ventures within the telecommunications industry could further increase competition. In addition, the development of new technologies could increase competition. One of the primary purposes of the Telecommunications Act of 1996 is to promote competition, particularly in the local telephone market. After enactment of the Telecommunications Act, several telecommunications companies have indicated their intention to aggressively expand their ability to compete in many segments of the telecommunications industry, including segments in which we participate and expect to participate. This expansion, should it occur, may result in more participants than can ultimately be successful in a given market. We expect that increased competition will result in more competitive pricing. Some of the companies with whom we compete or may compete are, or are affiliated with, major telecommunications companies. Companies that have the resources to sustain losses for some time have an advantage over those companies without access to these resources. We cannot assure you that we will be able to achieve or maintain adequate market share or revenue or compete effectively in any of our markets. Any of these factors could materially adversely affect our business and the price of our stock.

WE MUST ADAPT TO RAPID TECHNOLOGICAL CHANGE.

     The telecommunications industry is subject to rapid and significant changes in technology, and we rely on third parties for the development of and access to new technology. The effect of technological changes on our business cannot be predicted. We believe our future success will depend, in part, on our ability to anticipate or adapt to such changes and to offer, on a timely basis, services that meet customer demands. We cannot assure you that we will obtain access to new technology on a timely basis or on satisfactory terms. Our failure to obtain affordable access to this new technology could have a material adverse effect on our business and the price of our stock.

WE HAVE NOT PREVIOUSLY OPERATED AS A PUBLIC COMPANY.

     After the merger, we will be subject to the reporting and other regulatory requirements of the SEC. We have no prior experience meeting those requirements. In addition, there will be additional increased costs associated with meeting these requirements.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO MANAGE OUR EXPANSION.

     Our ability to expand and develop our business will depend on whether we can successfully do the following in a timely manner, at reasonable costs and on satisfactory terms and conditions:

     - acquire necessary equipment, software and facilities, and integrate them into our systems;

     - evaluate markets;

     - monitor operations;

     - control costs;

     - maintain effective quality controls;

     - hire and train qualified personnel;

     - expand internal management;

     - obtain favorable financing;

     - enhance operating and accounting systems; and

     - obtain any required government authorizations.

     We have made significant operating and capital investments in order to address numerous operating challenges. We will need to continue developing new marketing initiatives and hiring and training sales people responsible for selling our services. We also will need to continue developing the billing and collection systems necessary to integrate these services. We cannot assure you that we can design, install and implement these products and systems in a timely manner to permit us to offer our new services as planned. In order to expand and to be able to offer additional communications services (e.g., cable television, CLEC), we may be required to spend considerable amounts of capital before we generate related revenue. If these services fail to be profitable or if we fail in any of these respects, this failure may have a material adverse effect on our business and the price of our stock.

WE ARE DEPENDENT ON OUR OPERATING SUPPORT SYSTEMS.

     Sophisticated information and processing systems are vital to our growth and our ability to monitor costs, bill customers, process customer orders and achieve operating efficiencies. Billing and information systems have historically been produced by outside vendors. These systems generally have met our needs. As we continue providing more services, we will need more sophisticated billing and information systems. Our failure, or the failure of vendors, to adequately identify all of our information and processing needs or to upgrade systems as necessary could have a material adverse effect on our business and the price of our stock. See also "-- Our operations could be adversely affected by data processing failures after December 31, 1999."

WE ARE DEPENDENT ON INTERCONNECTION AGREEMENTS, PERMITS AND RIGHTS-OF-WAY.

     Our success will depend, in part, on our ability to implement existing interconnection agreements and enter into and implement new interconnection agreements as we expand into new markets. Interconnection agreements are subject to negotiation and interpretation by the parties to the agreements and are subject to state regulatory commission, FCC and judicial oversight. We cannot assure you that we will be able to enter into interconnection agreements in a timely manner on terms favorable to us. We also must maintain existing and obtain new local permits, including rights to utilize underground conduit and pole space and other rights-of-way. We cannot assure you that we will be able to maintain our existing permits and rights or to obtain and maintain other permits and rights needed to implement our business plan on acceptable terms. Cancellation or non-renewal of our interconnection agreements, permits, rights-of-way or other arrangements could materially adversely affect our business and the price of our stock. In addition, the failure to enter into and maintain any required arrangements for a new market may affect our ability to develop that market.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO HIRE AND RETAIN KEY PERSONNEL.

     Because we are a relatively small company in the telecommunications industry, the efforts of a small number of key management, particularly H. Wayne Gassaway, and operating personnel will largely determine our success. Our success also depends in part upon our ability to hire and retain highly skilled and qualified operating, marketing, sales, financial and technical personnel. The competition for qualified personnel in the telecommunications services industry is intense and, accordingly, we cannot assure you that we will be able to hire or retain necessary personnel. In addition, it may be difficult to attract experienced telecommunications executives to our small, rural service area. If we lose the services of key personnel or if we are unable to attract additional qualified personnel, our business and the price of our stock could be materially and adversely affected.

YOUR CURRENT OWNERSHIP PERCENTAGE MAY DECREASE IN THE FUTURE.

     In the future, we may issue additional shares of stock to finance acquisitions, to finance our internal growth or to compensate employees. Any future issuance of stock will cause your percentage ownership in DTC to decrease. We are not required to offer you the opportunity to buy shares in any future offerings. See "Comparison of Rights of Cooperative Members and DTC Shareholders--Preemptive Rights."

THERE MAY NOT BE A MARKET FOR DTC STOCK AND IF ONE DEVELOPS, THE MARKET PRICE COULD BE VOLATILE.

     We can give you no assurances that, following the merger, a market will develop for your DTC stock. Even if a market were to develop, it could be one of limited liquidity, low volume and high price volatility. If shareholders sell large amounts of our common stock in the public market after the merger, the market price of our common stock could decline. In addition, the following factors, among others, may cause the price of our common stock to fluctuate:

     - new legislation or regulation;

     - variations in our revenue, net income and cash flows;

     - the difference between our actual results and the results expected by investors and analysts;

     - announcements of new service offerings, marketing plans or price reductions by us or our competitors;

     - technological innovations; and

     - mergers, acquisitions or strategic alliances.

OUR ACQUISITIONS, JOINT VENTURES AND STRATEGIC ALLIANCES MAY NOT BE SUCCESSFUL.

     We may acquire other companies as a means of expanding into new markets, developing new services or supplementing existing businesses. We cannot predict whether or when any acquisitions may occur or the likelihood of a material transaction being completed on favorable terms. These types of transactions involve risks, including:

     - difficulties assimilating acquired operations and personnel;

     - disruptions of our ongoing businesses;

     - diversion of resources and management time;

     - the possibility that uniform management and operating systems and procedures may not be maintained;

     - increased regulatory burdens;

     - new markets in which we may have limited or no experience; and

     - possible impairment of relationships with employees or customers.

     Also, we cannot assure you that we could obtain the necessary financing for an acquisition on satisfactory terms or that the acquired business would perform as expected. We have formed and may in the future form various strategic alliances, joint ventures and other similar arrangements. The other parties to these existing or future arrangements, however, may at times have economic, business or legal interests or goals that are inconsistent with our goals or those of the strategic alliance, joint venture or similar arrangement. In addition, a joint venture partner may be unable to meet its economic or other obligations to the venture. A disagreement with our strategic allies or joint venture partners over certain business actions or the failure of a partner to meet its obligations to the venture could adversely affect our business and the price of our stock.

OUR OPERATIONS COULD BE ADVERSELY AFFECTED BY DATA PROCESSING FAILURES AFTER DECEMBER 31, 1999.

     Many computer systems, software applications and other electronics currently in use worldwide are programmed to accept only two digits in the portion of the date field which designates the year. If these systems and products are not modified or replaced, many will fail or create erroneous results and may cause other related systems to fail. Our failure to correct a material Year 2000 problem could result in an interruption in or failure of certain of our normal business operations or activities. Year 2000 compliance issues are of particular importance to us since our operations rely heavily upon computer systems, software applications and other electronics which contain date-sensitive embedded technology. These technologies are standard purchased systems and may or may not have been customized for our particular application. We rely heavily upon various vendors and suppliers that themselves are very reliant on computer systems, software applications and other electronics which contain date-sensitive embedded technology. We also rely heavily on other telecommunications providers for facilities and technical capabilities and to originate and terminate calls onto our network. Although we believe that, through execution and satisfactory completion of our Year 2000 compliance strategy, our computer systems, software applications and electronics will be Year 2000 compliant by December 31, 1999, we cannot assure you until the Year 2000 occurs that all systems and all related technology when running jointly will function adequately. Additionally, we cannot assure you that the assumptions we made within our Year 2000 compliance strategy will prove to be correct, that the strategy will succeed or that the remedial actions being taken will be completed by the time necessary to avoid system or component failures. In addition, disruptions in the computer systems of vendors, customers or interconnecting carriers, which are outside of our control, could impair our ability to obtain necessary products or services to sell to our customers. Any of these disruptions, as well as the cost of avoiding them, could have a material adverse effect on our business and the price of our stock.

ANTI-TAKEOVER PROVISIONS MAY LIMIT THE ABILITY OF SHAREHOLDERS TO EFFECT A CHANGE IN CONTROL OF DTC.

     Our charter and by-laws contain provisions for staggered terms of directors, removal of directors for cause only, supermajority voting for certain business combinations and the availability of authorized but unissued shares of common and preferred stock. These provisions, together with certain provisions of Tennessee corporate law, may have the effect of deterring transactions involving a change in our control or management, including transactions in which shareholders might receive a premium for their shares.

                       DEKALB TELEPHONE COOPERATIVE, INC.
                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial information for each of the years in the five-year period ended December 31, 1998 has been derived from the consolidated financial statements of DeKalb Telephone Cooperative, Inc., which, for the years ended December 31, 1996, 1997 and 1998, have been audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this information statement/prospectus. The selected historical financial data for the years ended December 31, 1994 and 1995 and the six months ended June 30, 1998 and 1999 is derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of the financial condition and results of operations. Operating results for the six months ended June 30, 1999 are not indicative of results for the full year. The selected historical financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto with respect to the Cooperative included at pages F-2 through F-26 to this information statement/prospectus. No historical financial statements of DTC are included in this information statement/prospectus since DTC has no significant assets or liabilities and has had no operating history.

                                                                                               SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                      JUNE 30,
                                         -------------------------------------------------   ---------------------
                                          1994      1995      1996      1997       1998        1998        1999
                                         -------   -------   -------   -------   ---------   ---------   ---------
                                                     (Dollars in Thousands, Except Per Share Amounts)
OPERATING REVENUE:
  Local telephone services revenue.....  $ 3,247   $ 3,500   $ 3,704   $ 3,942   $   4,190   $   2,069   $   2,173
  Network access services revenue......    6,336     5,904     7,892     8,242       8,877       4,414       5,525
  Wireless products and services
    revenue............................    2,418     2,707     2,859     3,085       3,463       1,467       2,052
  Miscellaneous revenue................    1,283     1,300     1,317     1,502       1,595         779         813
                                         -------   -------   -------   -------   ---------   ---------   ---------
         Total operating revenue.......   13,284    13,411    15,772    16,771      18,125       8,729      10,563
                                         -------   -------   -------   -------   ---------   ---------   ---------
OPERATING EXPENSES:
  Plant operations expense.............    2,528     3,208     3,686     3,345       3,900       1,867       1,928
  Depreciation and amortization
    expense............................    3,418     3,815     3,727     4,879       4,586       2,321       2,446
  Customer operations expense..........      779       902       906       911       1,132         521         624
  Corporate operations expense.........    2,281     2,636     2,658     3,319       3,403       1,536       1,564
  Operating taxes......................      493       492       425       404         380         218         248
                                         -------   -------   -------   -------   ---------   ---------   ---------
         Total operating expenses......    9,499    11,053    11,402    12,858      13,401       6,463       6,810
                                         -------   -------   -------   -------   ---------   ---------   ---------
         Total operating income........    3,785     2,358     4,370     3,913       4,724       2,266       3,753
                                         -------   -------   -------   -------   ---------   ---------   ---------
OTHER INCOME (EXPENSE):
  Loss on retirement of assets.........       --        --        --    (1,107)       (328)         --          --
  Interest expense.....................   (1,443)   (1,330)   (1,187)   (1,119)     (1,109)       (561)       (540)
  Interest income......................      244       382       452       649         713         403         420
  Other income.........................      299       231       124       234         510          75         172
                                         -------   -------   -------   -------   ---------   ---------   ---------
         Total other income
           (expense)...................     (900)     (717)     (611)   (1,343)       (214)        (83)         52
                                         -------   -------   -------   -------   ---------   ---------   ---------
         Income before income taxes....    2,885     1,641     3,759     2,570       4,510       2,183       3,805
INCOME TAXES...........................      117       221       256       197         107          42         152
                                         -------   -------   -------   -------   ---------   ---------   ---------
         Net income....................  $ 2,768   $ 1,420   $ 3,503   $ 2,373   $   4,403   $   2,141   $   3,653
                                         =======   =======   =======   =======   =========   =========   =========
PRO FORMA INFORMATION ASSUMING MERGER
  WITH DTC(1):
  Net income to common shareholders....                                          $   2,792   $   1,339   $   2,373
                                                                                 =========   =========   =========
  Net income per common share:
    Basic..............................                                          $    1.58   $     .79   $    1.12
                                                                                 =========   =========   =========
    Diluted............................                                          $    1.58   $     .79   $    1.12
                                                                                 =========   =========   =========
  Weighted average shares used in
    calculating earnings per share(2):
    Basic..............................                                          1,770,309   1,689,596   2,128,011
                                                                                 =========   =========   =========
    Diluted............................                                          1,770,309   1,689,596   2,128,011
                                                                                 =========   =========   =========

                                                                                                     AS OF
                                                                                                 JUNE 30, 1999
                                                        AS OF DECEMBER 31,                   ---------------------
                                         -------------------------------------------------                  PRO
                                          1994      1995      1996      1997       1998       ACTUAL     FORMA(3)
                                         -------   -------   -------   -------   ---------   ---------   ---------
BALANCE SHEET DATA:
  Working capital......................  $ 5,031   $ 6,940   $ 9,505   $13,690   $  13,406   $  15,544   $  13,072
  Total assets.........................   43,649    43,479    45,241    45,919      49,868      52,061      49,589
  Long-term debt, net of current
    maturities.........................   26,476    25,339    24,510    23,665      22,845      22,330      22,330
  Members' equity......................   13,396    14,125    16,861    18,346      21,989      25,511          --
  Shareholders' equity.................       --        --        --        --          --          --      23,039

------------------------

(1) Pro forma gives effect to the merger of DeKalb Telephone Cooperative, Inc. and DTC, as if such merger had occurred as of January 1, 1998 and January 1, 1999, respectively, and as if the combined entity had been a taxable corporation during these respective periods.
(2) The computation of weighted average shares outstanding is based upon an estimated number of common shares outstanding as a result of the proposed merger at a conversion rate of one common share per $10.00 in capital credits outstanding.
(3) Pro forma gives effect to the balance sheet data as though the merger of DeKalb Telephone Cooperative, Inc. and DTC had occurred as of June 30, 1999.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Cooperative's financial condition and results of operations should be read in conjunction with our historical financial information included elsewhere in this document.

OVERVIEW

     DeKalb Telephone Cooperative, Inc., which presently operates under the trade name of DTC Communications, provides telecommunications services, including local telephone service, long distance network access and dial-up internet access, as well as wireless telephone services. At June 30, 1999, the Cooperative's incumbent local exchange carrier ("ILEC") services operated approximately 19,000 access lines primarily in rural Middle Tennessee, and its for-profit subsidiary, Advantage Cellular, offered wireless telephone services to approximately 7,400 subscribers.

     The Cooperative's operating revenue primarily is reported in four captions: local telephone services revenue, network access services revenue, wireless products and services revenue and miscellaneous revenue.

     Local Telephone Services Revenue. Local telephone services revenue is primarily derived from providing local service to customers. Local service operations provide lines from telephone exchange offices to subscribers' premises for the origination and termination of telecommunications, including the following: basic local telephone service and internet service provided through the regular switched network; dedicated private line facilities for voice and special services, such as transport of data, radio and video; switching services for customers' internal communications through facilities owned by the Cooperative; services for data transport that include managing and configuring special service networks; and dedicated low- or high-capacity public or private digital networks. Other local service revenue is derived from information and directory assistance and public payphone services. The Cooperative also offers enhanced calling features, such as voice mail, call waiting, caller identification, automatic redial, call forwarding, three-way calling, speed calling and call tracing, on a monthly subscription or per-use basis.

     Network Access Services Revenue. The Cooperative provides network access and interconnection services by connecting the equipment and facilities of its subscribers with the communications networks of long distance carriers (e.g., AT&T, Sprint, MCI-Worldcom) in order to allow a long distance call to be either originated or terminated within the Cooperative's network. These connections are provided by linking these carriers and subscribers through the public switched network or through dedicated private lines furnished by the Cooperative. Network access charges, which are payable by long distance carriers and end-user subscribers, are designed to recover the costs of the common and dedicated facilities and equipment used to connect networks of long distance carriers with the Cooperative's local network and to subsidize the cost of providing local service to rural and other high-cost areas. In addition, the Cooperative receives monies from the universal service fund ("USF"). The Cooperative provides Wide Area Telecommunications Service (WATS or 800 services) for customers with highly concentrated demand; and special services, such as transport of data, radio and video as well as long distance directory assistance services.

     Wireless Products and Services Revenue. Wireless products and services revenue is primarily derived from customers of Advantage Cellular, who purchase wireless telephone products and services, and from roaming charges paid by customers of other wireless companies for originating or terminating a wireless call while traveling within Advantage Cellular's wireless network.

     Miscellaneous Revenue. Miscellaneous revenue is primarily derived from directory (i.e., advertising) and billing and collection services for long distance carriers.

     For the six months ended June 30, 1999, we had revenue of $10.6 million, of which 20.6% was attributable to local telephone services revenue, 52.3% was attributable to network access services revenue, 19.4% was attributable to wireless products and services revenue and 7.7% was attributable to miscellaneous revenue. For the year ended December 31, 1998, we had revenue of $18.1 million, of which 23.1% was attributable to local telephone services revenue, 49.0% was attributable to network access services revenue, 19.1% was attributable to wireless products and services revenue and 8.8% was attributable to miscellaneous revenue.

     Plant Operations Expense. Plant operations expense consists primarily of maintenance, repair and testing of the Cooperative's telephone network facilities (e.g., switches, cable).

     Customer Operations Expense. Customer operations expense consists primarily of salaries and benefits of employees who respond to customer inquiries, customer complaints and requests for service.

     Corporate Operations Expense. Corporate operations expense consists primarily of unallocated general and administrative expenses associated with corporate operations (e.g., certain consulting and professional fees, salaries and benefits of management and management information systems).

     Operating Taxes Expense. Operating taxes expense consists of property taxes, ad valorem and certain sales taxes.

RESULTS OF OPERATIONS

     The following table sets forth selected income statement data and such data as a percentage of operating revenue for the periods indicated:

                                                                                                    SIX MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                             JUNE 30,
                                       --------------------------------------------------   --------------------------------
                                            1996              1997              1998             1998             1999
                                       ---------------   ---------------   --------------   --------------   ---------------
                                                                   (Dollar amounts in thousands)
OPERATING REVENUE:
Local telephone services revenue.....  $ 3,704    23.5%  $ 3,942    23.5%  $4,190    23.1%  $2,069    23.7%  $ 2,173    20.6%
Network access services revenue......    7,892    50.0     8,242    49.1    8,877    49.0    4,414    50.6     5,525    52.3
Wireless products and services
  revenue............................    2,859    18.1     3,085    18.4    3,463    19.1    1,467    16.8     2,052    19.4
Miscellaneous revenue................    1,317     8.4     1,502     9.0    1,596     8.8      779     8.9       813     7.7
                                       -------   -----   -------   -----   ------   -----   ------   -----   -------   -----
        Total operating revenue......   15,772   100.0    16,771   100.0   18,125   100.0    8,729   100.0    10,563   100.0
OPERATING EXPENSES:
Plant operations expense.............    3,686    23.4     3,345    19.9    3,900    21.5    1,866    21.4     1,928    18.3
Depreciation and amortization
  expense............................    3,727    23.6     4,879    29.1    4,586    25.3    2,321    26.6     2,446    23.2
Customer operations expense..........      906     5.7       910     5.4    1,132     6.2      520     6.0       624     5.9
Corporate operations expense.........    2,658    16.9     3,319    19.8    3,403    18.8    1,536    17.6     1,564    14.8
Operating taxes......................      426     2.7       404     2.4      381     2.1      218     2.5       248     2.3
                                       -------   -----   -------   -----   ------   -----   ------   -----   -------   -----
        Total operating expenses.....   11,402    72.3    12,858    76.7   13,402    73.9    6,462    74.0     6,810    64.5
                                       -------   -----   -------   -----   ------   -----   ------   -----   -------   -----
Operating income.....................  $ 4,370    27.7%  $ 3,913    23.3%  $4,724    26.1%  $2,266    26.0%  $ 3,753    35.5%
                                       =======   =====   =======   =====   ======   =====   ======   =====   =======   =====

SIX MONTHS ENDED JUNE 30, 1999 COMPARED TO SIX MONTHS ENDED JUNE 30, 1998

     Local telephone services revenue increased $104,000, or 5.0%, to $2.2 million for the six months ended June 30, 1999 from $2.1 million for the comparable 1998 period. This increase was due primarily to growth in the number of customers and sales of additional or enhanced calling features to existing customers. As a percentage of total operating revenue, local telephone services revenue decreased to 20.6% for the six months ended June 30, 1999 from 23.7% for the comparable 1998 period. This decrease resulted primarily from the large increase in network access services revenues that was attributable in large part to the increase in USF monies.

     Network access services revenue increased $1.1 million, or 25.2%, to $5.5 million for the six months ended June 30, 1999 from $4.4 million for the comparable 1998 period. This increase was primarily due to an increase of $ million received from the USF, the majority of which resulted from certain reclassifications of portions of the Cooperative's switching network. As a percentage of total operating revenue, network access services revenue increased to 52.3% for the six months ended June 30, 1999 from 50.6% for the comparable 1998 period.

     Wireless products and services revenue increased by $585,000, or 39.9%, to $2.1 million for the six months ended June 30, 1999 from $1.5 million for the comparable 1998 period. This increase was primarily due to growth in number of customers and increased usage by existing customers as well as an increase in roaming charges (charges for calls made by wireless users from other areas while travelling through our service area). As a percentage of total operating revenue, wireless products and services revenue increased to 19.4% for the six months ended June 30, 1999 from 16.8% for the comparable 1998 period.

     Miscellaneous revenue increased by $34,000, or 4.4%, to $813,000 for the six months ended June 30, 1999 from $779,000 for the comparable 1998 period. As a percentage of total operating revenue, miscellaneous revenue decreased to 7.7% for the six months ended June 30, 1999 from 8.9% for the comparable 1998 period.

     Plant operations expense remained relatively constant during the comparable periods, increasing by $62,000. As a percentage of total operating revenue, plant operations expense decreased to 18.3% for the six months ended June 30, 1999 from 21.4% for the comparable 1998 period. This decrease was due primarily to an increase in total revenues.

     Depreciation and amortization expense increased by $124,000, or 5.4%, to $2.4 million for the six months ended June 30, 1999 from $2.3 million for the comparable 1998 period. As a percentage of total operating revenue, depreciation and amortization expense decreased to 23.2% for the six months ended June 30, 1999 from 26.6% for the comparable 1998 period.

     Customer operations expense increased by $104,000, or 20.0%, to $624,000 for the six months ended June 30, 1999 from $520,000 for the comparable 1998 period. As a percentage of total operating revenue, customer operations expense decreased to 5.9% for the six month period ended June 30, 1999 from 6.0% for the comparable 1998 period.

     Corporate operations expense increased by $28,000, or 1.8%, to $1.6 million for the six months ended June 30, 1999 from $1.5 million for the comparable 1998 period. As a percentage of total operating revenue, corporate operations expense decreased to 14.8% for the six months ended June 30, 1999 from 17.6% for the comparable 1998 period. This decrease was due primarily to an increase in total revenues.

     Operating taxes increased by $30,000, or 13.8%, to $248,000 for the six months ended June 30, 1999 from $218,000 for the comparable 1998 period. As a percentage of total operating revenue, operating taxes decreased to 2.3% for the six months ended June 30, 1999 from 2.5% for the comparable 1998 period. This decrease was due primarily to an increase in total revenues.

     Operating income increased by $1.5 million, or 65.2%, to $3.8 million for the six months ended June 30, 1999 from $2.3 million for the comparable 1998 period. As a percentage of total operating revenue, operating income increased to 35.5% for the six months ended June 30, 1999 from 26.0% for the comparable 1998 period.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Local telephone services revenue increased by $248,000, or 6.3%, to $4.2 million for 1998 from $3.9 million for 1997. This increase was primarily due to increased revenues from the sale of custom calling features. As a percentage of total operating revenue, local telephone services revenue decreased to 23.1% for 1998 from 23.5% for 1997.

     Network access services revenue increased by $635,000, or 7.7%, to $8.9 million for 1998 from $8.2 million for 1997. This increase was due primarily to interstate switched access revenues. As a percentage of total operating revenue, network access services revenue remained relatively constant between 1998 and 1997.

     Wireless products and services revenue increased by $378,000, or 12.2%, to $3.5 million for 1998 from $3.1 million for 1997. This increase was due primarily to an increase in the number of customers and usage. As a percentage of total operating revenue, wireless products and services revenue increased to 19.1% for 1998 from 18.4% for 1997.

     Miscellaneous revenue increased by $94,000, or 6.2%, to $1.6 million in 1998 from $1.5 million in 1997. This increase was due primarily to billing and collections revenue. As a percentage of total operating revenue, miscellaneous revenue remained relatively constant decreasing to 8.8% in 1998 from 9.0% in 1997.

     Plant operations expense increased by $555,000, or 16.6%, to $3.9 million for 1998 from $3.3 million for 1997. As a percentage of total operating revenue, plant operations expense increased to 21.5% for 1998 from 19.9% for 1997. This increase was due primarily to accelerated maintenance programs and increases in roaming charges caused by Advantage Cellular customers originating or terminating calls in another wireless network.

     Depreciation and amortization expense decreased by $294,000, or 6.0%, to $4.6 million for 1998 from $4.9 million for 1997. As a percentage of total operating revenue, depreciation and amortization expense decreased to 25.3% for 1998 from 29.1% for 1997. This decrease was due primarily to an increase in total operating revenues.

     Customer operations expense increased by $221,000, or 24.3%, to $1.1 million for 1998 from $910,000 for 1997. As a percentage of total operating revenue, customer operations expense increased to 6.2% for 1998 from 5.4% for 1997. This increase was due primarily to expansion of services offered and related personnel costs.

     Corporate operations expense increased by $85,000, or 2.5%, to $3.4 million for 1998 from $3.3 million for 1997. As a percentage of total operating revenue, corporate and other operations expense decreased to 18.8% for 1998 from 19.8% for 1997. This decrease was due primarily to an increase in total revenues.

     Operating taxes decreased by $23,000, or 5.8%, to $381,000 for 1998 from $404,000 for 1997. This decrease resulted primarily from decreased property taxes. As a percentage of total operating revenue, operating taxes decreased to 2.1% in 1998 from 2.4% in 1997.

     Operating income increased by $811,000, or 20.8%, to $4.7 million for 1998 from $3.9 million in 1997. As a percentage of total operating revenue, operating income increased to 26.1% in 1998 from 23.3% in 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Local telephone services revenue increased by $238,000, or 6.4%, to $3.9 million for 1997 from $3.7 million for 1996. This increase was due primarily to growth in customers and to offering enhanced calling features to existing customers. As a percentage of total operating revenue, local telephone services revenue remained relatively constant at 23.5%.

     Network access services revenue increased by $350,000, or 4.4%, to $8.2 million for 1997 from $7.9 million for 1996. This increase was due primarily to interstate switched access revenues. As a percentage of total operating revenue, network access services revenue decreased to 49.1% in 1997 from 50.0% in 1996.

     Wireless products and services revenue increased by $226,000, or 7.9%, to $3.1 million for 1997 from $2.9 million for 1996. This increase was due primarily to growth in number of customers and increased roaming service revenues. As a percentage of total operating revenue, wireless products and services revenue increased to 18.4% in 1997 from 18.1% in 1996.

     Miscellaneous revenue increased by $185,000, or 14.0%, to $1.5 million in 1998 from $1.3 million in 1997. This increase resulted from interstate and intrastate billing and collection revenue. As a percentage of total operating revenue, miscellaneous revenue increased to 9.0% in 1998 from 8.4% in 1996.

     Plant operations expense decreased by $340,000, or 9.2%, to $3.3 million for 1997 from $3.7 million for 1996. As a percentage of total operating revenue, plant operations expense decreased to 19.9% for 1997 from 23.4% for 1996. This decrease was due primarily to a decrease in the amount of application software expensed in 1997 from 1996.

     Depreciation and amortization expense increased by $1.2 million, or 30.9%, to $4.9 million for 1997 from $3.7 million for 1996. As a percentage of total operating revenue, depreciation and amortization expense increased to 29.1% for 1997 from 23.6% for 1996. This increase was due primarily to an increase in total operating revenue.

     Customer operations expense remained relatively constant during 1997 and 1996. As a percentage of total operating revenue, customer operations expense decreased to 5.4% for 1997 from 5.7% for 1996. This decrease was due primarily to an increase in total revenue while customer operations expense remained unchanged.

     Corporate operations expense increased by $661,000, or 24.9%, to $3.3 million for 1997 from $2.7 million for 1996. As a percentage of total operating revenue, corporate operations expense increased to 19.8% for 1997 from 16.9% for 1996. This increase was due primarily to an increase in the expensing of application software and associated database development.

     Operating taxes decreased by $22,000, or 5.1%, to $404,000 in 1997 from $426,000 in 1996. This decrease resulted primarily from decreased property taxes. As a percentage of total operating revenue, operating taxes decreased to 2.4% in 1997 from 2.7% in 1996.

     Operating income decreased by $457,000, or 10.4%, to $3.9 million in 1997 from $4.4 million in 1996. As a percentage of total operating revenue, operating income decreased to 23.3% in 1997 from 27.7% in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     As of June 30, 1999, the Cooperative had cash and marketable securities of $15.5 million, working capital of $15.5 million and long-term indebtedness of $22.3 million, net of current maturities. The Cooperative's primary sources of liquidity are cash flows from operations and available borrowings from the Rural Utilities Service of the United States Department of Agriculture ("RUS"). As of September 30, 1999, the Cooperative had available from the RUS an additional $8.6 million in borrowing capacity. Conversion to a for-profit corporation will not affect our ability to borrow from the RUS.

     Historically, the operations and growth of the Cooperative have been financed through cash flow from operations and long-term indebtedness. These borrowings generally are secured by substantially all of the assets of the Cooperative. The Cooperative's existing long-term debt consists of a series of loans from the RUS that impose numerous restrictive covenants on the Cooperative and its operations. The weighted average interest rate on these loans at September 30, 1999 was approximately 4.9%.

     We anticipate that our cash flow from operations and the available borrowings from the RUS will provide sufficient cash to enable us to meet our working capital needs, debt service requirements and planned capital expenditures for property and equipment for the foreseeable future.

Operating Activities

     During the six months ended June 30, 1999, cash provided by operating activities was $5.3 million. Net income plus non-cash charges provided $6.2 million of operating cash flow during this period. Reduction in accounts payable reduced operating cash flow during this period by $1.1 million.

     During the year ended December 31, 1998, cash provided by operating activities was $9.9 million. Net income plus non-cash charges provided $9.4 million of operating cash flow during this period. Other items that significantly affected cash flow during this period were increases in receivables (which reduced cash flow) of $443,000 and in accounts payable (which increased cash flow) of $1.2 million. The increase in receivables resulted from an increase in the number of customers and customer services and the increase in payables resulted from year-end timing differences.

Investing Activities

     During the six months ended June 30, 1999, cash used by investing activities was $5.3 million. Cash used on capital expenditures was $3.3 million during this period. The capital expenditures were incurred to construct and acquire property, plant and equipment. During the six months ended June 30, 1999, cash used for investments was $1.8 million. Our investments included marketable securities, consisting primarily of government securities.

     During the year ended December 31, 1998, cash used by investing activities was $7.9 million. Cash used on capital expenditures was $7.9 million during this period. The capital expenditures were incurred to construct and acquire property, plant and equipment. In addition, we disposed of $333,000 in marketable securities during this period.

Financing Activities

     During the six months ended June 30, 1999, cash used by financing activities was $605,000. Cash used for payments on long-term borrowings was $474,000 during this period. In addition, the Cooperative used $131,000 of cash to retire certain capital credits.

     During the year ended December 31, 1998, cash used by financing activities was $1.6 million. Cash used for payments on long-term borrowings was $848,000 during this period. In addition, the Cooperative used $760,000 of cash to retire certain capital credits.

     The retirement of capital credits during 1998 and 1999 resulted from the Cooperative's policy of retiring credits of members (both active and inactive) that accrued more than ten years in the past. For administrative convenience and in order to make the capital credit position of the Cooperative, at the time of the merger, reflect the precise requirements of tax and cooperative law, we expect to retire, effective as of December 31, 1999, all capital credits that originated prior to 1990. Those credits total approximately $2.4 million and, assuming the merger occurs, would be paid in fiscal year 2000.

INFLATION

     Due to relatively low levels of inflation experienced in the years ended December 31, 1996, 1997 and 1998, we believe inflation did not have a material effect on the results of the Cooperative during these periods.

RECENT ACCOUNTING PRONOUNCEMENTS

     We adopted SFAS 130, Reporting Comprehensive Income, which establishes standards for displaying comprehensive income and its components in our consolidated financial statements. Comprehensive income encompasses all changes in stockholders equity with the exception of those transactions arising with owners. The adoption of this pronouncement had no material effect on our results of operations.

     We adopted SFAS 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for reporting information about operating segments in our consolidated financial statements. The standard also establishes requirements for related disclosure about our products and services, geographic areas and major customers. We operate in two industry segments; wireline and wireless telephone services and accordingly, have disclosed information for each of these segments in our consolidated financial statements. The adoption of this pronouncement had no effect on our presentation of operating results or financial position.

     We have adopted the AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). As permitted, we have elected to adopt the provisions of SOP 98-1 during the year ended December 31, 1998. Under the provisions of SOP 98-1, we began capitalizing and amortizing the cost of our internal use software that we had previously expensed as incurred. During 1998, we capitalized approximately $500,000 of internal use software that previously would have been expensed.

YEAR 2000 CONSIDERATIONS

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with such year 2000 ("Year 2000") requirements. Significant uncertainty exists concerning the potential effects associated with such compliance, but systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     The Cooperative has made a preliminary review of both its information technology and its non-information technology systems to determine whether they are Year 2000 compliant. Although our billing systems currently are not compliant, planned replacements and upgrades are approximately 95% complete. We have not identified any material systems that are not Year 2000 compliant, other than our billing systems. We currently expect to have all replacements or upgrades for these systems operational by December 31, 1999, at an estimated cost of $125,000, as part of our previously planned systems integration program. The Cooperative has prepared a formal questionnaire for all significant suppliers, customers and service providers to determine the extent to which the Cooperative is vulnerable to those third parties' failure to remediate the Year 2000 problem. Based upon the response we have received to these questionnaires, we believe that our operations will not be significantly disrupted even if third parties with whom we have relationships are not Year 2000 compliant.

     Except as described above, we believe that we will not be required to make any material expenditures to address the Year 2000 problem as it relates to our existing systems. While it is not possible at present to quantify the cost of all corrective actions, we do not expect that these actions will materially exceed the cost of previously planned capital expenditures as we integrate the systems of the businesses we acquire and of normal software upgrades and replacements expected to occur through the Year 2000. However, uncertainty exists concerning the potential costs and effects associated with any Year 2000 compliance and we intend to continue to make efforts to ensure third parties with whom we have relationships are Year 2000 compliant. Therefore, we cannot be certain that unexpected Year 2000 compliance problems of either the Cooperative or our vendors, customers and service providers would not materially and adversely affect our business, financial condition or operating results. We will continue to consider the likelihood of a material business interruption due to the Year 2000 issue, and, if necessary, implement appropriate contingency plans.

MARKET RISK

     The Cooperative has not been exposed to significant market risks in the normal course of its business. To date, the interest rate on its long-term indebtedness has been at fixed rates ranging from 2.0% to 5.0%, which are significantly below market. Accordingly, to date, the Cooperative has not deemed it necessary to employ any market or interest risk management strategies (e.g., interest rate swap agreements). In the future, as DTC pursues its business strategy, these low cost borrowing sources may be unavailable for some business activities. Accordingly, DTC may have to employ such strategies in the future. In addition, as DTC pursues its market strategy, it may become subject to a higher degree of interest rate sensitivity as it is required to borrow at higher or at variable rates. This could significantly increase DTC's future sensitivity to interest rate fluctuations and materially affect, in a negative manner, DTC's future financial position and results of operations.

     As of December 31, 1998, the Cooperative had $12.2 million in marketable securities. As of June 30, 1999, the Cooperative had $14.0 million invested in marketable securities. For the periods ended December 31, 1998 and June 30, 1999, the Cooperative had interest income of $713,000 and $420,000, respectively. Accordingly, a large portion of the Cooperative's income depends upon: (i) the Cooperative's ability to continue to invest monies in these instruments and (ii) prevailing interest rates. The Cooperative does not believe there is any other significant risk associated with its investment in marketable securities. However, if DTC in the future invests in other income-producing securities, it could subject DTC's income to greater risk and volatility.

                              THE SPECIAL MEETING
DATE, TIME AND PLACE

     The special meeting will take place on December   , 1999 at 9:00 a.m.
(local time) at the Cooperative's Maintenance and Operations Center located between Highways 70 and 53 in Alexandria, Tennessee.

PURPOSE

     The special meeting of the Cooperative's active members will be held to consider and vote upon a proposal to approve the plan and agreement of merger that provides for the merger of the Cooperative with and into DTC, and to transact any other business that may properly come before the meeting.

VOTING RIGHTS AND RECORD DATE FOR THE MERGER

     Only active members of the Cooperative at the close of business on November , 1999 are entitled to notice of and to vote at the meeting of the
Cooperative's members and at any adjournment of that meeting. At the close of business on that date, there were approximately 15,000 active members of the
Cooperative. Each active member at the close of business on November   , 1999
who attends the special meeting in person will be entitled to one vote on each
matter presented for a vote of the members at the meeting. As of November   ,
1999, directors and executive officers of the Cooperative and their respective affiliates and associates accounted for less than 1% of the total number of members.

QUORUM; ABSTENTIONS

     The presence in person of 50 active members constitutes a quorum for purposes of the meeting. Accordingly, if a small number of persons attend the meeting, the votes of the officers and directors who are members could have a disproportionate effect upon the outcome of matters to be voted upon. If a member attends the meeting and abstains, that abstention will be counted as a vote against the merger.

     The merger agreement must be approved by the affirmative vote of two-thirds of the active members present in person and voting at the meeting.

EXPENSES

     The Cooperative will pay all printing expenses and filing fees pertaining to the registration statement and the information statement/prospectus, including all expenses for postage, labor and materials.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Cooperative unanimously approved the plan and agreement of merger. The Board of Directors also declared that the plan and agreement of merger and the merger are advisable, and determined that the merger is fair to and in the best interests of the Cooperative and the Cooperative's members. Accordingly, the Board of Directors unanimously recommends that you vote "FOR" approval of the merger. See "The Merger--Board Recommendation" and--"Reasons for the Merger."

MISCELLANEOUS

     The Board of Directors of the Cooperative is not aware of any matter to be presented for action at the special meeting other than the matter described in this information statement/prospectus. Only business within the purpose or purposes described in the meeting notice may be conducted at a special meeting of the members.

                                   THE MERGER

     The discussion in this information statement/prospectus of the merger and the principal terms of the plan and agreement of merger is subject to, and qualified in its entirety by reference to, the plan and agreement of merger which is attached as Appendix A to this information statement/prospectus and incorporated herein by this reference.

GENERAL

     At the special meeting, you will be asked to vote upon a proposal to approve the plan and agreement of merger that provides for the merger of the Cooperative with and into DTC. The surviving corporation would be DTC, which would own all of the assets and be subject to all of the liabilities of the Cooperative.

     In the merger, each member (both active and inactive) will receive one share of DTC stock for every $10.00 in capital credits that the member has on the books of the Cooperative as of December 31, 1999, subject to payment in cash for fractional shares. Active members (those still having telephone service with the Cooperative) will receive Class A voting common stock. Inactive members (those who no longer have telephone service with the Cooperative but still have capital credits on the books of the Cooperative) will receive Class B non-voting common stock. All DTC stock (owned by the Cooperative) issued and outstanding immediately prior to the effective time of the merger will be canceled.

     DTC will not issue fractional shares. Any member (both active and inactive) who would otherwise be entitled to receive a fraction of a share of DTC stock in the merger will receive instead cash for any fractional amount that is not a whole multiple of $10.00.

     The merger will become effective upon the time when the articles of merger are accepted for record by the Secretary of State of the State of Tennessee or at any other time established under the articles of merger. We expect that the merger will become effective on January 1, 2000 after any required regulatory approvals are received and the other conditions to closing are met if the merger is approved by the members of the Cooperative.

THE PLAN AND AGREEMENT OF MERGER

Effective Time of the Merger

     Following the approval of the merger by the members of the Cooperative at the special meeting and the satisfaction of the other conditions to the merger, the Cooperative will merge with and into DTC. DTC would be the surviving corporation and the Cooperative would cease to exist.

     The merger would be consummated on the date and time the articles of merger are filed with the Secretary of the State of Tennessee in accordance with the Tennessee Business Corporations Act ("TBCA") or at such other time as is set forth in the articles of merger. If the members of the Cooperative approve the merger at the special meeting and the other conditions to the merger are satisfied, the effective time of the merger would occur as soon after the special meeting as is possible (which may be the same date as the special meeting), provided that the merger has not been abandoned prior to such time. It is anticipated that the merger, if approved and consummated, would become effective at 12:01 a.m. (Central Standard Time) on January 1, 2000.

Conversion of Capital Credits

     At the effective time of the merger, the Cooperative would be merged into DTC and the Cooperative would cease to exist. As of the effective time of the merger, members would cease to be members of the Cooperative and consequently would have no rights as members. Instead, members of the Cooperative after the merger would have rights as shareholders of DTC.

     If the merger is consummated:

     - each member (both active and inactive) will receive one share of DTC stock for every $10.00 in capital credits that a member has on the books of the Cooperative as of December 31, 1999;

     - persons or entities that are active members as of December 31, 1999 will receive shares of DTC's Class A voting common stock;

     - persons or entities that are inactive members as of December 31, 1999 will receive shares of DTC's Class B non-voting common stock; and

     - each member with capital credits in an amount other than in whole multiples of $10.00 will receive cash for any fractional amount.

     Based on the capital credits on the books of the Cooperative as of June 30, 1999, DTC expects to issue approximately 2,000,000 shares of Class A voting common stock and approximately 300,000 shares of Class B non-voting common stock in the merger.

Procedure for Issuance of Merger Consideration

     If the merger is consummated, as soon as practicable, and in any event within 60 days after the effective date of the merger, DTC is required to send to each member certificates for the shares of DTC stock that the member is to receive in the merger based upon that member's capital credit account as of December 31, 1999. Each member also will receive a check for the amount of cash required, if any, to pay that member for any fractional share to which the member otherwise would be entitled.

Conditions to Completion of the Merger

     The obligations of the Cooperative to consummate the merger are subject to the fulfillment of the following conditions:

     - approval of the plan and agreement of merger by two-thirds of the active members of the Cooperative voting at the special meeting;

     - obtaining all required regulatory approvals and third party consents;

     - there being no restraining order, injunction or court order preventing the merger or any proceeding seeking to prevent the merger or making the merger illegal; and

     - there being no statute, rule, regulation or governmental order that might materially adversely affect or delay the merger.

     The Board of Directors of the Cooperative and DTC by written mutual consent may terminate the plan and agreement of merger and abandon the merger at any time before the effective time of the merger, even after approval of the merger by the members.

BACKGROUND OF THE MERGER

     The Cooperative's Board of Directors, together with management and with the advice of the Cooperative's financial and legal advisors, has been studying the strategic future of the Cooperative, particularly in view of the rapid technological and regulatory changes that are affecting the telecommunications industry. The Board of Directors has considered recent trends in the telecommunications industry, including rapid changes in technology and increasing competition in the provision of many services offered by the Cooperative. The Board also considered recent changes in the regulatory environment affecting the telecommunications industry that the Board believes may significantly increase competition in the markets that the Cooperative currently serves. The Board believes that the Cooperative must retain existing customers and increase the markets served and services offered in order to remain competitive in light of such technology changes, increased competition and changes in the regulatory environment. After considering various alternatives, the Board unanimously concluded that to continue under the cooperative form of business was not in the best interests of the Cooperative or its members and that the most advantageous plan for the Cooperative's members was to convert to a for-profit corporation which would have no restrictions on the services that could be offered. Accordingly, your Board has unanimously approved the proposed plan and agreement of merger and recommends that the merger be submitted for approval by the members at a special meeting.

BOARD RECOMMENDATION

     The Board of Directors of the Cooperative believes that the merger is fair to the Cooperative and to you as a member of the Cooperative, and that the merger is in your and the Cooperative's best interests. As of the date of this information statement/prospectus, the directors and executive officers of the Cooperative, together with their respective affiliates and associates, as a group, constituted less than one percent of the total number of members of the Cooperative. These persons would be entitled to receive the same consideration for their capital credits as any other member at the effective time of the merger. After the merger, the Cooperative's directors, executive officers and their respective affiliates and associates as a group would beneficially own substantially less than one percent of the DTC stock issuable in the merger.

     THE COOPERATIVE'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE MEMBERS VOTE FOR APPROVAL OF THE MERGER.

REASONS FOR THE MERGER

     In the course of reaching its decision to approve the proposed merger, the Board consulted with various advisors to the Cooperative, as well as with management of the Cooperative. Without assigning any relative or specific weights, the Board considered numerous factors, including but not limited to the following:

     - the changing nature of the telecommunications industry generally;

     - the desirability of the Cooperative having access to public capital markets to potentially provide additional resources to promote growth and support operating needs;

     - the changing regulatory environment surrounding the telecommunications services industry;

     - the desirability of providing members with an opportunity for liquidity and the ability to realize the value of their investments in the Cooperative;

     - historical and current financial and economic conditions;

     - attractive growth opportunities outside the Cooperative's current service area;

     - current restrictions upon the types of business that can be entered into and services that can be provided by the Cooperative (e.g., cable television);

     - the limitations currently placed on members with respect to their Cooperative capital credits by the Tennessee Telephone Cooperative Act (the "Cooperative Act") and the Cooperative's Charter and Bylaws.

     The Board does not believe that there are any material disadvantages to the merger. The only potential material disadvantages of the merger identified by the Board were:

     - the loss of the Cooperative's partial tax exempt status; and

     - the increased competition that the merged companies will face resulting from the pursuit of DTC's business strategy.

     The Cooperative is partially exempt from United States federal income taxation by virtue of Section 501(c)(12) of the Internal Revenue Code, which makes the exemption available to telephone cooperatives which do not receive more than 15% of their revenues from non-member sources. The Board believes that diversification and broadening of goods and services sold is essential to the ability of the Cooperative to respond to competitive challenges. As the Cooperative's revenues from non-member sources increase and the goods and services offered by the Cooperative expand into other areas of telecommunications, the Board believes the amount of member-sourced income will decrease relative to total income and that any tax benefit of remaining a nonexempt cooperative would be outweighed by increases in administrative costs and burdens. As revenue sources diversify and broaden, the difficulties of accounting for, and allocating among, various classes of members and non-members and various levels and classes of goods and services sold intensify significantly, with corresponding increases in administrative costs. The Board believes, therefore, that the continued shift in the Cooperative's revenue sources would further reduce any benefits of remaining a cooperative.

     As a small rural telephone cooperative, the Cooperative has to some extent been insulated from competition within its service area. Tennessee law provides that companies may not receive licenses to operate telephone systems within the service areas of carriers with fewer than 100,000 access lines (which includes the Cooperative). A recent decision of the Federal Communication Commission, however, cast doubt upon the validity of that Tennessee law. If the FCC's decision is sustained, the Cooperative would lose its protection from competition but would still be subject to the restrictions of a telephone cooperative in the types of telecommunication services that it could offer and the service area within which they could be offered. Accordingly, because the Board believes that regulatory changes eventually would cause the Cooperative to be subjected to competition by companies able to offer a wider choice of telecommunications services, continuing to operate as a telephone cooperative risks loss of members' capital credits in the event that the Cooperative, as a result of the inability to anticipate or respond to competitive forces, failed as a business entity.

FORMER MEMBERS OF THE COOPERATIVE

     Former or inactive members of the Cooperative are those persons or entities that at one time were members of (i.e., subscribed for telephone service with) the Cooperative but no longer have telephone service with the Cooperative. Inactive members have no voting rights on Cooperative matters (e.g., the merger); however inactive members have rights to participate in the distribution of the assets of the Cooperative in certain events.

     Some inactive members, as of December 31, 1999, will still have capital credits on the books of the Cooperative. In addition, members (both active and inactive) to whom capital credits have been allocated during the past ten years have the right, if the Cooperative were being dissolved, to receive a share of the net assets of the Cooperative. That right, generally called a "property right," is being preserved for all members (both active and inactive) by the issuance of DTC common stock which carries with it a right, if DTC is dissolved in the future, to receive a share of DTC's net assets.

     The stock received in the merger by inactive members is non-voting but the stock received by active members has voting rights. Inactive members currently have no voting rights on Cooperative matters and the issuance of non-voting stock to them carries forward the active/inactive member distinction in the merged companies. Otherwise, all of the stock to be issued in the merger has all of the same rights to the owners of the stock.

FEDERAL INCOME TAX CONSEQUENCES

     Tuke Yopp & Sweeney, PLC, special counsel to DTC, has rendered certain tax advice in connection with the merger.

     The following is a general summary of Tuke Yopp & Sweeney, PLC's opinion as to the principal United States federal income tax consequences that should arise from the merger to the Cooperative, DTC and members who are residents or citizens of the United States. The following discussion does not address all the federal tax considerations to members and also does not address state, local or foreign tax consequences of the merger.

     Members should note that this discussion is not binding upon the Internal Revenue Service and that neither DTC nor the Cooperative has sought, nor do they intend to seek, a ruling from the Internal Revenue Service as to the federal tax consequences of the merger. In view of this and in view of the absence of directly applicable legal precedent, there can be no assurance that the Internal Revenue Service will agree with the treatment described below, or that any challenge to such treatment would not be sustained. EACH MEMBER SHOULD CONSULT THAT MEMBER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER AND THE RECEIPT OF SHARES OF DTC STOCK, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN LAW.

     It is the opinion of Tuke Yopp & Sweeney, PLC that the proposed merger of the Cooperative into DTC will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended. As a consequence:

     - Neither the Cooperative nor DTC will recognize any taxable gain or loss as a result of the merger. DTC's tax basis and holding period of the assets acquired in the merger will be the same as it currently is for the Cooperative.

     - Members (both active and inactive) receiving DTC stock in the merger who have not deducted (as a miscellaneous itemized deduction or as a trade or business expense) for federal income tax purposes the amounts of their monthly telephone bills from the Cooperative, will not (except with respect to cash received in lieu of fractional shares) recognize taxable income or loss because of the merger. The DTC stock received by those members in the merger will have the same basis and holding period as the capital credits that those members previously had in the Cooperative.

        EXAMPLE: A customer who has not deducted the amount of his/her telephone bills for United States federal income tax purposes has capital credits of $100.00, $10.00 of which was earned in each of the years 1990 through 1999. That customer will receive ten shares of

        DTC stock in the merger. No gain or loss will be recognized by the customer upon receipt of the stock and the customer's tax basis (used to calculate gain or loss upon a later sale of the stock) is $100.00. In addition, the customer will be deemed (for purposes of the holding period used to determine whether gain or loss on a later sale of the stock is long-term or short-term) to have received one-tenth of each share during each of the years 1990 through 1999.

     - Members (both active and inactive) receiving DTC stock in the merger that have deducted (as miscellaneous itemized deductions or as trade or business expense) for federal income tax purposes the amounts of their monthly telephone bills from the Cooperative, will not recognize income because of the merger in excess of the amount previously deducted. If those deductions produced a tax benefit for the member, the member may recognize taxable income because of the merger in an amount up to the amount of the previous deductions. The DTC stock received by those members in the merger will have a tax basis equal to any income recognized by the member because of the merger plus any remaining basis in the member's capital credits. In addition, the DTC stock will have the same holding period as the capital credits that those members previously had in the Cooperative.

        EXAMPLE: A customer who has deducted the amount of his/her telephone bills for United States federal income tax purposes has capital credits of $100.00, $10.00 of which was earned in each of the years 1990 through 1999. That customer will receive ten shares of DTC stock in the merger. If the DTC stock when received is worth $100.00, the customer will not recognize income upon receipt of the stock in excess of the amounts previously deducted; however, the amount of that income will not exceed the fair market value of the DTC stock received (in this example--$100.00). The tax basis (used to calculate gain or loss upon a later sale of the stock) will be between zero (because of the previous deduction) and $100.00, depending upon the amount, if any, that the member is required to recognize as income as a result of receiving a tax benefit. In addition, the customer will be deemed (for purposes of the holding period used to determine whether gain or loss on a later sale of the stock is long-term or short-term) to have received one-tenth of each share during each of the years 1990 through 1999.

     - Members receiving cash in lieu of fractional shares of DTC stock will be treated as if the fractional shares had been distributed as part of the merger and then redeemed by DTC. Such cash payments should be treated as having been received as a distribution in full payment in exchange for the fractional shares deemed redeemed. Gain or loss will be measured by the difference between the cash received and the adjusted basis of the fractional share. The gain or loss will be capital gain or loss if the capital credits were consolidated capital assets in the hands of the member.

        EXAMPLE: A customer has capital credits of $109.00. That customer will receive ten shares of DTC stock in the merger for $100.00 of the capital credits. The receipt of that stock will have the tax consequences described above depending upon the situation of the customer. The customer will receive $9.00 in cash in satisfaction of the remainder of the capital credits. That customer will recognize income in the year that the merger occurs for United States federal income tax purposes equal to the difference between the $9.00 received and the amount of the basis in the fractional share deemed redeemed.

     Because it is unlikely that most residential customers have deducted the amount of their telephone bills for federal income tax purposes, we believe this generally means that the receipt of DTC stock in the merger will be tax free to residential customers and possibly taxable to business customers to the extent of the amount of payments previously deducted.

     Tuke Yopp & Sweeney, PLC indicates that the basis for their opinion is derived from their review of previously issued public and private letter rulings by the Internal Revenue Service and court opinions involving transactions with similar but not identical characteristics. Because the Internal Revenue Service has not previously ruled on a transaction involving the merger of a Section 501(c)(12) cooperative, the opinion states that there is a lack of direct precedent for the stated tax treatment. The opinion of Tuke Yopp & Sweeney, PLC, states, however, that existing precedent involving transactions with similar but not identical characteristics, if followed, would cause the merger to be treated as and constitute a tax free exchange and that Tuke Yopp & Sweeney, PLC, has no reason to believe that the Internal Revenue Service would not follow this precedent.

     Due to the complexities of federal, state and local income tax laws, it is strongly recommended that members, particularly members who have previously deducted their payments to the Cooperative, consult their own tax advisors concerning the particular federal, state and local tax consequences of the merger to them.

REGULATORY APPROVALS REQUIRED FOR THE MERGER

     Consummation of the merger is subject to the approval of the RUS pursuant to certain loan agreements between the Cooperative and the RUS. The Cooperative has received verbal assurances from the RUS that the merger will be approved.

     DTC also must receive from the Tennessee Regulatory Authority ("TRA") a certificate of public convenience and necessity to operate the Cooperative's system following the effective date of the merger. The Cooperative currently is exempt from most TRA regulation.

RESALE OF DTC COMMON STOCK; RESTRICTIONS ON DTC AFFILIATES

     Assuming that a market develops for the stock, DTC stock received in the merger will be freely transferable, except for DTC stock received by any "affiliate" of DTC. Affiliate shares will not be transferable except in compliance with the Securities Act. The term "affiliate" is defined in the Securities Act and generally includes directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock. This information statement/prospectus does not cover sales of DTC stock by any person deemed an affiliate.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

     Upon the consummation of the merger, members of the Cooperative will be shareholders of DTC and the businesses, properties and operations of DTC would be substantially identical to those of the Cooperative. The directors and officers of DTC who were engaged immediately prior to the effective time of the merger would continue immediately after the effective time of the merger as the directors and officers of DTC. Upon consummation of the merger, the employees of DTC would be the persons who were the employees of the Cooperative immediately prior to the effective time of the merger.

     As a result of the merger, DTC will assume all of the operations, assets and liabilities of the Cooperative and will have a consolidated financial position substantially identical to that of the Cooperative immediately before the merger.

NO DISSENTERS' RIGHTS

     Members of the Cooperative are not entitled to dissenters' rights under either the Tennessee Nonprofit Corporation Act (the "TNPCA") or the Cooperative Act in connection with the merger.

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

                        MARKET AND DIVIDEND INFORMATION

MARKET INFORMATION

DeKalb Telephone Cooperative, Inc.

     No public trading market currently exists for capital credits, and capital credits currently are not transferable.

DTC Communications Corp.

     No public trading market currently exists for DTC stock.

     We have applied for the listing of the DTC stock to be issued in the merger
on the American Stock Exchange under the symbols "          " (Common Class A
voting) and "          " (Common Class B non-voting).

     There can be no assurance that a trading market will develop or be maintained for any DTC stock or, if it did, that it would provide the shareholders of DTC a meaningful opportunity to liquidate their equity interests in DTC at a fair value.

DIVIDEND INFORMATION

DeKalb Telephone Cooperative, Inc.

     By law, the Cooperative has been required to make an annual refund or rate reduction to its members to the extent its operating revenues exceeded operating expenses, maintenance and interest. The law also allows any refund to take the form of either cash or capital credits on the books of the Cooperative. This refund customarily has taken the form of accumulation of capital credits for the members on the books of the Cooperative. See "Comparison of Rights of Cooperative Members to Rights of DTC Shareholders -- Dividends and Other Distributions." The Cooperative previously has not paid dividends or interest on capital credits.

     The Cooperative's policy previously has been to pay the capital credits of a member to the estate of that person upon death or to a business upon its dissolution, when the Cooperative receives written application for payment and proof of death or dissolution, as the case may be.

     In addition, the Cooperative generally has elected to pay capital credits to both active and inactive members within twelve years after the year in which the capital credits were accumulated. This policy, however, is subject to the discretion of the Board and to the financial ability of the Cooperative to make the payments. During 1996, 1997 and 1998, the Cooperative retired $767,000, $889,000 and $760,000, respectively, in capital credits. During 1999, it is anticipated that the Cooperative will retire all capital credits that accumulated in years prior to 1990. The amount of capital credits that the Cooperative anticipates will be retired during 1999 is approximately $2.3 million.

DTC Communications Corp.

     After the merger, DTC would be permitted by law to pay dividends to its shareholders, although certain covenants in existing loan agreements between the Cooperative and the RUS, as well as federal statutes and regulations which apply to RUS borrowers, could limit the circumstances under which DTC would be permitted to pay dividends or make other distributions to its shareholders. The RUS must authorize distributions other than in shares of stock unless certain financial ratio requirements are met. The amount and timing of future dividend payments, if any, would be based on a number of factors, including the capital requirements of DTC's business and the financial condition of DTC. There can be no assurance that DTC would pay any dividends at any time and DTC has no intention of paying cash dividends in the foreseeable future. In the future, it also is possible that agreements with lenders would continue to limit or restrict, or could place additional limitations or restrictions upon, DTC's ability to pay dividends or the amount of dividends that DTC may pay to its shareholders. The dividend rights of DTC stock also would be subject to the rights of any DTC preferred stock which may be issued in the future.

NUMBER OF MEMBERS/SHAREHOLDERS

     As of November   , 1999, the Cooperative had approximately 15,000 active
members of record. In addition, there were approximately 29,000 inactive members.

     As of November   , 1999, DTC had one shareholder of record, which was the
Cooperative. The Cooperative will remain the sole shareholder of DTC through the effective date of the merger.

                       DEKALB TELEPHONE COOPERATIVE, INC.

     The following description of the Cooperative should be considered carefully in evaluating the Cooperative and its businesses which will be assumed by DTC if the merger is consummated.

BUSINESS

     DeKalb Telephone Cooperative, Inc. (d/b/a "DTC Communications") provides telecommunications services to residential and commercial customers primarily in several counties in rural Middle Tennessee. The Cooperative offers high-quality, low-cost telecommunications services, including local telephone service, long-distance network access, and dial-up internet access over a state-of-the-art wireline network, as well as wireless telephone services. In addition, the Cooperative offers a wide range of enhanced calling features such as voice mail, call waiting, caller identification, automatic redial, call forwarding, three-way calling, speed calling and call tracing.

     The Cooperative was formed in 1951 as a non-profit corporation with assistance from the Alexandria, Tennessee Lions Club after an ice storm destroyed much of the existing telephone service. The Cooperative obtained a Rural Electrification Administration (which is now the RUS) loan to construct a new telephone system and subsequently began operations in 1953 with 508 initial subscribers. Following its incorporation, the Cooperative focused on acquiring privately owned rural telephone companies in adjacent communities in an effort to expand its operations to the service area the Cooperative currently covers. Also, the Cooperative focused on continually upgrading and improving its telecommunications equipment in order to provide the highest quality telecommunications services to its customers. In doing so, the Cooperative replaced eight-party lines with private and two-party lines in the 1960s, then upgraded completely to one-party lines by 1972, and converted all ten of the Cooperative's primary exchanges to digital switches by 1990.

     In 1974, the Cooperative converted to a telephone cooperative under the Cooperative Act. In 1991, the Cooperative formed a wholly owned for-profit subsidiary, Advantage Cellular, to provide customers with wireless telephone services. Advantage Cellular currently serves approximately 7,400 wireless customers in eight Middle Tennessee counties. Advantage Cellular's wireless customers are not members of the Cooperative solely by reason of their wireless service.

     Today, the Cooperative is the seventh largest telephone company and third largest cooperative in Tennessee. The Cooperative's core service area encompasses approximately 759 square miles in rural portions of Cannon, DeKalb, Rutherford, Smith and Wilson counties in Tennessee. This area is located east of Nashville along the Interstate 40 corridor, a major east/west connector between Nashville and Knoxville, Tennessee. According to 1990 U.S. Census data, Nashville is the 40th largest metropolitan statistical area ("MSA") in the United States and has a compounded annual growth rate ("CAGR") of 2.0% from 1990 to 1998.

     The Cooperative's core operations focus on providing ILEC services to approximately 19,000 residential and commercial access lines in the Middle Tennessee markets. The Cooperative's ILEC services are comprised of two primary components: (i) local telephone service and (ii) long-distance network access charges. The Cooperative believes its ILEC business encounters little or no competition from alternative local exchange carriers primarily due to the low population density of its service area, the topography of its service area, quality of its service and its low basic service rates to both residential and commercial customers.

     The Cooperative's local telephone service includes basic local, ISDN, DSL, and T-1 lines. The Cooperative also provides foreign exchange, private lines and switched data services and installs and maintains Centrex, PBX and key systems for its business customers. In addition, the Cooperative's digital switch platform enables it to offer enhanced services such as voice mail, call waiting, caller identification, automatic redial, call forwarding, three-way calling, speed calling and call tracing. In addition to its ILEC services, the Cooperative offers internet and data services in its core service area. The Cooperative began offering these services in the mid 1990's as demand from its residential and commercial customers significantly increased. The Cooperative provides dial-up internet access at speeds of up to 56Kbps through basic telephone lines, 128Kbps through ISDN and various higher speeds through dedicated and DSL lines. The Cooperative provides local telephone services to residential, commercial and institutional customers, generally for a fixed monthly charge. For the six months ended June 30, 1999, the Cooperative's local telephone services revenue comprised 20.6% of total operating revenue.

     The Cooperative's network access services relate to long distance or toll calls that typically involve more than one company to complete the call. Since toll calls generally are billed to the customer originating the call, a mechanism is required to compensate each company providing services to complete the call. The Cooperative bills access charges to the other company involved in completing the call for the use of the Cooperative's facilities to access the Cooperative's customer, whether that customer originated or received the call. The Cooperative generates intrastate access revenue when an intrastate long-distance call is originated within the same state but within different local access and transport areas ("LATA"). The Cooperative generates intraLATA access revenue when long distance calls are made within the same LATA ("short long distance") that originate in the Cooperative's service area. The Cooperative generates interstate access revenue when an interstate long distance call is originated from a LATA in one state to a LATA in another state. For the six months ended June 30, 1999, the Cooperative's network access services revenue comprised 52.3% of total operating revenue.

     Through its for-profit subsidiary, Advantage Cellular, the Cooperative offers both analog and digital wireless telephone services to approximately 7,400 wireless subscribers throughout eight Middle Tennessee counties that combine its core service area with adjacent counties. The Cooperative has entered into roaming agreements with other wireless carriers to enable its customers to utilize their wireless telephone services throughout the United States. For the six months ended June 30, 1999, the Cooperative's wireless products and services revenue comprised 19.4% of total operating revenue. In addition, the Cooperative owns Local Multi-point Distribution System ("LMDS") licenses to operate broadband wireless service in the Cookeville and Clarksville, Tennessee, and Dalton, Georgia markets.

     The Cooperative recently has experienced significant growth. The Cooperative has grown the number of access lines it serves as an ILEC from 15,720 in 1994 to almost 19,000 in 1999, a CAGR of 4.3%. Total operating revenue has increased from $13.3 million in 1994 to $18.1 million in 1998, a CAGR of 8.1%. Net income has increased from $2.8 million to $4.4 million, an annual growth rate of 12.3%.

     The Cooperative's principal executive offices are located at 111 High Street, Alexandria, Tennessee 37012-0247 and its telephone number is (615) 529-2151. In addition, the Cooperative maintains a website at http://www.dtccom.net where general information about the Cooperative is available.

BUSINESS STRATEGY

     The Cooperative believes there are significant opportunities to increase its revenues and improve profitability. The key elements of the Cooperative's business strategy are:

     Maintain Existing Customer Base. The Cooperative's primary business focus is providing its existing customers with high-quality, low-cost telecommunications services. The Cooperative believes its local market knowledge provides a significant competitive advantage towards servicing its customers. For example, the Cooperative offers a wide range of services, from leasing old-fashioned, rotary-dial telephones to providing modern DSL lines, in an attempt to meet each of its customer's specific needs or requests. The Cooperative's ability to satisfy such customer requests historically has created a loyal customer base in its ILEC market and has discouraged interest from larger regional telephone companies and CLECs.

     Add New Residential and Business Customers and Access Lines. Although the Cooperative currently has an effective monopoly on its local wireline service, the Cooperative believes it can add new residential and commercial customers to the markets the Cooperative serves. The Cooperative believes the demand for wireless services and for second lines to customers for internet, facsimile and data services provides an effective opportunity to add new access lines.

     Cross-Sell Enhanced Calling Features. The Cooperative intends to focus on cross-selling enhanced calling features that are complementary to its local telephone service. The Cooperative believes there are significant opportunities to bundle enhanced calling features in its market area. Currently, the average customer of the Cooperative buys only 1.17 enhanced services from the Cooperative per access line. In addition, only 7% of customers maintain a voice mailbox with the Cooperative and only 13% subscribe to the Cooperative's internet access service. Because of the current low subscription percentages, we believe that there are significant growth opportunities in this market segment.

     Expand Into Selected Markets Through CLEC Services. The Cooperative believes it is well-positioned to expand into adjacent markets to its ILEC market by offering facilities-based CLEC services to customers near its existing or future fiber nodes. Currently, the Cooperative holds the cellular license for five counties outside of its ILEC area, as well as the "A" and "B" LMDS licenses for the Cookeville, Tennessee market and the "B" licenses for Clarksville, Tennessee and Dalton, Georgia markets. The Cooperative believes new customers could be attracted either by offering wireless service as the customer's primary telephone or by installing fixed broadband wireless technology when the technology has matured.

     Provision of Cable Television Services. The Cooperative has not been allowed under Tennessee law to provide cable television service, although it has made a limited effort to be a reseller of large C-band satellite dishes in prior years. The Cooperative feels that many rural cable systems use outdated technology to offer fewer than 30 channels at non-competitive prices. Once it has converted to a for-profit company, DTC will be able to offer broadband video services either using cable or, as the technology becomes available, enhanced DSL lines. The Cooperative also believes that there will be opportunities to cross-sell telephone service to television customers.

     Offer Long-Distance Reselling Services. The Cooperative is considering becoming a long-distance reseller in the same market areas served by its ILEC market. The Cooperative believes the ability to offer long-distance reselling services provides an attractive opportunity to expand its ILEC business because many of the Cooperative's customers increasingly request a simpler telecommunications package, including one-rate service. As network access charges are reduced, long-distance reselling services provide the Cooperative the ability to become a single-source provider with a more complete, competitive telecommunications solution for its customers.

     Increase Geographic Presence and Market Penetration Through Strategic Acquisitions. The Cooperative believes there are a number of companies that offer telecommunications services either within or near the Cooperative's service area that are, or may become, interested in potential acquisition or joint venture opportunities. In evaluating potential acquisitions or joint ventures, the Cooperative will evaluate opportunities based on a number of criteria, including the attractiveness of its geographic market, experience in the telecommunications industry, services and products offered and strength of management.

SERVICES

     The Cooperative offers a full suite of high-quality, low-cost telecommunications services, including local telephone services, long-distance network access, dial-up and dedicated internet access and wireless telephone services over a state-of-the-art wireline network to residential, commercial and institutional customers. In addition, Advantage Cellular provides wireless service to its cellular customers.

     The Cooperative primarily generates revenue through: (i) the provision of local telephone service within its ILEC service area; (ii) the provision of network access to inter-exchange carriers for origination and termination of interLATA and intraLATA phone calls; (iii) the provision of access to internet and data services; and (iv) the provision of wireless telephone services through its subsidiary, Advantage Cellular.

     The following chart summarizes the major components of the Cooperative's total operating revenue for each of the years ended December 31, 1996 through December 31, 1998 and the six-month periods ended June 30, 1998 and June 30, 1999:

                                                         PERCENTAGE OF OPERATING REVENUE
                                                 -----------------------------------------------
                                                                               SIX MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,          JUNE 30,
                                                 -------------------------     -----------------
                                                 1996      1997      1998       1998       1999
                                                 -----     -----     -----     ------     ------
Local telephone services.......................   23.5%     23.5%     23.1%     23.7%      20.6%
Network access services........................   50.0      49.1      49.0      50.6       52.3
Wireless products and services.................   18.1      18.4      19.1      16.8       19.4
Miscellaneous..................................    8.4       9.0       8.8       8.9        7.7
                                                 -----     -----     -----     -----      -----
                                                 100.0%    100.0%    100.0%    100.0%     100.0%
                                                 =====     =====     =====     =====      =====

STRATEGIC ALLIANCE/JOINT VENTURE

     The Cooperative, along with nine other rural Tennessee local exchange carriers, is a founding investor in Tennessee Independent Telecommunications Group, LLC ("TITG"), a new fiber optic wholesale transport telecommunications network. By laying new fiber optic cable where necessary to connect the existing fiber of the ten founding companies, TITG intends to be a carrier's carrier and lease fiber capacity in four initial loops between Nashville and Knoxville, Nashville and Chattanooga, Nashville and Johnson City, and Nashville and Huntsville, Alabama, including a Florence, Alabama connection with Telaplex (a Mississippi transport carrier).

COMPETITION

     The telecommunications industry is highly competitive and affected by rapid regulatory and technological change. Regulatory trends have had, and may have in the future, significant effects on competition in the Cooperative's industry. (See "DeKalb Telephone Cooperative, Inc.--Regulation.") New technology is continuing to expand the types of available communications services and

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

equipment and the number of competitors offering such services. The Cooperative faces actual and potential competition in all of its businesses. Many of the Cooperative's competitors are large companies which have considerably greater financial, technological, marketing and other resources than the Cooperative.

     The Cooperative believes that the factors critical to a customer's choice of a telecommunications services provider are cost, ease of use, speed of installation, quality, reputation and, in some cases, geography and network size. The Cooperative's objective is to be one of the most responsive service providers in the telecommunications industry, particularly when providing customized communications services. The Cooperative recognizes that it must grow to be able to compete effectively in the changing telecommunications industry and to avail itself of greater economies of scale and increased scope in its transport and local access requirements and in its back office operations.

Local Service Competition

     Until recently, the Cooperative was effectively insulated from competition in providing local service. Although the Telecommunications Act mandated local competition, any CLEC that desired to offer local service in the Cooperative's area nevertheless was required to obtain a Certificate of Public Convenience and Necessity ("CCN") from the TRA. Tennessee law, however, provides that no CCN will be issued in any area served by an ILEC with fewer than 100,000 access lines.

     In May 1999, the FCC rendered a decision involving a request by a company seeking to expand in Tennessee (as a CLEC) into an area already served by an existing ILEC. The TRA denied the license on the basis that the ILEC was protected from competition by Tennessee law. The proposed CLEC appealed the TRA's decision to the FCC, requesting that the FCC preempt Tennessee law.

     The FCC found the Tennessee law not competitively neutral as required by the Telecommunications Act and, on the facts presented, preempted operation of the Tennessee law insofar as it operated to deny the CCN request. The FCC ordered the TRA to reevaluate the CCN request in view of the Telecommunications Act and the FCC's decision. The TRA has filed a request with the FCC for it to reconsider its order. If the FCC's order is not modified, we will be subject to the threat of increasing competition in our service area.

Wireless Competition

     Although Advantage Cellular, since 1991, has provided wireless telephone service in the Cooperative's wireline service area and in several neighboring counties, the Cooperative faces severe competition in the provision of such service. The other wireless provider in the rural service area is GTE Cellular, which has considerably greater financial, technological, marketing and other resources than the Cooperative. Numerous other large wireless companies are able to serve the Cooperative's customers through various arrangements with GTE Wireless. The local providers are the Cooperative and GTE Wireless, who hold the only wireless licenses for our eight county service area. Commercial Mobile Radio Services (which include personal communication services ("PCS") and Specialized Mobile Radio ("SMR")) also have grown rapidly in the area due to the increased clarity, security and bandwidth of the new technology. Sprint, Nextel and other companies hold the necessary PCS or SMR licenses to provide this service in the Cooperative's area.

Internet Competition

     The market for data communications services, including internet access services, is extremely competitive. There are no substantial barriers to entry, and the Cooperative expects that competition will intensify in the future. The Cooperative believes that its ability to compete successfully will depend on a number of factors, including: (i) market presence; (ii) the ability to execute a rapid expansion strategy; (iii) the capacity, reliability and security of its network infrastructure; (iv) ease of access to and navigation of the internet; (v) the pricing policies of its competitors and suppliers; (vi) the timing of the introduction of new products and services by the Cooperative and its competitors; (vii) the Cooperative's ability to support industry standards; and (viii) industry and general economic trends. The Cooperative believes that its success in the data communications services market will depend heavily upon its ability to provide high-quality internet connectivity and value-added internet services at competitive prices.

     As a result of increased competition in the internet access services industry, the Cooperative expects that it will continue to encounter significant pricing pressure, which in turn could result in significant reductions in the average selling price of its internet services. There can be no assurance that the Cooperative will be able to offset the effects of any such price reductions with an increase in the number of its customers, higher revenue from enhanced services, cost reductions or otherwise. In addition, the Cooperative believes that the data communications business, and in particular the internet access and on-line services businesses, are likely to encounter consolidation in the near future, which could result in increased price and other competition in the industry. Increased price or other competition could erode the Cooperative's market share and could have a material adverse effect on its business, financial condition and results of operations. There can be no assurance that the Cooperative will have the financial resources, technical expertise, marketing and support capabilities or the expansion and acquisition possibilities to continue to compete successfully in this or any market.

REGULATION

Overview

     We operate in a highly regulated industry and our services are and will be subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications common carriers to the extent that they involve the provision, origination or termination of interstate or international communications. The TRA has had certain limited jurisdiction over the Cooperative's telecommunications operations in Tennessee. Following the merger, the TRA will have more jurisdiction over the activities of the merged companies.

     The regulation of the telecommunications industry is changing rapidly and the regulatory environment varies substantially from state to state. There can be no assurance that recent or future regulatory changes will not have a material adverse impact on the merged companies. Recent developments include, without limitation (i) enactment of the Telecommunications Act which modifies the AT&T Divestiture Decree (which required the divestiture by AT&T Corp. of its 22 Bell operating companies and divided the country into 201 LATAs) restrictions on the provision of long distance services by Regional Bell Operating Companies ("Regional Bells") between LATAs as defined in the AT&T Divestiture Decree; (ii) FCC and state public utilities commissions actions changing access rates charged by ILECs and making other related changes to universal service, access and interconnection policies, certain of which could have adverse consequences for the merged companies' long distance and local service businesses; (iii) related FCC and state regulatory proceedings considering additional deregulation of ILEC access pricing; (iv) pending FCC "billed party preference" rules that could affect the Cooperative's provision of operator services; (v) mandatory deployment of advanced telecommunications services; and (vi) various legislative and regulatory proceedings that would result in new local exchange competition.

     As the following discussion illustrates, the regulation of the telecommunications industries at the federal, state and local levels is subject to the political process and has been in constant flux over the

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

past decade. Material changes in the law and regulatory requirements must be anticipated and there can be no assurance that the merged companies' business will not be affected adversely by future legislation, new regulation or deregulation.

Telecommunications Act of 1996

     Among other things, this legislation: (i) permitted Regional Bells to provide domestic and international long distance services in their own regions upon a finding that the petitioning Regional Bell has satisfied certain criteria for opening up its local exchange network to competition and that its provision of long distance services would further the public interest; (ii) removed existing barriers to entry into local service markets; (iii) significantly changed the manner in which carrier-to-carrier interconnection arrangements are regulated at the federal and state level; and (iv) established procedures to revise universal service standards.

     The Telecommunications Act has particular relevance to us in one area. The Telecommunications Act creates a duty on our part to interconnect our networks with those of our competitors and, in particular, creates a duty on the part of our local exchange operations to negotiate in good faith the terms and conditions of such interconnection. On August 8, 1996, the FCC released its FCC Interconnection Order. In the FCC Interconnection Order, the FCC adopted a national framework for interconnection but left to the individual states the task of implementing the FCC's rules. Because implementation of the rules will be at the state level, it is uncertain how these new requirements will affect the merged companies.

     On October 21, 1999, the FCC adopted new rules regarding the USF. The new rules first set forth the FCC's completed cost model that will be used to estimate the forward-looking cost of providing service. Second, the FCC adopted a methodology that uses costs to calculate the appropriate level of support for non-rural carriers serving high cost areas. The high-cost support mechanism for rural carriers is not scheduled to be revised until January 1, 2001.

     We cannot predict the effect that this legislation and the FCC's implementing regulations, many of which are still forthcoming, will have on the merged companies or the industry as a whole. However, we believe that the merged companies will be better positioned to pursue business opportunities in the rapidly changing telecommunications market.

Local Telephone Service Regulation

     Historically, because it was a cooperative, the Cooperative's local telephone operations have not been subject to most state regulation. When the Cooperative converts to a private corporation, and if the TRA grants it a CCN its operations will become subject to regulation and oversight of the TRA. The TRA will then have primary jurisdiction over various matters including rates for basic telephone service, intrastate toll and access rates, quality of service, issuance of securities, depreciation rates, disposition of public utility property and issuance of debt and accounting systems used by the merged companies. The FCC historically has had primary jurisdiction over the interstate toll and access rates of the Cooperative and issues related to interstate telephone service.

     The Telecommunications Act has substantially modified both the states' and the FCC's jurisdictions in the regulation of local exchange telephone companies. The Telecommunications Act prohibits any state legislative or regulatory restrictions or barriers to entry regarding the provision of local telephone service. The Telecommunications Act required the FCC to develop regulations to implement various sections of the Telecommunications Act including: (i) the obligations imposed on incumbent LECs to interconnect with the networks of other telecommunications carriers (including competing telecommunications carriers);
(ii) unbundling of services into network elements;

(iii) repricing of their services at wholesale rates for the purpose of permitting resale of those services; (iv) allowing other telecommunications carriers physically to collocate their equipment on the premises of the incumbent LEC; and (v) requiring telecommunications carriers to compensate each other based on their own costs for the transport and termination of calls on the other carriers' networks.

     The Telecommunications Act requires that the Cooperative offer telephone number portability to the customers of any CLEC providing service in our area. We must provide this service within six months after being requested by a CLEC to do so. An estimated $200,000 of software will be required to provide this service, which we believe will be installed and operational within an acceptable period of time after the first request for portability.

     In addition, pursuant to the Telecommunications Act, the FCC instituted and referred to a federal-state joint board a proceeding to recommend changes to the current method of subsidizing universal service to assure the availability of quality telephone services at just, reasonable and affordable rates. The federal-state joint board released an initial "recommended decision" on November 8, 1996, and on May 8, 1997, the FCC released a Report and Order substantially adopting the Joint Board's recommendations. On October 21, 1999, the FCC adopted new rules regarding the USF. The new rules first set forth the FCC's completed cost model that will be used to estimate the forward-looking cost of providing service. Second, the FCC adopted a methodology that uses costs to calculate the appropriate level of support for non-rural carriers serving high cost areas. The high-cost support mechanism for rural carriers is not scheduled to be revised until January 1, 2001. We cannot predict the terms or the effect that the FCC's actions will have on the merged companies or on the industry as a whole. However, we believe that we are taking proper steps to reduce our exposure to potential declines in universal service support.

     The Telecommunications Act requires that all telecommunications providers (including cable operators that provide telecommunications services) must contribute equitably to a USF, although the FCC may exempt an interstate carrier or class of carriers if their contribution would be minimal under the USF formula. The Telecommunications Act allows states to determine which intrastate telecommunications providers contribute to the USF. The purpose of the USF is to provide consumers in all regions, including low-income consumers and those consumers in rural, insular and high-cost areas, access to telecommunications and information services that are reasonably comparable to those services in urban areas at reasonably comparable rates.

     After the merger, DTC will be subject to regulation of its local service by the TRA. Such regulation covers prices, services, competition and other issues. Traditionally, wireline rates were set in Tennessee at levels that were anticipated to generate revenues sufficient to cover its allowed expenses and to provide an opportunity to earn a fair rate of return on its capital investment. Such a regulatory structure, generally known as rate of return regulation, was acceptable in a less competitive era. However, the regulatory processes have changed in response to the increasingly competitive telecommunications environment.

     Under the first generation of alternative regulation, generally known as incentive regulation, economic incentives were provided to lower costs and increase productivity through the potential availability of "shared" earnings over a benchmark rate of return. Generally, when levels above targeted returns were reached, earnings were "shared" by providing refunds or price reductions to customers. Under the next generation of alternative regulation, generally known as price regulation, the state authorities established maximum prices that could be charged for certain telecommunications services. While such plans limit the amount of increases in prices for specified services, they enhance a company's ability to adjust prices and service options to respond more effectively to changing market conditions and competition and provide an opportunity to benefit more fully from productivity enhancements. The majority of these plans, during the early years, have price cap provisions on basic local exchange services with provisions for inflation-based price increases in later years. These plans are now operational for certain carriers within Tennessee although appeals relating to these plans are pending.

     Upon the effectiveness of the merger, we plan to apply to the TRA to be subject to incentive or rate of return regulation, although in the future we may apply to be regulated based upon a price cap plan. No assurance can be given at this time as to the type of plan that might be approved by the TRA or what the terms will be.

Network Access Regulation

     The FCC regulates rates and other aspects of interstate network access services through its price cap and access charge rules. State regulatory commissions have jurisdiction over the provision of network access to the long distance carriers to complete intrastate telecommunications. Historically, network access charges paid by long distance carriers have been set at levels that subsidize the cost of providing local residential service. The 1996 Act requires that the FCC identify the local service subsidy implicitly provided by such network access charges; provide for the removal of such subsidy from network access rates in order that network access charges reflect underlying costs; arrange for a fund (the Universal Service Fund) to ensure the continuation of universal service to high-cost, low-income service areas; and develop the arrangements for payments into that fund by all carriers.

     The FCC's 1997 network access charge reform order, which was upheld by the United States Court of Appeals for the Eighth Circuit, resulted in several changes to the existing interstate network access rate structure designed to move network access charges, over time, to more economically efficient levels and to create more efficient rate structures. Non-traffic-sensitive costs, that were previously recovered on a per-minute-of-use basis, were changed to be recovered on a flat-rate, per-line basis. As part of this plan, subscriber line charges (SLCs) were increased and a new presubscribed long distance carrier charge (PICC) was established. As SLC and PICC levels are increased over time, usage charges are reduced. At January 1, 1999, SLCs for primary residence and single-line business access lines remained unchanged at $3.50 per line, per month.

     Beginning in January 1999, SLCs for non-primary (or "additional") residence access lines increased from $5.00 to $6.07 per line, per month, and SLCs for multi-line business customers increased from $8.17 to $8.25 per line, per month. PICCs were established on January 1, 1998 and are charged to long distance carriers for recovery of non-traffic-sensitive costs not recovered through SLCs. These charges were established for primary residence and single-line business access lines, non-primary residence access lines and multi-line business access lines and were initially set at $.53, $1.50 and $2.75, respectively, per line, per month, beginning January 1998. We believe that the net effect of these changes has been substantially revenue-neutral.

     The Universal Service Order, which has been substantially upheld by the U.S. Court of Appeals for the Fifth Circuit, established new funding mechanisms for high-cost, low-income service areas. We began contributing to the new funds on January 1, 1998 and are allowed recovery of our contributions through increased interstate network access charges. Major changes to the support mechanism to subsidize the provision of services to high-cost areas are under consideration by regulatory bodies. The new support mechanism, when implemented, is expected to be based on forward-looking economic costs. The order also established significant discounts to be provided to eligible schools and libraries for all telecommunications services, internal connections and Internet access. It also established support for rural health care providers so that they may pay rates comparable to those that urban health care providers pay for similar services. Industry-wide annual costs of the program, estimated at approximately $1.9 billion, through June 1999, are to be funded out of the USF. Local and long distance carriers' contributions to the education and health care funds would be assessed by the fund administrator on the basis of their interstate and intrastate end-user revenues.

     As a result of litigation challenging a number of the FCC's rulings under the 1996 Act, the U.S. Supreme Court has ruled that the FCC has considerable authority to establish many pricing, interconnection and other policies that have been considered within the exclusive jurisdiction of the state public service commissions. We expect the FCC to accelerate the growth of local service competition by aggressively utilizing such power to require interconnection with competing carriers and the sale of network elements to competitors who wish to provide communications services to customers in our region.

Wireless Services

     As discussed below, the FCC regulates, among other things, the licensing, construction, operation, interconnection arrangements, sale and acquisition of wireless telephone systems. Competition between providers of wireless communications service in each market is conducted principally on the basis of price, services and enhancements offered, the technical quality and coverage of the system, and the quality and responsiveness of customer service. As discussed below, competition has intensified in recent years in our markets and is expected to continue to intensify.

     Wireless Licensing Process.

     During the 1980's and early 1990's, the FCC awarded two 10-year licenses to provide wireless service in each Metropolitan Statistical Area ("MSA") and Rural Service Area ("RSA") market. Initially, one license was reserved for companies offering local telephone service in the market (the wireline carrier) and one license was available for firms unaffiliated with the local telephone company (the non-wireline carrier).

     Since mid-1986, the FCC has permitted telephone companies or their affiliates to acquire control of non-wireline licenses in markets in which they do not hold interests in the wireline license. The FCC has issued a decision that grants a renewal expectancy during the license renewal period to incumbent licensees that substantially comply with the terms and conditions of their wireless authorizations and the FCC's regulations. The license for the operated RSA initially granted to Advantage Cellular expires in October 2000. We expect that license to be renewed for an additional ten years.

     The completion of an acquisition involving the transfer of control or assignment of a wireless system as contemplated by the merger requires prior FCC approval. The acquisition of a minority interest generally does not require FCC approval. Whenever FCC approval is required, any interested party may file a petition to dismiss or deny the application for approval of the proposed transfer or assignment. In addition to regulation by the FCC, wireless systems are subject to certain Federal Aviation Administration tower height regulations concerning the siting and construction of wireless transmitter towers and antennas.

     Wireless operators are also subject to state and local regulation in some instances. Although the FCC has pre-empted the states from exercising jurisdiction in the areas of entry and rate regulation. States may regulate quality of service and areas not related to entry into the market or rates charged by the operator. The siting and construction of the wireless facilities may also be subject to state or local zoning, land use and other local regulations. State approval also is required for interconnection arrangements made between the wireless operator and landline networks.

     Developments Affecting Wireless Competition.

     Competition in the wireless communications industry has increased due to continued and rapid technological advances in the communications field, coupled with legislative and regulatory changes. Several recent FCC initiatives over the past several years have resulted in the allocation of additional radio spectrum or the issuance of licenses for emerging mobile communications technologies that are competitive with our wireless operations, including PCS.

     Although there is no universally recognized definition of PCS, the term is generally used to refer to wireless services to be provided by licensees operating in the 1850 MHz to 1990 MHz radio frequency band using microcells and high-capacity digital technology. From 1996 to 1997 the FCC auctioned six PCS licenses per market. Two 30 MHz frequency blocks were awarded for each of the 51 Rand McNally Major Trading Areas ("MTAs"), while one 30 MHz and three 10 MHz frequency blocks were awarded for each of the 493 Rand McNally Basic Trading Areas ("BTAs"). PCS technology permits PCS operators to offer wireless voice, data, image and multimedia services.

     The largest PCS providers commenced initial operations in late 1996 and since then have aggressively expanded their operations. These providers have initially focused on larger markets, and have generally marketed PCS as being a competitive service to cellular. Many of these companies have aggressively competed for customers on the basis of price, which has placed downward pressure on cellular prices. There is at least one PCS competitor in our service area. In addition to PCS, users and potential users of cellular systems may find their communication needs satisfied by other current and developing technologies. Several years ago the FCC authorized the licensees of certain specialized mobile radio service ("SMR") systems (which historically have generally been used by taxicabs and tow truck operators) to configure their systems into digital networks that operate in a manner similar to cellular systems. Such systems are commonly referred to as enhanced specialized mobile radio service ("ESMR") systems.

     We believe that ESMR systems are operating in a few cellular markets. One well-established ESMR provider has constructed a nationwide digital mobile communications system to compete with cellular systems. Other similar communication services that have the technical capability to handle wireless telephone calls may provide competition in certain markets, although these services currently lack the subscriber capacity of cellular systems. Paging or beeper services that feature text message and data display as well as tones may be adequate for potential subscribers who do not need to converse directly with the caller. Mobile satellite systems, in which transmissions are between mobile units and satellites, may ultimately be successful in obtaining market share from cellular systems that communicate directly to land-based stations.

     In recent years, several large cellular providers have merged with other companies or formed joint ventures. Several of these joint ventures pooled their resources to develop extensive PCS systems. Many of our current or potential competitors have substantially greater financial and marketing resources than we. Although it is uncertain how PCS, SMR, ESMR, mobile satellites and other emerging technologies will ultimately affect us, we anticipate that it will continue to face increased competition in its operating markets. However, management believes that providing digital services and applying new microcellular technologies will permit its cellular systems to provide services comparable with the emerging technologies described above, although no assurances can be given that this will happen or that future technological advances or legislative or regulatory changes will not create additional sources of competition.

     We anticipate that regulatory changes and competitive pressures may result in future revenue reductions in our telephone operations. However, we anticipate that such reductions may be minimized by increases in revenues attributable to the continued demand for enhanced services and new product offerings.

Regulation of Internet Access Services

     In the United States, internet access is not currently subject to direct regulation other than pursuant to laws applicable to businesses generally. Adverse changes in the legal or regulatory environment relating to the interactive online services and Internet industry in the United States could have a material adverse effect on our business, financial condition and operating results. A number of legislative and regulatory proposals from various international bodies and foreign and domestic governments in the areas of telecommunication regulation, access charges, encryption standards, content regulation, consumer protection, intellectual property, privacy, electronic commerce, and taxation, among others, are now under consideration. We are unable at this time to predict which, if any, of such proposals may be adopted and, if adopted, whether such proposals would have an adverse effect on our business, financial condition and operating results.

Summary Only

     The foregoing is only a summary of some of the present and proposed federal, state and local regulations and legislation relating to the Cooperative's businesses. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local regulatory requirements, currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which the Cooperative operates. Neither the outcome of these proceedings nor their impact upon the merged companies can be predicted at this time.

EMPLOYEES

     As of June 30, 1999, the Cooperative employed approximately 100 employees, none of whom were subject to any collective bargaining agreements.

ENVIRONMENTAL AND OTHER MATTERS

     Except for site-specific issues, environmental issues tend to impact members of the telecommunications industry in consistent ways. The United States Environmental Protection Agency ("EPA") and other agencies regulate a number of chemicals and substances that may be present in facilities used in the provision of telecommunications services. These include preservatives which may be present in certain wood poles, asbestos which may be present in certain underground duct systems and lead which may be present in certain cable sheathing. Components of the Cooperative's network may include one or more of these chemicals or substances. We believe that in our present uses, none of our facilities poses any significant environmental or health risk that derives from EPA regulated substances. If EPA regulation of any such substance is increased, or if any facilities are disturbed or modified in such a way as to require removal of the substance(s), special handling, storage and disposal may be required for any such facilities removed from use. At this time, we are not subject to any environmental litigation.

PROPERTIES

     The net book value of the Cooperative's property, plant and equipment in service was $29.5 million at December 31, 1998 and $ 29.0 million at June 30, 1999.

     The Cooperative owns four principal facilities:

     - its principal executive office (approximately 10,000 square feet) on approximately four acres of land in Alexandria, Tennessee;

     - its maintenance and operations facility (approximately 20,000 square feet) on approximately five acres of land in Alexandria, Tennessee;

     - a business office and switching building (approximately 7,500 square feet) on approximately 1 1/2 acres of land in Smithville, Tennessee; and

     - a business office and remote switch (approximately 4,000 square feet) on approximately 1 1/2 acres of land in Woodbury, Tennessee.

     The remaining properties of the Cooperative do not lend themselves to simple description by character and location. The tangible assets of the Cooperative include a substantial investment in its telecommunications property, plant and equipment. The Cooperative's telecommunications property, plant and equipment consists primarily of:

     - numerous switching and transmission equipment and related facilities;

     - aerial and underground cable;

     - poles and cellular towers;

     - conduit and wiring;

     - public pay telephones;

     - telephone equipment (including PBXs) leased by the Cooperative to customers;

     - office equipment and furniture; and

     - vehicles (approximately 50).

     The Cooperative believes that it follows standard practices prevailing in the telecommunications industry in the construction and maintenance of plant and facilities, and that all properties presently being used for operations of the Cooperative are suitable, well maintained and adequately equipped for the purposes for which they are used. Substantially all of the Cooperative's properties are subject to mortgage liens held by the RUS.

LEGAL PROCEEDINGS

     There are no material pending legal proceedings against the Cooperative.

FINANCIAL STATEMENTS

     The audited consolidated financial statements of DeKalb Telephone Cooperative, Inc. and subsidiary as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998, together with the notes thereto and the report of Arthur Andersen, LLP, dated September 1, 1999 (except with respect to the matter discussed in Note 11 as to which the date is October 18,
1999), are included at pages F-6 through F-20 of this information statement/prospectus. The unaudited consolidated financial statements of DeKalb Telephone Cooperative, Inc. as of June 30, 1998 and 1999 and for the six months ended June 30, 1998 and 1999, together with the notes thereto, are included at pages F-21 through F-25 of this information statement/prospectus.

                           INFORMATION REGARDING DTC

BUSINESS

     DTC is a Tennessee for-profit business corporation incorporated on October 4, 1999 and currently is a wholly owned subsidiary of the Cooperative. Before the merger, DTC will have had no operating history. If the merger is consummated, the Cooperative would be merged with and into DTC, and DTC would be the surviving corporation; the business of DTC initially would be identical to the business of the Cooperative. For a description of the business of the Cooperative, see "DeKalb Telephone Cooperative, Inc. -- Business."

PROPERTIES AND LEGAL PROCEEDINGS

     If the merger is approved and consummated, the properties and legal proceedings of DTC would be identical to those of the Cooperative. (See "DeKalb Telephone Cooperative, Inc.-Properties" and " -- Legal Proceedings.")

FINANCIAL STATEMENTS

     DTC has no operating assets or liabilities and no income. If the merger is approved and consummated, DTC would assume all of the operations, assets and liabilities of the Cooperative and DTC's financial position would be substantially identical to that of the Cooperative immediately prior to the merger. For this reason, historical consolidated financial statements of DTC have not been included in this information statement/prospectus. See pages F-6 through F-25 of this information statement/prospectus for historical consolidated financial statements of the Cooperative and pages F-2 through F-5 for pro forma financial statements that give effect to the merger. DTC recently was formed as a wholly owned subsidiary of the Cooperative for purposes of effecting the merger. As such, DTC has no assets or liabilities and has had no operating history. After the merger, DTC will continue to carry on the Cooperative's businesses and succeed to all of the Cooperative's assets and liabilities. The directors, officers, employees, business and properties of DTC will be substantially identical after the merger as those of the Cooperative immediately prior to the merger.

                             MANAGEMENT INFORMATION

     The following table shows the number of shares of DTC stock that each of the Cooperative's directors and executive officers would receive based upon the capital credits of the Cooperative as of December 31, 1998 and the receipt of certain awards of DTC stock that are described below. No director or executive officer would receive more than 1% of the DTC stock to be issued in the merger.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                                NUMBER OF SHARES OF DTC
                                                                         STOCK
                                                              THAT WOULD BE RECEIVED BASED
NAME OF BENEFICIAL OWNER                                        UPON 12/31/98 CREDIT(2)
------------------------                                      ----------------------------
H. Wayne Gassaway...........................................             1,170
Denise J. Brown.............................................               105
Phyllis McKinney............................................                66
James Paul Cantrell.........................................               674
Billy Chumbley..............................................               590
James C. Hale...............................................               771
Danny Lattimore.............................................               743
Royce N. Martin.............................................               634
David L. Parker.............................................               710
Robert B. Parton............................................               605
Roy N. Pugh.................................................               622
Eddie Thomas................................................               589
Charles Dwight Vinson.......................................               568
All directors & executive officers as a group (13
  persons)(1)...............................................             6,847

------------------------

(1) All directors and officers, as a group, own less than 1% of the Cooperative's capital credits and, following the merger, will own less than 1% of DTC's stock.

(2) Includes grants of DTC stock to directors and officers that will become effective upon completion of the merger.

DIRECTORS AND EXECUTIVE OFFICERS

     The Cooperative's current Board and DTC's Board of Directors following the merger would be divided into three classes, which will be as nearly equal in number as possible. Each class of directors serves a successive three-year term of office.

     Biographical information concerning the persons who now are or would be directors or executive officers of DTC after the consummation of the merger is presented below. Except as otherwise indicated, all of the named individuals have had the same principal employment for over five years. Executive officers are and would be appointed annually and serve at the pleasure of the Board of Directors of the Cooperative or DTC (as applicable).

Directors with Terms Expiring in 2002

Billy Chumbley         Age: 61       Director since 1990

     Mr. Chumbley, since retiring from General Electric in 1993, has been self employed in the farming business.

Robert B. Parton       Age: 47       Director since 1987

     Mr. Parton is the Director of Motor Vehicle Management (overseeing procurement, maintenance and disposal of vehicles and motorized vehicles) for the Department of General Services of the State of Tennessee.

Charles D. Vinson      Age: 48       Director since 1987

     Mr. Vinson is the Chief of Food Production and Service of the Alvin C. York V.A. Medical Center in Murfreesboro, Tennessee. He also, since 1997, has been an affiliate broker and auctioneer with Durham Realty and Auction Co.

Directors with Terms Expiring in 2001

Royce Martin           Age: 57       Director since 1989

     Mr. Martin is retired.

David L. Parker        Age: 47       Director since 1976

     Mr. Parker is the owner-operator of DKM Farms in Woodland, Tennessee.

Roy N. Pugh            Age: 48       Director since 1983

     Mr. Pugh is a vice president of the Liberty State Bank in Liberty, Tennessee.

Eddie Thomas           Age: 46       Director since 1989

     Mr. Thomas is a lineman for the Upper Cumberland Electric Cooperative (electricity supplier).

Directors with Terms Expiring in 2000

Paul Cantrell          Age: 61       Director since 1994

     Mr. Cantrell is a letter carrier for the United States Postal Service.

James C. Hale          Age: 47       Director since 1988

     Mr. Hale, since January 1, 1996, has served as Vice President at Large and Regional Manager (Southeast Region) of the Laborers International Union of North America. Prior to 1996, he was the Business Manager of the Laborers District Council of Tennessee.

Danny Lattimore        Age: 54       Director since 1991

     Mr. Lattimore is retired.

Executive Officers

     Mr. Gassaway has been the general manager of the Cooperative since 1989.

     Ms. Brown has been the controller of the Cooperative since 1991.

     Ms. McKinney has been the office manager of the Cooperative since 1997. Prior to 1997, Ms. McKinney was the administrative services supervisor of the Cooperative.

Board Committees

     DTC has standing Audit, Compensation and Nominating Committees.

     The Audit Committee, composed of Messrs. Parton, Chumbley and Vinson, will provide assistance to the Board in fulfilling its responsibilities relating to oversight of DTC's financial reporting and internal controls. Some of the Audit Committee's specific duties include:

     - Reviewing DTC's annual and quarterly reports and periodic filings with the SEC;

     - Determining the accounting principles and practices to be followed in the preparation of DTC's financial statements;

     - Determining the scope of and procedures to be used in DTC's annual audit;

     - Analyzing the strength of DTC's internal accounting and financial controls to ensure fair reporting in accordance with generally accepted accounting principles of DTC's publicly released financial statements;

     - Reviewing with management and the external and internal auditors DTC's major financial risk exposures and assessing the necessary steps to minimize those risks.

     The Compensation Committee, composed of Messrs. Hale, Parker and Cantrell, will assist the Board in establishing policies with respect to compensation and all pension and retirement plans for which DTC may have responsibility. The Compensation Committee will review and make recommendations to the Board concerning the following:

     - Annual salary, bonus and other benefits of the directors, senior officers and employees and the overall compensation philosophy;

     - Executive contracts and management perquisites;

     - Stock based plans and other incentive plans; and

     - Policy regarding all pension and retirement plans for which DTC may have responsibility. The Committee also directs the administration of those plans and reviews the investment performance of funds held in the plans.

     The Nominating Committee, composed of Messrs. Martin, Thomas and Lattimore, will assist the Board in determining matters relating to the composition of the Board and in developing effective corporate governance policies. Some of the Nominating Committee's specific duties include:

     - Recommending the size of the Board;

     - Recommending committee members and candidates for the Board;

     - Assessing the performance of the Chief Executive Officer and senior officers in consultation with the Compensation Committee; and

     - Monitoring and recommending changes to DTC's corporate governance policies.

     DTC has adopted a policy that the Chairman of the Board and Chief Executive Officer should be different persons. Accordingly, the DTC Board has elected Mr. Pugh as the Chairman of the Board. Mr. Pugh's receives no additional compensation for his service as Chairman.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS OF THE COOPERATIVE

     The following table shows certain information concerning the compensation paid to H. Wayne Gassaway, General Manager (equivalent to Chief Executive Officer) of the Cooperative, for services rendered during the years ended December 31, 1998, 1997 and 1996. No other officer of the Cooperative earned cash compensation in excess of $100,000 during 1998.

SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                             -----------------------------
NAME AND PRINCIPAL POSITION                                  YEAR    SALARY($)    BONUS($)
---------------------------                                  ----    ---------    --------
H. Wayne Gassaway..........................................  1998    91,135        7,379
  General Manager                                            1997    81,885        4,731
                                                             1996    78,827        3,038

     During 1998, the Cooperative compensated its directors at the rate of $50 per board meeting attended. This rate of pay has been in place since 1951. In addition, board members are provided medical coverage under the Cooperative's group insurance plan generally applicable to all Cooperative employees.

INTERESTS OF CERTAIN PERSONS

     As of the date of this information statement/prospectus, directors and executive officers of the Cooperative are entitled to a total of 13 votes on matters presented for member action, or less than 1% of the total member votes. (See "Management Information.")

     As of the date of this information statement/prospectus, directors and executive officers of DTC would hold less than 1% of DTC stock to be issued in the merger, assuming that the merger was consummated as of such date. (See "Management Information.")

     After the merger, DTC intends to pay its directors a quarterly retainer of $2,000. Members of committees would receive a fee of $100 (plus travel expenses) for each committee meeting attended. All board members also will be eligible for medical coverage under DTC's group medical insurance that will be applicable to all DTC employees. In addition, each person who is a DTC director upon the effectiveness of the merger will receive a grant of 500 shares of DTC Class A voting common stock and an option to buy 1,000 shares of DTC Class A voting common stock at an exercise price of $10.00 per share. Afterwards, at each annual meeting of the shareholders of DTC, each person who continues to serve as a member of the Board following that annual meeting will receive an option to buy 1,000 shares of DTC Class A voting common stock at the then current fair market value of the shares.

     The Board of Directors has provided that upon the effectiveness of the merger, Mr. Gassaway will receive a grant of 1,000 shares of DTC Class A voting common stock and an option to buy 10,000 shares of DTC Class A voting common stock at an exercise price of $10.00 per share.

                        DESCRIPTION OF DTC CAPITAL STOCK

     DTC's authorized capital stock consists of 200,000,000 shares of DTC common stock and 20,000,000 shares of preferred stock. Of the common stock, 199,000,000 shares are designated as Class A voting common stock ("Class A Shares") and 1,000,000 shares are designated as Class B non-voting common stock ("Class B Shares"). Class A Shares will be issued to persons or entities that, as of December 31, 1999, are active members of the Cooperative. Class B Shares will be issued to those persons or entities who, as of December 31, 1999, are inactive members of the Cooperative as a result of their ceasing to have telephone service with the Cooperative. Also, 250,000 Class A Shares are reserved for issuance pursuant to certain DTC stock compensation plans.

     DTC has no plans at this time to issue any of the 20,000,000 authorized shares of preferred stock.

     As of the date of this information statement/prospectus, there are 100 outstanding Class A Shares, all of which are held by the Cooperative, and no outstanding Class B Shares or shares of DTC preferred stock.

     DTC expects that no more than 2,000,000 Class A Shares and 500,000 Class B Shares would be issued in the merger.

DTC COMMON STOCK

DTC Class A Voting Common Stock

     The holders of Class A Shares are entitled to one vote per share. The Charter of DTC does not provide for cumulative voting in the election of directors. The DTC Board may declare dividends on the Class A Shares in its discretion, if funds are legally available for that purpose. Certain covenants in existing loan agreements between the Cooperative and the RUS to which DTC would be subject following the merger, as well as federal statutes and regulations which apply to RUS borrowers, would limit the circumstances under which DTC would be permitted to pay dividends or make other distributions to Class A shareholders. Under these agreements, the RUS must authorize distributions other than in shares of stock unless certain financial ratio requirements are met. On liquidation, holders of Class A Shares are entitled to receive pro rata any remaining assets of DTC after DTC satisfies or provides for the satisfaction of all of its liabilities and the obligations on its preferred stock, if any. Holders of Class A shares do not have preemptive rights to subscribe for or purchase any shares of capital stock or other securities of DTC. All Class A Shares issued in the merger would be fully paid and nonassessable.

DTC Class B Non-Voting Common Stock

     With the exception of the right to vote, holders of Class B Shares have the same rights and preferences as the holders of Class A Shares. The holders of Class B Shares have no voting rights as to any matter affecting DTC.

DTC PREFERRED STOCK

     DTC's Charter authorizes the Board to issue, without further shareholder approval, up to 20,000,000 shares of DTC preferred stock from time to time in one or more series with such designations, powers, preferences and relative voting, distribution, dividend, liquidation, transfer, redemption, merger and other rights, preferences, qualifications, limitations or restrictions as may be provided for the issue of such series by resolution and amendment to DTC's Charter adopted by DTC's Board. This generally is referred to as "blank check" preferred stock. The DTC preferred stock could have priority over Class A Shares or Class B Shares as to dividends and as to the distribution of DTC's assets upon any liquidation, dissolution or winding up of DTC.

STATUTORY PROVISIONS AFFECTING CONTROL OF DTC

     The following discussion concerns the provisions of the TBCA which would affect control of DTC if the merger is approved and consummated.

     The matters discussed below may have an anti-takeover impact and may make tender offers, proxy contests and certain mergers more difficult to consummate.

Control Share Acquisition Act

     Under Sections 48-103-301 through 48-103-312 of the TBCA (the "Control Share Acquisition Act"), the "control shares" of stock acquired by an acquiring person in a "control share acquisition" that exceed certain thresholds of voting power do not have voting rights unless the holders of the other voting shares vote to grant voting rights to the acquiring person's shares. The Control Share Acquisition Act also contains other provisions applicable to a control share acquisition. A corporation is not subject to the Control Share Acquisition Act unless it affirmatively elects in its charter or bylaws to be so subject. Neither the Charter nor the Bylaws of DTC elect to be subject to the Control Share Acquisition Act, and therefore such Act is not be applicable to DTC unless DTC's Charter or Bylaws are subsequently amended to "opt in" to the Control Share Acquisition Act as provided in the TBCA.

Business Combination Act

     Under Sections 48-103-201 through 48-103-209 of the TBCA (the "Business Combination Act"), a "resident domestic corporation" (such as DTC) may not engage in a "business combination" with an "interested shareholder" for a five-year period following such interested shareholder's acquisition date and may engage in a "business combination" with an "interested shareholder" after the expiration of such five-year period only if certain conditions specified in the statute are met. Generally, an "interested shareholder" is one that (i) directly or indirectly beneficially owns 10% or more of the outstanding voting shares of the corporation or (ii) is an affiliate or associate of the corporation and at any time within the last five years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. A "business combination" means any of the following:

     - any merger or consolidation of the resident domestic corporation or any subsidiary with (A) the interested shareholder or any affiliate or associate of the interested shareholder or (B) any other corporation (whether or not itself an interested shareholder) that is, or after the merger or consolidation would be, an affiliate or associate of the interested shareholder;

     - any exchange of shares or securities convertible into shares of the resident domestic corporation with (A) the interested shareholder or any affiliate or associate of the interested shareholder or (B) any other corporation, whether or not itself an interested shareholder of the resident domestic corporation, that is, or after the exchange would be, an affiliate or associate of the interested shareholder;

     - any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to, with or proposed by or on behalf of the interested shareholder, or any affiliate or associate of the interested shareholder, of assets of the resident domestic corporation or any subsidiary: (A) having an aggregate market value equal to 10% or more of

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

       the aggregate market value of all the assets, determined on a consolidated basis, of the resident domestic corporation; (B) having an aggregate market value equal to 10% or more of the aggregate market value of all of the outstanding shares of the resident domestic corporation or
       (C) representing 10% or more of the net income, determined on a consolidated basis, of the resident domestic corporation;

     - any transaction which results in the issuance or transfer by the resident domestic corporation or any subsidiary, in one or more transactions, of any shares or securities convertible into shares of the resident domestic corporation or any subsidiary to such interested shareholder or any affiliate or associate of such interested shareholder except pursuant to the exercise of warrants or rights to purchase shares or securities convertible into shares, or a dividend or distribution paid or made pro rata to all shareholders of the resident domestic corporation, or in connection with the exercise or merger of securities exercisable for or convertible into shares of the resident domestic corporation or any subsidiary which securities were issued outstanding prior to the interested shareholder's share acquisition date;

     - the adoption of any plan or proposal for the liquidation or dissolution of the resident domestic corporation, or any reincorporation of the resident domestic corporation in another state or jurisdiction, proposed by or on behalf of, or pursuant to any written or unwritten agreement, arrangement or understanding with, the interested shareholder or any affiliate or associate of the interested shareholder;

     - any transaction (whether or not with or into or otherwise involving the interested shareholder), proposed by or on behalf of, or pursuant to any agreement, arrangement or understanding (whether or not in writing) with, an interested shareholder or any affiliate or associate of such interested shareholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of shares or securities convertible into shares entitled to vote or securities that are exchangeable for, convertible into, or carry a right to acquire shares entitled to vote, of such resident domestic corporation or any subsidiary which are, directly or indirectly, owned or controlled by the interested shareholder or any affiliate or associate of the interested shareholder, except as a result of immaterial changes due to fractional share adjustments; or

     - any receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, directly or indirectly, except proportionately as a shareholder of the resident domestic corporation, of any loans, advances, guarantees, pledges, financial assistance, security arrangements, restrictive covenants or any tax credits or other tax advantages provided by, through or to the resident domestic corporation or any subsidiary.

     Certain business combinations are excluded from the Business Combination Act, including:

     - unless the charter provide otherwise, a business combination of a resident domestic corporation with, or proposed by or on behalf of, an interested shareholder or any associate or affiliate of the interested shareholder (A) if the resident domestic corporation did not have, on the interested shareholder's acquisition date, a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act; or (B) regardless of such registration, if the resident domestic corporation was, on the interested shareholder's share acquisition date, a holding company whose principal subsidiary was a domestic life insurance company;

     - unless the charter provides otherwise, a business combination of a resident domestic corporation with, or proposed by or on behalf of, an interested shareholder who was an interested shareholder prior to March 11, 1988, unless subsequent to such date the interested

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

       shareholder increased such interested shareholder's proportion of the voting power of the resident domestic corporation's outstanding voting stock to a proportion in excess of the proportion of voting power such interested shareholder held prior to March 11, 1988, without prior board approval;

     - a business combination of a resident domestic corporation, the original charter or original bylaws of which contain a provision, or whose board of directors or shareholders adopt an amendment to the resident domestic corporation's bylaws within 90 days of March 11, 1988, or, if no class or series of its voting stock is registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act within 90 days of March 11, 1988, prior to the issuance of any voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act, expressly electing not to be governed by Sections 205 and 206 of the Business Combination Act;

     - a business combination of a resident domestic corporation with, or proposed by or on behalf of, the interested shareholder who became an interested shareholder inadvertently, if the interested shareholder (A) as soon as practicable divests itself of a sufficient amount of the voting stock of the resident domestic corporation so that it no longer is the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting stock of such corporation and (B) would not at any time within the five-year period preceding the announcement date with respect to the business combination have been an interested shareholder but for such inadvertent acquisition; or

     - a business combination or the transaction which resulted in the shareholder becoming an interested shareholder that is approved by the board of directors of the resident domestic corporation prior to the interested shareholder's share acquisition date, as long as the proposed business combination satisfies any additional applicable requirements imposed by law and by the charter or bylaws of the resident domestic corporation.

     In addition, a resident domestic corporation otherwise subject to the Business Combination Act shall not be subject to Sections 48-103-205 and 48-103-206 if an amendment to the charter or bylaws of the resident domestic corporation is approved by a majority of the outstanding shares to expressly provide that the resident domestic corporation shall not be subject to Sections 48-103-205 and 48-103-206, and further expressly provide that it is not to be effective until two years after the vote.

     The Board of Directors has no present intention to opt out of the provisions of the Business Combination Act and neither DTC's current Charter nor Bylaws opt out of such provisions.

Greenmail Act

     Pursuant to the provisions of Sections 48-103-501 through 48-103-505 of the TBCA (the "Greenmail Act"), it is unlawful for any Tennessee corporation which has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act (like DTC) to purchase, directly or indirectly, any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of the securities to be purchased if such person has held such shares for less than two years, unless (i) the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or (ii) the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

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OTHER PROVISIONS AFFECTING CONTROL OF DTC

     If the merger is approved and consummated, certain provisions of DTC's Charter and Bylaws also may affect control of DTC. The following provisions may have an anti-takeover impact and may make tender offers, proxy contests and certain mergers more difficult to consummate.

Provisions Regarding The Board of Directors

     - Classified Board. A classified board is one for which a certain number, but not all, of the directors are elected on a rotating basis each year. A classified board makes changes in the composition of the board of directors more difficult and thus a potential change in control of a corporation more difficult. The TBCA permits, but does not require, a classified board of directors, divided into as many as three classes. DTC's Charter provides that the Board of Directors is classified into three classes serving staggered, three-year terms. Thus, in any given year, only one-third of the directors would be elected by the shareholders. Classification of the Board could have the effect of extending the time during which the existing Board of Directors could control the operating policies of DTC even though opposed by the holders of a majority of the outstanding DTC stock. The Cooperative currently has a classified Board of Directors.

     - Nomination of Directors. Under the Bylaws of DTC, all nominations for directors by shareholders would be required to be delivered to DTC in writing at least 60 days prior to the first anniversary of the preceding year's annual meeting of shareholders or, in the case of a special meeting of shareholders at which a director or directors would be elected, at least 60 days before the special meeting. A nomination that is not received prior to these deadlines would not be placed on the ballot and such nominee would not be eligible for election. The Board believes that advance notice of nominations by shareholders would afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, would provide an opportunity to inform shareholders about such qualifications. Although this nomination procedure would not give the Board of Directors any power to approve or disapprove shareholder nominations for the election of directors, the nomination procedure could have the effect of precluding a nomination for the election of directors at a particular meeting if the proper procedures were not followed.

     - Removal of Directors. Under the TBCA, unless the charter provides that a director may be removed only for cause, a director of a corporation generally may be removed, with or without cause, by the shareholders if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove the director without cause. If cumulative voting is authorized, a director may not be removed if the number of votes sufficient to elect the director under cumulative voting is voted against the director's removal. If so provided by the charter, any or all of the directors may be removed for cause by a vote of a majority of the entire board of directors. Under DTC's Charter, any director may be removed from office, but only for cause and only by the affirmative vote of 80% of the outstanding shares entitled to vote at an election of directors, voting together as a single voting class. DTC's Charter does not provide for cumulative voting.

       Supermajority Vote Provisions

     DTC's Charter contains "supermajority" vote requirements for certain business combinations. Article 9 provides that, in addition to any vote required by law or other provisions of the Charter or Bylaws, the affirmative vote of not less than 80% of the outstanding shares of "voting stock" (which

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

is defined as all shares of DTC stock that are entitled to vote generally in the election of directors, voting as a single class) would be required for the approval of certain "business combinations" between DTC, or its subsidiaries, and an "interested person" or an "affiliate" of an "interested person."

     A "business combination" is generally defined for purposes of Article 9 as including mergers, sales of all or substantially all of the assets of the corporation and certain other transactions. An "interested person" is defined as a person (other than DTC or its majority owned subsidiaries), who, alone or together with affiliated persons, beneficially own 5% or more of the voting stock of the corporation, as well as certain other persons that are affiliated with an interested person.

     These requirements would not apply when the transaction was approved by 66 2/3% of the directors who are not affiliates of an interested person and who were directors before the time the interested person became an interested person (these directors are called the "Continuing Directors").

Restrictions on Amendments to Charter and Bylaws of DTC

     Several provisions of DTC's Charter require a greater-than-majority vote to be amended. Specifically, Article 7 provides that no amendment to the Charter could alter, modify, change or repeal any or all of the provisions of Article 6 (authorized capital stock and blank check preferred stock), 7 (amendments to the Charter and the Bylaws), 8 (Board of Directors classification, removal, etc.), 10 (indemnification and limitation of certain director liability) or 11 (shareholder action), unless the amendment is adopted by the affirmative vote of not less than 80% of the outstanding shares of voting stock held by shareholders who are otherwise entitled to vote on the matter, voting together as a single voting group. In addition, Article 7 of the Charter requires a greater-than majority vote to alter, modify, change or repeal Section 2.2 of Article 2 (board of directors number and tenure), Sections 4.4 (removal of directors) and 4.5 (director vacancies) of Article 4, Sections 6.7 (notice of shareholder business and nominations) and 6.8 (procedure for election of directors) of Article 6,
Article 9 (indemnification) and Article 12 (amendment of Bylaw) of the Bylaws. However, the provisions of Article 7 would not apply to, and such 80% vote would not be required for, any amendment, alteration, modification or repeal which has first been approved by the affirmative vote of 66 2/3% of the number of directors then in office. Also, Article 9.4 of the Charter requires the affirmative vote of at least 80% of the votes entitled to be cast, voting as a single class, to make, alter, amend, change, add to or repeal any provision inconsistent with Article 9 (supermajority vote for certain business combinations).

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        COMPARISON OF RIGHTS OF COOPERATIVE MEMBERS AND DTC SHAREHOLDERS

     At the special meeting, members of the Cooperative will vote on a plan and agreement of merger which provides for the merger of the Cooperative into DTC. The Cooperative is organized as a cooperative association, and is deemed a not-for-profit corporation, under Tennessee law. DTC is regulated as a for-profit business corporation under Tennessee law. The following discussion describes certain significant differences between the rights of a cooperative's members under provisions of Tennessee law relating to cooperatives as compared to the rights of shareholders under provisions of Tennessee law relating to for-profit business corporations.

MEMBERS VERSUS SHAREHOLDERS

Cooperative

     A Tennessee cooperative is owned by its members. Under the provisions of Tennessee law applicable to telephone cooperatives, no person, other than an incorporator, may become a member of the cooperative unless that person agrees to use telephone service furnished by the cooperative when telephone service is available through its facilities. A cooperative's bylaws may provide that any person, including an incorporator, must cease to be a member if that person fails or refuses to use telephone service made available by the cooperative within a specified time after having become a member. The Cooperative's Bylaws provide that a member automatically shall cease to be a member if that member fails or refuses to use telephone service furnished by the Cooperative within 30 days after service is available to that member. A member of a Tennessee cooperative is entitled to only one vote on matters on which members must vote, regardless of the number of membership interests that the member owns. A member who owns numerous membership interests is not entitled to any additional voting power.

DTC

     A Tennessee for-profit corporation is owned by its shareholders. A Tennessee for-profit corporation must have at least one class of voting capital stock and at least one class of stock (which may be the same class as the voting stock) that is entitled to receive the net assets of the corporation upon dissolution. However, the corporation may issue shares of capital stock divided into different classes or series. In general, a holder of shares of voting stock is entitled to one vote for each share of voting stock that the person owns. This is significantly different from the law applicable to Tennessee cooperatives, which, as discussed above, provides that each member may only have one vote. The general rule for Tennessee cooperatives is one vote per member, whereas the general rule for a for-profit corporation is one vote per share.

AUTHORIZED STOCK

Cooperative

     The Cooperative's Charter does not authorize the issuance of stock, as the Cooperative is a member-based, not-for-profit cooperative.

DTC

     The DTC Charter authorizes stock consisting of 200,000,000 shares of common stock (199,000,000 Class A Shares and 1,000,000 Class B Shares), no par value per share, and 20,000,000 shares of preferred stock.

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TRANSFERABILITY OF OWNERSHIP INTERESTS

Cooperative

     The owner of membership interests in a Tennessee cooperative generally is not able to transfer those membership interests unless the bylaws so provide. If the bylaws do so provide, the bylaws generally limit transferability to other persons or entities that are eligible to become members in the cooperative, and only when such transferees satisfy the cooperative's membership requirements. The Cooperative's Bylaws do not provide for the transferability of Cooperative membership interests.

DTC

     Generally, shares of stock in a for-profit corporation generally are freely transferable, unless the transferor has agreed in some way or is required by applicable securities laws not to transfer the stock or to transfer it only in certain circumstances.

REQUIRED VOTE FOR MERGERS

Cooperative

     Telephone cooperatives may merge with other cooperatives or other corporations, whether not-for-profit or for-profit. To do so, the board of directors of each entity involved in the merger must approve the proposition for the merger and the proposed articles of merger. Before the merger may take place, the proposition for the merger and the proposed articles of merger must be approved by the members of any telephone cooperative involved in the merger. Member approval is obtained upon the affirmative vote of not less than two-thirds of the active members of any telephone cooperative voting at a meeting.

DTC

     Under the TBCA generally, a corporation's board of directors and a majority of the outstanding shares of common stock entitled to vote must approve a merger or share exchange. In accordance with the TBCA, submission by a corporation's board of directors of that action may be conditioned on any basis, including conditions regarding a super-majority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights, if the rights are otherwise available.

     Under the TBCA generally, the shareholders of a corporation need not vote on a merger or share exchange if the corporation is the surviving corporation and the following results occur:

     - the charter remains unchanged after the transaction, subject to certain exceptions;

     - each shareholder of the corporation immediately before the transaction holds an identical number of shares, with identical rights and preferences, after the transaction;

     - the number of voting shares outstanding immediately after the transaction plus the number of voting shares issuable as a result of the transaction, either by conversion of securities issued pursuant to the transaction or the exercise of rights and warrants issued pursuant to the transaction, does not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the transaction; and

     - the number of participating shares outstanding immediately after the transaction, plus the number of participating shares issuable as a result of the transaction, either by conversion or securities issued pursuant to the transaction or the exercise of rights and warrants issued

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

       pursuant to the transaction, does not exceed by more than 20% the total number of participating shares outstanding immediately before the transaction.

BOARD OF DIRECTORS

Cooperative

     A director of a cooperative must be a member of the cooperative or of another cooperative which is a member. A cooperative's board of directors may not consist of less than five directors. Without the approval of the members, a director of a Tennessee cooperative may not receive any salary for services as a director and, except in emergencies, shall not be employed by the cooperative in any capacity involving compensation. The bylaws of a Tennessee cooperative, however, may provide that a fixed fee and expenses of attendance, if any, be allowed to each director for attendance at each meeting of the board. The Cooperative's Bylaws allow directors no more than $50 a day in compensation for each day spent on the Cooperative's business (such as attendance at board meetings).

DTC

     A director of a Tennessee for-profit corporation is not required to be a shareholder, unless the corporation's charter or bylaws require otherwise. There generally are no minimum limits on the number of directors of a Tennessee for-profit corporation (i.e., a board of directors may consist of one director) except as the corporation may provide in its charter or bylaws. Shareholder approval is not required for salary compensation for directors and directors may be employed by the corporation in any capacity involving compensation.

     The charter or bylaws of a Tennessee for-profit corporation may fix the number of directors. Unless the charter or bylaws provide that the board of directors have the power to fix or change the number of directors, including an increase or decrease in the number of directors, only the shareholders may fix or change the number of directors. The charter or bylaws may establish a variable range for the size of the board of directors by fixing a minimum and maximum number of directors. If a variable range is established, the number of directors may be fixed or changed from time to time, within the minimum and maximum, by the shareholders or the board of directors; provided, that unless the charter or bylaws provided otherwise, only the shareholders may change the range for the size of the board of directors or change from a fixed to a variable-range size board or vice versa. If the charter or bylaws fix the number of directors, the number of directors may be increased or decreased from time to time by amendment to the charter or bylaws, as the case may be. DTC's Charter allows the Board, from time to time by resolution adopted by at least 66 2/3% of the Board, to fix the number of DTC directors within the ranges of one to fifteen total directors. This Charter provision may not be amended, modified or repealed unless such amendment, modification or repeal is adopted by the affirmative vote of the holders of at least 80% of the outstanding shares of DTC's outstanding capital stock entitled to vote, voting together as a single class.

CUMULATIVE VOTING FOR DIRECTORS

Cooperative

     The TNPCA provides that members do not have the right to cumulate their votes in the election of directors unless authorized in the charter or bylaws. Neither the Cooperative's Charter nor Bylaws provide for cumulative voting rights.

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DTC

     In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may cast all such votes for a single nominee or may allocate the votes among as many nominees as the shareholder may choose. Without cumulative voting, a plurality of votes cast by the shares entitled to vote at an annual meeting or any special meeting held to elect directors would be necessary to elect all of the directors to be elected at that meeting and no nominee could be elected without the support of a plurality of the shares voting at the meeting. Under the TBCA, shareholders do not have cumulative voting rights unless those rights are provided in the charter. DTC's Charter does not provide for cumulative voting rights.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

Cooperative

     The TNPCA provides that all directors and members of the governing bodies of Tennessee telephone cooperatives, such as the Cooperative, whether or not compensated, shall be immune from suits arising from the conduct of the cooperative's affairs. Such immunity will not be granted for willful or wanton conduct or gross negligence.

DTC

     The TBCA allows Tennessee for-profit corporations to adopt a provision in its charter eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty as a director. Under the TBCA, a Tennessee for-profit corporation may not eliminate or limit director monetary liability for: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful dividends, stock repurchases or redemptions. This provision also may not limit a director's liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. DTC's Charter contains a provision stating that directors shall not be personally liable for monetary damage to the corporation or its shareholders, except to the extent required by the TBCA.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cooperative

     The TNPCA provision, applicable to cooperatives, for the indemnification of directors and officers is substantially the same as the TBCA provision, applicable to for-profit corporations, described below.

DTC

     The TBCA provides that, unless the charter provides otherwise, a Tennessee for-profit corporation shall indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which that person was a party because that person is or was a director or officer, as the case may be, of the corporation against reasonable expenses incurred by that person in connection with the proceeding.

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     In addition, a Tennessee for-profit corporation may indemnify a director, officer, agent or employee made a party to a proceeding because of such person's status as a director, officer, agent or employee, as the case may be, against liability incurred in the proceeding if: (i) that person's conduct was in good faith, (ii) that person reasonably believed (A) in the case of conduct in that person's official capacity with the corporation, that such person's conduct was in the corporation's best interests and (B) in all other cases, that such person's conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, that person had no reasonable cause to believe that the conduct was unlawful. However, a Tennessee for-profit corporation may not indemnify a director, officer, agent or employee against liability incurred in connection with a proceeding by or in the right of the corporation in which that person was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to that person, whether or not involving action in such person's official capacity, in which that person was found liable on the basis that personal benefit was improperly received by that person.

     A Tennessee for-profit corporation also may pay for or reimburse the reasonable expenses incurred by a director, officer, agent or employee who is a party to a proceeding in advance of final disposition of the proceeding if a determination is made that the facts then known to those making the determination would not preclude indemnification and that person furnishes the corporation: (i) a written affirmation of that person's good faith belief that such person has met the standard of conduct required by the TBCA for indemnification; and (ii) a written undertaking to repay the advance if it is ultimately determined that such person is not entitled to indemnification.

     The TBCA allows a director or officer of a Tennessee for-profit corporation to apply to a court for indemnification unless the corporation's charter provides otherwise. Upon application, a court may order indemnification of such person if the court determines that person is: (i) entitled to mandatory indemnification; or (ii) fairly and reasonably entitled to indemnification in view of all relevant circumstances, whether or not the director met the standard of conduct set forth in the TBCA or was found liable in connection with a proceeding by or in the right of the corporation or in connection with any other proceeding charging improper personal benefit to that person, but if that person was found liable in such proceedings, the indemnification must be limited to reasonable expenses incurred.

     DTC's Charter contains a provision that directors, officers, agents and employees of DTC, as well as persons serving in such capacities for another entity at the request of DTC, may be indemnified to the fullest extent provided by law. DTC's Bylaws also contain a provision that such persons shall be entitled to indemnification to the fullest extent provided by law. DTC's Charter provides that DTC may purchase and maintain insurance to cover indemnification expenses, whether or not indemnification would be permissible under the TBCA in the absence of insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of DTC pursuant to the foregoing provisions, or otherwise, DTC has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and, therefore, is unenforceable.

AMENDMENTS TO CHARTER AND BYLAWS

Cooperative

     A Tennessee cooperative may amend: (i) its charter by adoption of a resolution of the board of directors followed by an affirmative vote of not less than two-thirds of the active members voting at a meeting; and (ii) its bylaws by a majority vote of the members voting at a meeting, at which a quorum is present.

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DTC

     With certain exceptions, an amendment to the charter of a Tennessee for-profit corporation must first be proposed by its board of directors to be submitted to the shareholders at an annual or special meeting. The board must recommend the amendment to the shareholders, unless the board determines that because of conflict of interest or other special circumstances, it should make no recommendation and it communicates the basis for its determination to the shareholders with the amendment. The amendment is adopted upon receiving the affirmative vote of a majority of the shares entitled to vote, unless the charter, the TBCA or the board specify a higher percentage, or unless any class of shares is entitled to vote as a class on the amendment, in which case the amendment is adopted upon receiving the affirmative vote of a majority of votes cast by holders of shares of each class entitled to vote as a class and of the total number of shares entitled to vote.

     The TBCA provides that shares of one class are entitled to vote as a class if the amendment would do any of the following: (i) increase or decrease the aggregate number of authorized shares of such class; (ii) effect an exchange or reclassification of all or parts of the shares of such class into shares of another class; (iii) effect an exchange or reclassification, or create a right of exchange, of all or any part of the shares of another class into the shares of such class; (iv) change the designations, preferences, limitations or relative rights of all or part of the shares of such class; (v) change the shares of all or part of the class into a different number of shares of the same class; (vi) create a new class or change a class with subordinate and inferior rights into a class of shares, having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of the class, or increase the rights, preferences or number of authorized shares of any class having rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the shares of the class; (vii) authorize the issuance as a share dividend of shares of the class in respect of shares of another class; (viii) limit or deny the existing preemptive rights of all or part of the shares of the class; or
(ix) cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class.

     Also pursuant to the TBCA, the board of directors may amend the charter without the approval of the shareholders with respect to: (i) the deletion of the names and addresses of the initial directors; (ii) the deletion of the name and address of the initial registered agent or registered office, if a statement of change is on file with the secretary of state; (iii) the designation or change of address of the principal office of the corporation; (iv) the change of each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the corporation has only shares of that class outstanding; (v) the change of the corporate name by substituting the word "corporation," "incorporated," "company," or the abbreviation "corp.," inc.," or "co." for a similar word or abbreviation in the name, or by adding deleting or changing a geographical attribution for the name; (vi) the designation of the street address and zip code of the corporation's current registered office, the county in which the office is located, and the name of its current registered agent at that office; (vii) the deletion of the initial principal office, if an annual report is on file with the secretary of state; or (viii) any other change expressly permitted by the TBCA to be made without shareholder action.

     Under the TBCA, a corporation's bylaws may be amended or repealed by the board of directors, unless: (i) the corporation's charter or the TBCA reserve that power, in whole or in part, to the shareholders of the corporation; or (ii) the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. In addition, a corporation's shareholders may amend or repeal the corporation's bylaws even though the bylaws may also be amended or repealed by the board of directors.

     DTC's Charter provides that the bylaws may be altered or repealed in accordance with the TBCA. DTC's Charter requires a supermajority vote to amend certain provisions of the Charter and of the Bylaws. (See "Description of DTC Capital Stock -- Other Provisions Affecting Control of DTC -- Restrictions on Amendments to Charter and Bylaws of DTC.")

SPECIAL MEETINGS OF MEMBERS/SHAREHOLDERS; ACTION WITHOUT MEETING

Cooperative

     Special meetings of the members of a cooperative may be called by the board of directors, by any three directors, by the president or by not less than 10% of all the members.

     The TNPCA allows any action which may be taken at a meeting of the members to be taken without a meeting if all of the active members entitled to vote thereon sign a written consent setting forth the action taken.

DTC

     Special meetings of the shareholders of a Tennessee for-profit corporation may be called by the board of directors, the person(s) authorized to do so by the charter or bylaws or, unless the charter provides otherwise, by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. DTC's Charter provides that the holders of at least 20% of all the votes entitled to be cast on any issue proposed to be considered at a proposed special meeting are necessary to call such a special meeting. DTC's Bylaws authorize a majority of the Board of Directors to call a special meeting of shareholders.

     Any action which may be taken at a meeting of the shareholders of a Tennessee for-profit corporation may be taken without a meeting if all of the shareholders entitled to vote thereon sign a written consent setting forth the action taken.

QUORUM REQUIREMENTS

Cooperative

     A quorum for a meeting of the members of a Tennessee cooperative is the presence, in person, of the lesser of: (i) 2% of all members; or (ii) 50 members. Thus, in a Tennessee cooperative that has numerous members, such as the Cooperative, 50 active members would constitute a quorum at a meeting of members and the majority of a quorum may take action at the meeting (unless the charter or other provisions of law require a higher percentage for member actions).

DTC

     In general, under the TBCA, a quorum of shareholders in a for-profit corporation is present when the holders of a majority of the shares entitled to vote at the meeting are present in person or by proxy, although the corporation's charter may specify a greater percentage. The TBCA does not specify a maximum percentage of shares or number of shareholders that may constitute a quorum.

DIVIDENDS AND OTHER DISTRIBUTIONS

Cooperative

     The Cooperative Act provides that all operating revenues for a fiscal year in excess of the amounts necessary to pay expenses of operating and maintaining the cooperative's facilities and interest during the fiscal year shall be distributed to the cooperative's members. The distribution may be, in the discretion of the board, either: (i) a refund; or (ii) a general rate reduction. A refund may be: (i) a credit on the cooperative's books as a capital credit; (ii) in cash; or (iii) a combination of
(i) and (ii). In addition, each member's refund amount (other than a refund given as a general rate reduction) shall be the same percentage of the total funds available for credit to members as such member contributed to the total capital credits of the cooperative for the period involved.

     Throughout its existence, the Cooperative has accounted for the equity of its members through capital credits. Each year the Cooperative has mailed a statement to each capital credit holder showing the holder's percentage of that period's capital credit. Each member's capital credit account balance as of December 31, 1998 appears on the page of that member's information statement/prospectus on which the mailing label appears.

     No capital credits are issued on initial membership. To determine a member's capital credits, at the end of each year each member's total capital credits (i.e. amounts paid to the Cooperative for wireline services rendered) is calculated and then compared to total member capital credits for the year, creating an allocation ratio which is then applied to the Cooperative's net income. The resulting share of net income is then reflected on each member's individual capital credit account and becomes part of that member's capital credit account balance. Neither dividends nor interest has been or currently is paid on capital credits. Such credits are accumulated on the books of the Cooperative rather than paid in cash.

     The Cooperative's Bylaws allow the Board to repay capital credits at any time in full or in part in the order of priority according to the year in which the capital was furnished, but only if the Cooperative's financial condition would not be impaired.

     The Bylaws also authorize the Board to repay to an estate the capital credits of a deceased person at any time, if the Cooperative's financial condition would not be impaired, upon written request by the deceased person's legal representative. The Cooperative has refunded the capital credits accumulated through June 30, 1999 to the estates of deceased persons and to dissolved businesses which have made written application for a refund. If the merger is approved and consummated, capital credits would cease to exist and, accordingly, would not accumulate.

DTC

     A Tennessee for-profit corporation is not required to pay dividends on shares of its capital stock. Instead, except to the extent restricted in the corporation's charter or by covenants in agreements with lenders or others, dividends and distributions are within the discretion of the corporation's board of directors, provided that the corporation is solvent at the time of paying the dividend and that paying the dividend would not render the corporation insolvent.

DISSENTERS' RIGHTS

Cooperative

     The Cooperative Act does not provide dissenters' rights to members of a Tennessee cooperative.

DTC

     A shareholder of a Tennessee for-profit corporation participating in certain major corporate transactions, may, under varying circumstances, be entitled to dissenters' rights pursuant to which the shareholder may receive cash in the amount of the fair value of the shareholder's shares in lieu of the consideration the shareholder would otherwise receive in the transaction.

     Dissenters' rights generally are available to shareholders of a Tennessee for-profit corporation if: (i) the corporation sells, leases, exchanges or otherwise disposes of all or substantially all of its assets, but only if (a) the sale, lease, exchange or other disposition is not in the usual and regular course of business and (b) the shareholder is otherwise entitled to vote on the sale, lease, exchange or other disposition; (ii) the corporation consummates a merger, but only if (a) shareholder approval is required by the TBCA or the charter and the shareholder is entitled to vote or (b) the corporation is a subsidiary that is merged with its parent under Section 48-21-105 of the TBCA;
(iii) the corporation consummates a share exchange to which the corporation is a party as the corporation whose shares will be acquired, but only if the shareholder is entitled to vote; or (iv) the corporation takes any action pursuant to a shareholder vote to the extent that the charter, bylaws or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissenters' rights.

     Shareholders of a Tennessee for-profit corporation also have dissenters' rights if an amendment to the charter would materially and adversely affect rights in respect of a dissenter's shares because it: (i) alters or abolishes a preferential right of the shares; (ii) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (v) reduces the number of shares owned by the shareholder to a fraction of a share, if the factional share is to be acquired for cash under Section 48-16-104 of the TBCA.

     With respect to mergers, share exchanges, the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation not in the ordinary or regular course of business, and amendments to the charter that materially and adversely affects rights in respect of a dissenter's shares, dissenters' rights are not available under the TBCA as to shares that are (i) listed on an exchange registered under Section 6 of the Exchange Act or (ii) a "national market system security," as defined in the rules promulgated pursuant to the Exchange Act.

PREEMPTIVE RIGHTS

Cooperative

     The Cooperative Act does not provide for preemptive rights of members.

DTC

     The TBCA does not provide for preemptive rights unless a corporation's charter specifically so provides. The DTC Charter does not provide for preemptive rights.

                                 LEGAL MATTERS

     Certain legal matters in connection with the merger will be passed upon for the Cooperative and DTC by their special legal counsel, Tuke Yopp & Sweeney, PLC of Nashville, Tennessee.

                                    EXPERTS

     The consolidated financial statements of the Cooperative as of December 31, 1997 and 1998 and for each of the three years in the respective periods ended December 31, 1996, 1997 and 1998 included in this information statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                         INDEX TO FINANCIAL STATEMENTS

PRO FORMA DATA

     Pro Forma Consolidated Statement of Income Data for the
      year ended December 31, 1998..........................   F-2

     Pro Forma Consolidated Balance Sheet Data as of June
      30, 1999..............................................   F-3

     Pro Forma Consolidated Statement of Income Data for the
      six months ended June 30, 1999........................   F-4

     Notes to Pro Forma Selected Consolidated Financial
      Data..................................................   F-5

HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF DEKALB
  TELEPHONE COOPERATIVE, INC.

     Report of Independent Public Accountants...............   F-6

     Consolidated Balance Sheets as of December 31, 1997 and
      1998..................................................   F-7

     Consolidated Statements of Income for the years ended
      December 31, 1996, 1997 and 1998......................   F-8

     Consolidated Statements of Patronage Capital for the
      years ended December 31, 1996, 1997 and 1998..........   F-9

     Consolidated Statements of Cash Flows for the years
      ended December 31, 1996, 1997 and 1998................  F-10

     Notes to Consolidated Financial Statements.............  F-11

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF DEKALB
  TELEPHONE COOPERATIVE, INC.

     Consolidated Balance Sheets as of December 31, 1998 and
      June 30, 1999.........................................  F-21

     Consolidated Statements of Income for the six months
      ended June 30, 1998 and 1999..........................  F-22

     Consolidated Statements of Cash Flows for the six
      months ended June 30, 1998 and 1999...................  F-23

     Notes to Consolidated Financial Statements.............  F-24

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                                   HISTORICAL    ADJUSTMENTS      PRO FORMA
                                                   -----------   ------------    -----------
OPERATING REVENUE:
  Local telephone services revenue...............  $ 4,189,939   $         --    $ 4,189,939
  Network access services revenue................    8,876,861             --      8,876,861
  Wireless products and services revenue.........    3,462,958             --      3,462,958
  Miscellaneous revenue..........................    1,595,730             --      1,595,730
                                                   -----------   ------------    -----------
       Total operating revenue...................   18,125,488             --     18,125,488
                                                   -----------   ------------    -----------
OPERATING EXPENSES:
  Plant operations expense.......................    3,900,176             --      3,900,176
  Depreciation and amortization..................    4,585,799             --      4,585,799
  Customer operations expense....................    1,131,798             --      1,131,798
  Corporate operations expense...................    3,403,317             --      3,403,317
  Operating taxes................................      380,676             --        380,676
                                                   -----------   ------------    -----------
       Total operating expenses..................   13,401,766             --     13,401,766
                                                   -----------   ------------    -----------
       Total operating income....................    4,723,722             --      4,723,722
                                                   -----------   ------------    -----------
OTHER INCOME (EXPENSE):
  Loss on retirement of assets...................     (327,605)            --       (327,605)
  Interest expense...............................   (1,109,359)            --     (1,109,359)
  Interest income................................      712,644             --        712,644
  Other income...................................      510,119             --        510,119
                                                   -----------   ------------    -----------
       Total other income (expense)..............     (214,201)            --       (214,201)
                                                   -----------   ------------    -----------
       Income before income taxes................    4,509,521             --      4,509,521
PROVISION FOR INCOME TAXES.......................      106,845      1,610,445(a)   1,717,290
                                                   -----------   ------------    -----------
       Net income................................  $ 4,402,676   $  1,610,445    $ 2,792,231
                                                   ===========   ============    ===========
  Weighted average shares outstanding............                                  1,770,309
                                                                                 ===========
     Basic earnings per share....................                                $      1.58
                                                                                 ===========
     Diluted earnings per share..................                                $      1.58
                                                                                 ===========

    The accompanying notes to pro forma selected consolidated financial data are an integral part of this financial data.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                   PRO FORMA CONSOLIDATED BALANCE SHEET DATA
                                 JUNE 30, 1999
                                  (UNAUDITED)

                                                               HISTORICAL       ADJUSTMENTS        PRO FORMA
                                                              ------------      ------------      ------------
                                                    ASSETS
CURRENT ASSETS:
  Cash......................................................  $  1,506,703      $         --      $  1,506,703
  Marketable securities.....................................    13,981,614          (128,101)(b)    11,509,772
                                                                                  (2,343,741)(c)
  Telecommunications accounts receivable....................     2,508,063                --         2,508,063
  Other receivables.........................................       184,593                --           184,593
  Materials and supplies....................................       248,808                --           248,808
  Prepaids and other current assets.........................       190,454                --           190,454
  Deferred tax assets.......................................        66,366                --            66,366
                                                              ------------      ------------      ------------
        Total current assets................................    18,686,601        (2,471,842        16,214,759
                                                              ------------      ------------      ------------
PROPERTY, PLANT AND EQUIPMENT:
  Property, plant and equipment, at cost....................    61,407,568                --        61,407,568
  Accumulated depreciation..................................   (32,377,374)               --       (32,377,374)
                                                              ------------      ------------      ------------
        Net property, plant and equipment...................    29,030,194                --        29,030,194
  Property, plant and equipment under construction..........     3,817,999                --         3,817,999
                                                              ------------      ------------      ------------
        Total property, plant and equipment.................    32,848,193                --        32,848,193
                                                              ------------      ------------      ------------
OTHER ASSETS................................................       526,486                --           526,486
                                                              ------------      ------------      ------------
                                                              $ 52,061,280      $ (2,471,842)     $ 49,589,438
                                                              ============      ============      ============
                                            LIABILITIES AND EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $    865,514      $         --      $    865,514
  Advance billings and payments.............................        81,348                --            81,348
  Customer deposits.........................................       178,906                --           178,906
  Current maturities of long-term debt......................       859,171                --           859,171
  Accrued taxes.............................................       182,511                --           182,511
  Accrued salaries, wages and benefits......................       438,155                --           438,155
  Other accrued liabilities.................................       537,413                --           537,413
                                                              ------------      ------------      ------------
        Total current liabilities...........................     3,143,018                --         3,143,018
LONG-TERM DEBT:
  Rural Utilities Service, net of current maturities........    22,329,851                --        22,329,851
OTHER LIABILITIES:
  Postretirement benefits other than pension................       555,422                --           555,422
  Deferred tax liabilities..................................       522,397                --           522,397
                                                              ------------      ------------      ------------
        Total liabilities...................................    26,550,688                --        26,550,688
                                                              ------------      ------------      ------------
COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY:
  Patronage capital.........................................    25,510,592       (23,166,851)(b)            --
                                                                                  (2,343,741)(c)
                                                              ------------      ------------      ------------
        Total members' equity...............................    25,510,592       (25,510,592)               --
                                                              ------------      ------------      ------------
SHAREHOLDERS' EQUITY:
  Common stock, Class A, voting.............................            --        18,431,000(b)     18,431,000
  Common stock, Class B, non-voting.........................            --         4,607,750(b)      4,607,750
                                                              ------------      ------------      ------------
        Total stockholders' equity..........................            --        23,038,750        23,038,750
                                                              ------------      ------------      ------------
                                                              $ 52,061,280      $ (2,471,842)     $ 49,589,438
                                                              ============      ============      ============

    The accompanying notes to pro forma selected consolidated financial data are an integral part of this financial data.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                PRO FORMA CONSOLIDATED STATEMENT OF INCOME DATA
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

                                               HISTORICAL      ADJUSTMENTS      PRO FORMA
                                               -----------     -----------     -----------
OPERATING REVENUE:
  Local telephone services revenue...........  $ 2,172,634     $        --     $ 2,172,634
  Network access services revenue............    5,525,233              --       5,525,233
  Wireless products and services revenue.....    2,052,323              --       2,052,323
  Miscellaneous revenue......................      812,693              --         812,693
                                               -----------     -----------     -----------
          Total operating revenue............   10,562,883              --      10,562,883
                                               -----------     -----------     -----------
OPERATING EXPENSES:
  Plant operations expense...................    1,927,959              --       1,927,959
  Depreciation and amortization..............    2,445,884              --       2,445,884
  Customer operations expense................      624,295              --         624,295
  Corporate operations expense...............    1,564,198              --       1,564,198
  Operating taxes............................      247,804              --         247,804
                                               -----------     -----------     -----------
          Total operating expenses...........    6,810,140              --       6,810,140
                                               -----------     -----------     -----------
          Total operating income.............    3,752,743              --       3,752,743
                                               -----------     -----------     -----------
OTHER INCOME (EXPENSE):
  Interest expense...........................     (539,921)             --        (539,921)
  Interest income............................      420,447              --         420,447
  Other income...............................      171,661              --         171,661
                                               -----------     -----------     -----------
          Total other income (expense).......       52,187              --          52,187
                                               -----------     -----------     -----------
          Income before income taxes.........    3,804,930              --       3,804,930
PROVISION FOR INCOME TAXES...................      152,011       1,279,587(a)    1,431,598
                                               -----------     -----------     -----------
          Net income.........................  $ 3,652,919     $ 1,279,587     $ 2,373,332
                                               ===========     ===========     ===========
  Weighted average shares outstanding........                                    2,128,011
                                                                               ===========
     Basic earnings per share................                                  $      1.12
                                                                               ===========
     Diluted earnings per share..............                                  $      1.12
                                                                               ===========

    The accompanying notes to pro forma selected consolidated financial data are an integral part of this financial data.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

            NOTES TO PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA
                                  (UNAUDITED)

(a) To record an income tax provision for both the year ended December 31, 1998 and the six months ended June 30, 1999 as if the Company had been a taxable corporation.

(b) To record the conversion of outstanding capital credits into shares of common stock at a conversion ratio of 10 - to - 1 and the cash payment of fractional shares.

(c)    To record the retirement of all capital credits earned prior to 1990.

NOTE: The pro forma consolidated statement of income data does not include approximately $850,000 of non-recurring expenses that will be recorded by the Company in connection with the reorganization of the Company. These $850,000 of non-recurring expenses include expenses related to legal, consulting, accounting and other professional service fees.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To DeKalb Telephone Cooperative, Inc.:

     We have audited the accompanying consolidated balance sheets of DeKalb Telephone Cooperative, Inc., (a Tennessee cooperative) and subsidiary as of December 31, 1997 and 1998 and the related statements of income, patronage capital and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DeKalb Telephone Cooperative, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Nashville, Tennessee
September 1, 1999 (except with respect to the matter discussed in Note 11 as to which the date is October 18, 1999)

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1998

                                                                  1997           1998
                                                              ------------   ------------
                                         ASSETS
CURRENT ASSETS:
  Cash......................................................  $  1,660,085   $  2,098,624
  Marketable securities.....................................    12,485,539     12,152,700
  Telecommunications accounts receivable, less allowance for uncollectible accounts of $209,504 in 1997 and $257,018
     in 1998................................................     1,886,006      2,309,179
  Other receivables.........................................       188,696        208,533
  Materials and supplies....................................       191,680        241,210
  Prepaids and other current assets.........................       374,318        404,661
  Deferred tax assets.......................................        44,393         75,525
                                                              ------------   ------------
          Total current assets..............................    16,830,717     17,490,432
                                                              ------------   ------------
PROPERTY, PLANT AND EQUIPMENT:
  Property, plant and equipment, at cost....................    55,567,145     59,505,122
  Accumulated depreciation..................................   (28,199,391)   (29,995,236)
                                                              ------------   ------------
          Net property, plant and equipment.................    27,367,754     29,509,886
  Property, plant and equipment under construction..........     1,580,555      2,450,920
                                                              ------------   ------------
          Total property, plant and equipment...............    28,948,309     31,960,806
                                                              ------------   ------------
OTHER ASSETS................................................       140,136        416,270
                                                              ------------   ------------
                                                              $ 45,919,162   $ 49,867,508
                                                              ============   ============
                             LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $    804,506   $  2,009,225
  Advance billings and payments.............................        50,952         68,081
  Customer deposits.........................................       139,923        160,023
  Current maturities of long-term debt......................       845,394        818,258
  Accrued taxes.............................................       665,844        378,367
  Accrued salaries, wages and benefits......................       404,515        442,535
  Other accrued liabilities.................................       230,027        208,095
                                                              ------------   ------------
          Total current liabilities.........................     3,141,161      4,084,584
LONG-TERM DEBT:
  Rural Utilities Service, net of current maturities........    23,665,197     22,844,766
OTHER LIABILITIES:
  Postretirement benefits other than pension................       532,288        562,272
  Deferred tax liabilities..................................       234,593        387,025
                                                              ------------   ------------
          Total liabilities.................................    27,573,239     27,878,647
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY:
  Patronage capital.........................................    18,345,923     21,988,861
                                                              ------------   ------------
                                                              $ 45,919,162   $ 49,867,508
                                                              ============   ============

          The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                    1996           1997           1998
                                                 -----------    -----------    -----------
OPERATING REVENUE:
  Local telephone services revenue.............  $ 3,704,232    $ 3,942,016    $ 4,189,939
  Network access services revenue..............    7,891,713      8,241,547      8,876,861
  Wireless products and services revenue.......    2,859,073      3,085,127      3,462,958
  Miscellaneous revenue........................    1,317,077      1,501,896      1,595,730
                                                 -----------    -----------    -----------
          Total operating revenue..............   15,772,095     16,770,586     18,125,488
                                                 -----------    -----------    -----------
OPERATING EXPENSES:
  Plant operations expense.....................    3,685,576      3,345,253      3,900,176
  Depreciation and amortization................    3,726,916      4,879,396      4,585,799
  Customer operations expense..................      906,029        910,398      1,131,798
  Corporate operations expense.................    2,657,818      3,318,639      3,403,317
  Operating taxes..............................      425,518        403,971        380,676
                                                 -----------    -----------    -----------
          Total operating expenses.............   11,401,857     12,857,657     13,401,766
                                                 -----------    -----------    -----------
          Total operating income...............    4,370,238      3,912,929      4,723,722
                                                 -----------    -----------    -----------
OTHER INCOME (EXPENSE):
  Loss on retirement of assets.................           --     (1,107,149)      (327,605)
  Interest expense.............................   (1,186,667)    (1,119,355)    (1,109,359)
  Interest income..............................      452,147        649,553        712,644
  Other income.................................      123,546        234,212        510,119
                                                 -----------    -----------    -----------
          Total other income (expense).........     (610,974)    (1,342,739)      (214,201)
                                                 -----------    -----------    -----------
INCOME BEFORE INCOME TAXES.....................    3,759,264      2,570,190      4,509,521
PROVISION FOR INCOME TAXES.....................      256,139        196,900        106,845
                                                 -----------    -----------    -----------
          Net income...........................    3,503,125      2,373,290      4,402,676
PRO FORMA INFORMATION ASSUMING MERGER WITH DTC
  (NOTE 11) (UNAUDITED)
ADDITIONAL PROVISION FOR INCOME TAXES..........    1,223,050        833,435      1,610,445
                                                 -----------    -----------    -----------
PRO FORMA NET INCOME...........................    2,280,075      1,539,855      2,792,231
                                                 ===========    ===========    ===========
  Weighted average shares outstanding..........    1,302,411      1,514,019      1,770,309
                                                 ===========    ===========    ===========
     Basic earnings per share..................  $      1.75    $      1.02    $      1.58
                                                 ===========    ===========    ===========
     Diluted earnings per share................  $      1.75    $      1.02    $      1.58
                                                 ===========    ===========    ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF PATRONAGE CAPITAL
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                        1996          1997          1998
                                                     -----------   -----------   -----------
PATRONAGE CAPITAL, beginning of year...............  $14,124,948   $16,861,484   $18,345,923
  Net income.......................................    3,503,125     2,373,290     4,402,676
  Capital credits retired..........................     (766,589)     (888,851)     (759,738)
                                                     -----------   -----------   -----------
PATRONAGE CAPITAL, end of year.....................  $16,861,484   $18,345,923   $21,988,861
                                                     ===========   ===========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                        1996          1997          1998
                                                     -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.......................................  $ 3,503,125   $ 2,373,290   $ 4,402,676
     Adjustments to reconcile net income to net
       cash provided by operating activities:
       Depreciation and amortization...............    3,726,916     4,879,396     4,585,799
       Deferred taxes..............................      254,260         8,200       121,300
       Loss on retirement of fixed assets..........           --     1,107,149       327,605
       Changes in assets and liabilities:
          Receivables..............................       16,058      (244,999)     (443,010)
          Materials and supplies...................      143,742        58,471       (49,530)
          Prepaids and other current assets........     (295,890)        4,036       (30,343)
          Accounts payable.........................     (266,958)      111,197     1,204,719
          Advance billings and payments............       (1,076)        3,732        17,129
          Customer deposits........................       17,125        18,700        20,100
          Accrued liabilities......................      (90,067)      257,656      (271,389)
          Postretirement benefits other than
             pension...............................      (22,689)     (318,051)       29,984
                                                     -----------   -----------   -----------
             Net cash provided by operating
               activities..........................    6,984,546     8,258,777     9,915,040
                                                     -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale (purchase) of marketable securities, net....   (1,842,015)   (4,034,650)      332,839
  Construction and acquisition of property, plant
     and equipment, net............................   (3,263,597)   (2,123,369)   (7,925,901)
  (Increase) decrease in other assets, net.........      (92,385)        2,246      (276,134)
                                                     -----------   -----------   -----------
             Net cash used in investing
               activities..........................   (5,197,997)   (6,155,773)   (7,869,196)
                                                     -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt.......................     (847,498)     (877,542)     (847,567)
  Retirement of capital credits....................     (766,589)     (888,851)     (759,738)
                                                     -----------   -----------   -----------
             Net cash used in financing
               activities..........................   (1,614,087)   (1,766,393)   (1,607,305)
                                                     -----------   -----------   -----------
NET INCREASE IN CASH...............................      172,462       336,611       438,539
CASH, beginning of year............................    1,151,012     1,323,474     1,660,085
                                                     -----------   -----------   -----------
CASH, end of year..................................  $ 1,323,474   $ 1,660,085   $ 2,098,624
                                                     ===========   ===========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash payments for income taxes...................  $     1,879   $    92,500   $   252,398
                                                     ===========   ===========   ===========
  Cash payments for interest.......................  $ 1,278,228   $ 1,229,349   $ 1,191,819
                                                     ===========   ===========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998

1. SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     DeKalb Telephone Cooperative, Inc. ("the Company") was formed under the laws of the State of Tennessee in 1951 for the purpose of providing telecommunications services to a rural region of eastern middle Tennessee. The Company formed Advantage Cellular Systems, Inc. ("Advantage"), a wholly owned subsidiary, in 1991 for the purpose of providing cellular telecommunications services.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated.

MARKETABLE SECURITIES

     In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("FAS 115"), the Company considers its investment in debt securities as held-to-maturity. The securities are reflected in the consolidated balance sheets at amortized cost, and interest income is included in the consolidated statements of income as earned.

MATERIALS AND SUPPLIES

     Materials and supplies are stated at the lower of cost or market with cost determined by the average cost method.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost, including labor and other direct costs associated with installation. The Company capitalizes interest costs incurred during construction in the cost of property, plant and equipment. Those capitalized interest charges were $88,530, $114,847, and $69,947 in 1996, 1997, and 1998, respectively. Improvements that significantly add to productive capacity or extend the useful life are capitalized, while repairs and maintenance are expensed as incurred.

     Depreciation is calculated on a straight-line basis at annual rates that will amortize the depreciable property over its estimated useful life. Individual depreciation rates are as follows:

Buildings...................................................          3.3%
Central office equipment....................................   8.0 - 10.0%
Poles, cables, wire and towers..............................          5.0%
Public telephone equipment..................................         10.0%
Furniture and office equipment..............................  10.0 - 12.5%
Vehicles and other work equipment...........................  10.0 - 20.0%

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

     When depreciable property, plant and equipment is retired in the normal course of business, the amount of such property, plant and equipment is deducted from the property, plant and equipment account and the accumulated depreciation account. Gains or losses on disposition are amortized with the remaining net investment in property, plant and equipment. When specifically identifiable depreciable property, plant and equipment is retired outside the normal course of business, the Company recognizes any gains or losses in the consolidated statements of income. During 1997 and 1998, the Company recorded losses on retirements of property, plant and equipment of $1,107,149 and $327,605, respectively.

HEALTH INSURANCE

     The Company has assumed self-insured risks for employee health insurance. The Company has purchased stop-loss coverage that insures all benefits up to a maximum of $400,000 per participant per year. The Company's deductible is $35,000 per participant per year.

     The Company has established a trust fund to administer the processing and payment of all health care claims. The Company contributes an amount monthly to the trust fund representing an estimate of the health care costs expected to be incurred, which amount is expensed as incurred. Management has evaluated the adequacy of the contributions to the trust fund for each of the three years ended December 31, 1998 and believes that the contributions are sufficient to cover all claims relating to those years.

INCOME TAXES

     The Company is organized and operates as a cooperative. As such, the Company is not subject to federal or state income taxes provided it meets the requirements of the Internal Revenue Code to continue to qualify as a cooperative. The Company is, however, subject to income taxes on income unrelated to the provision of telephone service.

     The Company's wholly owned subsidiary, Advantage, is a taxable corporation. Income taxes of Advantage are accounted for using Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("FAS 109"). Under FAS 109, Advantage recognizes deferred tax assets and liabilities for future tax consequences of events that have been previously recognized in its financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of the enacted tax law.

MEMBERSHIP FEES AND PATRONAGE CAPITAL

     The Company does not charge its members membership fees. Patronage capital is the net income retained by the Company and is allocated to members based on their respective purchases of services from the Company. The Company's board of directors approves all capital credit retirements, which are paid in the year approved.

REVENUE RECOGNITION

     Revenue for telecommunications services is recognized as services are provided. Due to the timing of the Company's billing cycles, at any point in time certain services have been provided to customers but not yet billed. Revenue that has been earned but not yet billed to customers amounts

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY to $197,673 and $280,527 at December 31, 1997 and 1998, respectively, and is included in telecommunications accounts receivable in the consolidated balance sheets. Additionally, the Company invoices customers one month in advance for certain recurring charges, resulting in advance billings and payments of $50,952 and $68,081 at December 31, 1997 and 1998, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments ("FAS 107"), the Company calculates the fair value of financial instruments using quoted market prices and the present value of future cash flows. At December 31, 1997 and 1998, the fair value of the Company's long-term debt was $22,171,213 and $21,462,612, respectively, compared to carrying values of $24,510,591 and $23,663,024, respectively. For the Company's other financial instruments, there were no material differences between fair values and carrying amounts.

RECENT ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("FAS 130"). FAS 130 requires that the changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. For 1996, 1997 and 1998, the Company's comprehensive income was equal to net income.

     Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, ("FAS 131"). FAS 131 establishes standards for reporting information about operating segments in the Company's consolidated financial statements and requirements for related disclosure about the Company's products and services, geographic areas and major customers. The Company has two reportable segments-- Wireline Services and Wireless Products and Services-- and has disclosed information for each of these segments in these consolidated financial statements.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). As permitted, the Company has elected to adopt the provisions of SOP 98-1 during the year-ended December 31, 1998. Under the provisions of SOP 98-1, the Company began capitalizing and amortizing the cost of its internal use software that it had previously expensed as incurred. During 1998, the Company capitalized approximately $500,000 of internal use software that previously would have been expensed.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

2. MARKETABLE SECURITIES

     Total investment earnings for December 31, 1996, 1997 and 1998 were $452,147, $649,553 and $712,644, respectively, and consisted solely of interest income.

     Marketable securities as of December 31, 1997 and 1998 are comprised of the following:

                                                                 1997          1998
                                                              -----------   -----------
U.S. Treasury Securities, interest ranging from 5.5% to
  6.4%, maturing 1999.......................................  $11,745,539   $11,337,700
Certificates of Deposit, interest ranging from 4.5% to 5.5%,
  maturing 1999.............................................      740,000       815,000
                                                              -----------   -----------
                                                              $12,485,539   $12,152,700
                                                              ===========   ===========

3. OTHER ASSETS

     Other assets as of December 31, 1997 and 1998 are comprised of the following:

                                                                1997       1998
                                                              --------   --------
Local multipoint distribution service ("LMDS") license cost,
  net of accumulated amortization of $8,677 in 1998.........  $     --   $199,560
Prepaid lease costs.........................................        --     83,334
Investment in Co Bank Stock.................................    89,501     82,741
Cash surrender value of life insurance policy...............    50,000     50,000
Deposits....................................................       635        635
                                                              --------   --------
                                                              $140,136   $416,270
                                                              ========   ========

     The investment in LMDS license is being amortized using the straight-line method over a ten-year useful life.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at cost. Listed below are the major classes of the property, plant and equipment as of December 31, 1997 and 1998.

                                                                 1997          1998
                                                              -----------   -----------
Land........................................................  $   493,746   $   493,746
Buildings...................................................    4,088,422     4,436,081
Leasehold improvements......................................      108,374       116,277
Central office equipment....................................   12,897,832    13,552,529
Poles, cables and wire......................................   31,376,577    34,215,424
Furniture and office equipment..............................    1,821,853     1,770,099
Vehicles and other work equipment...........................    2,355,085     2,608,917
Paystation, internet and customer services equipment and
  towers....................................................    2,425,256     2,312,049
                                                              -----------   -----------
                                                              $55,567,145   $59,505,122
                                                              ===========   ===========

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

5. LONG-TERM DEBT

     Long-term debt is represented by mortgage notes payable to the Rural Utilities Service, a U.S. governmental agency. Following is a summary of outstanding long-term debt.

                                                                 1997          1998
                                                              -----------   -----------
Notes payable to Rural Utilities Service, principal and
  interest (at 2%) payable quarterly through 2007...........  $ 1,177,245   $   977,667
Notes payable to Rural Utilities Service, principal and
  interest (at 5%) payable quarterly through 2023...........   23,333,346    22,685,357
                                                              -----------   -----------
                                                               24,510,591    23,663,024
Less current maturities.....................................      845,394       818,258
                                                              -----------   -----------
                                                              $23,665,197   $22,844,766
                                                              ===========   ===========

     The notes payable to Rural Utilities Service provide for various restrictions on the retirement of capital credits by the Company. Substantially all assets of the Company are pledged as security for the outstanding debt.

     The maturities of long-term debt for each of the five years after 1998 are as follows:

YEAR                                                            AMOUNT
----                                                          -----------
1999........................................................  $   818,258
2000........................................................      859,171
2001........................................................      902,130
2002........................................................      947,236
2003........................................................      994,598
Thereafter..................................................   19,141,631
                                                              -----------
                                                              $23,663,024
                                                              ===========

6. BENEFIT PLAN

     The Company has adopted the defined contribution retirement and security program of the National Telephone Cooperative Association plan covering all employees meeting certain age and length of service requirements. The Company funds the plan by making quarterly contributions into the program based upon salaries. The Company's contributions were $215,795 in 1996, $225,742 in 1997, and $244,066 in 1998.

7. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company has adopted Statement of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits other than Pensions ("FAS 106"). FAS 106 requires accrual accounting for all postretirement benefits other than pensions. Under the prescribed accrual method, the Company's obligation for these postretirement benefits is to be fully accrued by the date employees attain full eligibility for such benefits. Prior to the adoption of FAS 106, the cost of health and life insurance benefits for retirees was recognized by charging claims to expense as they were

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY incurred. The cost of health benefits for current and future associate retirees was recognized as determined under the projected unit credit cost method.

     In conjunction with the adoption of FAS 106, for financial reporting purposes, the Company elected to amortize the cost for the initial obligation over twenty years.

     Substantially all of the Company's employees are covered under postretirement health and life insurance plans. The determination of postretirement benefit cost for postretirement health benefit plans is based on comprehensive hospital, medical, surgical and dental benefit provisions.

     All of the following information is presented in accordance with the revised disclosure requirements of Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits.

     The following tables set forth the plan's funded status and the amount recognized in the Company's consolidated financial statements as of December 31, 1997 and 1998.

                                                                 1997          1998
                                                              ----------    ----------
Reconciliation of benefit obligation:
  Obligation at January 1...................................  $1,927,479    $2,092,739
  Service cost..............................................      75,536        95,161
  Interest cost.............................................     132,862       151,770
  Liability (gain) or loss..................................      (3,841)      260,065
  Benefits paid.............................................     (39,297)      (37,545)
                                                              ----------    ----------
     Obligation at December 31..............................  $2,092,739    $2,562,190
                                                              ==========    ==========
Reconciliation of fair value of plan assets
  Fair value of plan assets at January 1....................  $  215,913    $  778,033
  Actual return on plan assets..............................     101,417       113,304
  Employer contributions....................................     500,000       200,000
  Benefits paid.............................................     (39,297)      (37,545)
                                                              ----------    ----------
     Fair value of plan assets at December 31...............  $  778,033    $1,053,792
                                                              ==========    ==========
Funded status
  Funded status at December 31..............................  $1,314,706    $1,508,398
  Unrecognized transition obligation........................    (963,356)     (894,568)
  Unrecognized prior service cost...........................    (108,723)      (99,383)
  Unrecognized gain.........................................     289,661        47,825
                                                              ----------    ----------
     Net amount recognized..................................  $  532,288    $  562,272
                                                              ==========    ==========

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

     Periodic postretirement benefit cost is composed of the following for the years ended December 31, 1996, 1997 and 1998:

                                                               1996       1997       1998
                                                             --------   --------   --------
Service cost...............................................  $ 60,036   $ 75,536     95,161
Interest cost..............................................   113,768    132,862    151,770
Expected return on plan assets.............................    (8,734)   (55,842)   (86,572)
Net amortization...........................................    61,416     72,196     78,128
                                                             --------   --------   --------
          Postretirement benefit cost......................  $226,486   $224,752   $238,487
                                                             ========   ========   ========

     For measurement purposes of the postretirement benefit obligation, the Company used discount rates of 7.0%, 7.0% and 6.5% for the years ended December 31, 1996, 1997 and 1998, respectively. For each of the years ended December 31, 1996, 1997 and 1998, the assumed rate of future increases in compensation levels was 6.0%. The medical cost trend rate in 1998 was approximately 8.5%, decreasing to an ultimate rate in 2005 of 5.5%. A one percentage point increase (decrease) in the assumed health care cost trend rates for each future year would have increased (decreased) the aggregate of the service and interest cost components of 1998 net periodic postretirement benefit cost by approximately $60,000 and would have increased (decreased) the accumulated postretirement benefit obligation as of December 31, 1998 by approximately $480,000.

8. INCOME TAXES

     The provision for income taxes consisted of the following for the three years ended December 31, 1998:

                                                               1996       1997       1998
                                                             --------   --------   --------
Current provision (benefit)
  Federal..................................................  $  1,681   $168,830   $(12,993)
  State....................................................       198     19,870     (1,462)
                                                             --------   --------   --------
                                                                1,879    188,700    (14,455)
                                                             ========   ========   ========
Deferred provision
  Federal..................................................   227,486      7,337    108,532
  State....................................................    26,774        863     12,768
                                                             --------   --------   --------
                                                              254,260      8,200    121,300
                                                             --------   --------   --------
                                                             $256,139   $196,900   $106,845
                                                             ========   ========   ========

     The deferred tax assets and liabilities, at the respective income tax rates, are as follows:

                                                                1997       1998
                                                              --------   --------
Current deferred tax asset
  Allowance for uncollectible accounts receivable...........  $ 44,393   $ 75,525
                                                              ========   ========
Noncurrent deferred tax liability
  Tax depreciation in excess of financial reporting
     depreciation...........................................  $234,593   $387,025
                                                              ========   ========

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

     The provisions for income taxes differ from the amounts computed using statutory rates as follows:

                                                              1996    1997    1998
                                                              ----    ----    ----
Provision at statutory rates................................   38%     38%     38%
  Deduction for income allocated to cooperative members.....  (31%)   (30%)   (36%)
                                                              ---     ---     ---
Effective tax rate..........................................    7%      8%      2%
                                                              ===     ===     ===

9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company currently has a five-year noncancellable operating lease with IBM for computer equipment. Rent expense for the years ended December 31, 1996, 1997 and 1998 amounted to $37,716, $75,432, and $75,432, respectively.

     The following is a schedule of future minimum lease payments under the noncancellable operating lease:

YEAR                                                           AMOUNT
----                                                          --------
1999........................................................  $ 75,432
2000........................................................    75,432
2001........................................................    37,716
                                                              --------
Total.......................................................  $188,580
                                                              ========

TELECOMMUNICATIONS LEGISLATION

     The Telecommunications Act of 1996 (the "96 Act") was passed in February 1996. The 96 Act is intended to promote competition in all sectors of the telecommunications marketplace, while preserving and advancing telephone service. As a result of the 96 Act, the Federal Communications Commission ("FCC") is in the process of issuing revised rules governing telecommunications services. Presently, competition has not had a significant adverse impact on the Company. However, as the regulations required by the 96 Act have not yet been finalized, management cannot predict the ultimate effects that the 96 Act and future competition will have on the Company.

LITIGATION

     The Company is also subject to various legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liabilities with respect to these actions will not materially affect the Company.

10. SEGMENT AND SIGNIFICANT CUSTOMER INFORMATION

SEGMENT INFORMATION

     In accordance with FAS 131, the Company has two reportable segments - Wireline Services and Wireless Products and Services.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

     Wireline Services include local telephone service and toll calls as well as access services that enable long-distance carriers to complete calls to or from locations outside of the Company's wireline operating area. Wireline Services also provides billing and collection services to other telecommunications companies.

     Wireless Products and Services includes wireless communications services and the sale of cellular telephones and accessories.

     Segment results for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                        1996          1997          1998
                                                     -----------   -----------   -----------
WIRELINE SERVICES
  Revenue..........................................  $12,913,022   $13,685,459   $14,662,530
  Operating income.................................    3,797,075     3,530,519     4,374,720
  Total assets.....................................   41,986,321    40,907,884    42,541,522
                                                        1996          1997          1998
                                                     -----------   -----------   -----------
WIRELESS PRODUCTS AND SERVICES
  Revenue..........................................  $ 2,859,073   $ 3,085,127   $ 3,462,958
  Operating income.................................      573,163       382,410       349,002
  Total assets.....................................    3,932,841     5,011,278     7,325,986

SIGNIFICANT CUSTOMER INFORMATION

     A single long-distance carrier provides a significant portion of the Company's network access services and billing and collection revenue. For the years ended December 31, 1996, 1997 and 1998, this customer provided $1,992,680, $1,943,850 and $1,707,239, respectively, of the Company's total operating revenues. Revenues from this significant customer are included in the Wireline Services segment.

11. SUBSEQUENT EVENT

     On October 18, 1999, the board of directors of the Company approved a plan of merger that effectively results in a reorganization of the Company. To effect the transaction, the Company has formed a wholly-owned, taxable subsidiary, DTC Communications Corp. ("DTC"), into which the Company will merge via an exchange of all accumulated capital credits of the Company for shares of common stock of DTC. In accordance with the Company's bylaws, the plan of merger must be voted on and approved by the membership of the Company, which is expected to occur in December 1999. If approved, the Company will be merged into DTC and DTC will continue to carry on the Company's business activities.

     Prior to the merger, DTC has had no substantive operations, therefore the financial position and results of operations immediately subsequent to the merger will be identical to those of the Company.

     The following unaudited pro forma data is provided for information purposes only and is subject to completion of the merger transaction described above.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

     The Company, as a cooperative, does not have outstanding shares of stock. Rather the Company has accumulated capital credits due to its active and inactive members. For purposes of the pro forma data below, ten dollars of capital credits are equal to one share of common stock.

     Pursuant to Statement of Financial Accounting Standards No. 128, Earnings per Share, basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the year, which includes the additional dilution related to conversion of convertible debt and/or preferred stock and the exercise of stock options as computed under the treasury stock method. Because there were no convertible securities outstanding during the years ended December 31, 1996, 1997 and 1998, diluted earnings per share was equal to basic earnings per share.

     As mentioned above, DTC is a taxable entity. The Company, except for the Advantage subsidiary, has not been subject to federal or state income taxes. The following unaudited pro forma amounts present basic earnings per share and diluted earnings per share as if the Company had been a taxable corporation for all three years in the period ended December 31, 1998:

                                                               PRO FORMA -- UNAUDITED
                                                        ------------------------------------
                                                           1996         1997         1998
                                                        ----------   ----------   ----------
Net income, as reported...............................  $3,503,125   $2,373,290   $4,402,676
Additional tax provision..............................   1,223,050      833,435    1,610,445
                                                        ----------   ----------   ----------
     Pro forma net income.............................  $2,280,075   $1,539,855   $2,792,231
                                                        ==========   ==========   ==========
     Weighted average shares outstanding..............   1,302,411    1,514,019    1,770,309
                                                        ==========   ==========   ==========
     Basic earnings per share.........................  $     1.75   $     1.02   $     1.58
                                                        ==========   ==========   ==========
     Diluted earnings per share.......................  $     1.75   $     1.02   $     1.58
                                                        ==========   ==========   ==========

     The pro forma net income above does not include approximately $850,000 of one-time non-recurring expenses that will be recorded by the Company in connection with this proposed merger transaction. These costs consist of legal, consulting, accounting and other professional service fees.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                      DECEMBER 31, 1998 AND JUNE 30, 1999

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              ------------   ------------
                                                                             (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash......................................................  $  2,098,624   $  1,506,703
  Marketable securities.....................................    12,152,700     13,981,614
  Telecommunications accounts receivable, less allowance for uncollectible accounts of $257,018 in 1998 and $212,387
     in 1999................................................     2,309,179      2,508,063
  Other receivables.........................................       208,533        184,593
  Materials and supplies....................................       241,210        248,808
  Prepaids and other current assets.........................       404,661        190,454
  Deferred tax assets.......................................        75,525         66,366
                                                              ------------   ------------
          Total current assets..............................    17,490,432     18,686,601
                                                              ------------   ------------
PROPERTY, PLANT AND EQUIPMENT:
  Property, plant and equipment, at cost....................    59,505,122     61,407,568
  Accumulated depreciation..................................   (29,995,236)   (32,377,374)
                                                              ------------   ------------
          Net property, plant and equipment.................    29,509,886     29,030,194
  Property, plant and equipment under construction..........     2,450,920      3,817,999
                                                              ------------   ------------
          Total property, plant and equipment...............    31,960,806     32,848,193
                                                              ------------   ------------
OTHER ASSETS................................................       416,270        526,486
                                                              ------------   ------------
                                                              $ 49,867,508   $ 52,061,280
                                                              ============   ============
                             LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  2,009,225   $    865,514
  Advance billings and payments.............................        68,081         81,348
  Customer deposits.........................................       160,023        178,906
  Current maturities of long-term debt......................       818,258        859,171
  Accrued taxes.............................................       378,367        182,511
  Accrued salaries, wages and benefits......................       442,535        438,155
  Other accrued liabilities.................................       208,095        537,413
                                                              ------------   ------------
          Total current liabilities.........................     4,084,584      3,143,018
LONG-TERM DEBT:
  Rural Utilities Service, net of current maturities........    22,844,766     22,329,851
OTHER LIABILITIES:
  Postretirement benefits other than pension................       562,272        555,422
  Deferred tax liabilities..................................       387,025        522,397
                                                              ------------   ------------
          Total liabilities.................................    27,878,647     26,550,688
                                                              ------------   ------------
COMMITMENTS AND CONTINGENCIES:
MEMBERS' EQUITY:
  Patronage capital.........................................    21,988,861     25,510,592
                                                              ------------   ------------
                                                              $ 49,867,508   $ 52,061,280
                                                              ============   ============

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                  (UNAUDITED)

                                                               JUNE 30,      JUNE 30,
                                                                 1998          1999
                                                              ----------    -----------
OPERATING REVENUE:
  Local telephone services revenue..........................  $2,068,878    $ 2,172,634
  Network access services revenue...........................   4,414,242      5,525,233
  Wireless products and services revenue....................   1,466,906      2,052,323
  Miscellaneous revenue.....................................     778,793        812,693
                                                              ----------    -----------
          Total operating revenue...........................   8,728,819     10,562,883
                                                              ----------    -----------
OPERATING EXPENSES:
  Plant operations expense..................................   1,866,447      1,927,959
  Depreciation and amortization.............................   2,321,414      2,445,884
  Customer operations expense...............................     520,453        624,295
  Corporate operations expense..............................   1,536,350      1,564,198
  Operating taxes...........................................     217,682        247,804
                                                              ----------    -----------
          Total operating expenses..........................   6,462,346      6,810,140
                                                              ----------    -----------
          Total operating income............................   2,266,473      3,752,743
                                                              ----------    -----------
OTHER INCOME (EXPENSE):
  Interest expense..........................................    (560,675)      (539,921)
  Interest income...........................................     402,742        420,447
  Other income..............................................      74,464        171,661
                                                              ----------    -----------
          Total other income (expense)......................     (83,469)        52,187
                                                              ----------    -----------
          Income before income taxes........................   2,183,004      3,804,930
PROVISION FOR INCOME TAXES..................................      41,795        152,011
                                                              ----------    -----------
          Net income........................................   2,141,209      3,652,919
PRO FORMA INFORMATION ASSUMING MERGER WITH DTC:
ADDITIONAL PROVISION FOR INCOME TAXES.......................     802,585      1,279,587
                                                              ----------    -----------
          Pro forma net income..............................  $1,338,624    $ 2,373,332
                                                              ==========    ===========
  Weighted average shares outstanding.......................   1,689,596      2,128,011
                                                              ==========    ===========
     Basic earnings per share...............................  $      .79    $      1.12
                                                              ==========    ===========
     Diluted earnings per share.............................  $      .79    $      1.12
                                                              ==========    ===========

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1999
                                  (UNAUDITED)

                                                               JUNE 30,       JUNE 30,
                                                                 1998           1999
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $ 2,141,209    $ 3,652,919
     Adjustments to reconcile net income to net cash
       provided by operating activities:
     Depreciation and amortization..........................    2,321,414      2,445,884
     Deferred taxes.........................................      (39,178)       144,531
     Changes in assets and liabilities:
       Receivables..........................................     (511,365)      (174,944)
       Materials and supplies...............................      (44,164)        (7,598)
       Prepaids and other current assets....................      117,509        214,207
       Accounts payable.....................................       23,070     (1,143,711)
       Advance billings and payments........................        7,500         13,267
       Customer deposits....................................        7,254         18,883
       Accrued liabilities..................................       22,462        129,082
       Postretirement benefits other than pension...........     (106,850)        (6,850)
                                                              -----------    -----------
          Net cash provided by operating activities.........    3,938,861      5,285,670
                                                              -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities, net....................     (385,921)    (1,828,914)
  Construction and acquisition of property, plant and
     equipment, net.........................................   (3,424,684)    (3,333,271)
  Increase in other assets, net.............................     (137,306)      (110,216)
                                                              -----------    -----------
          Net cash used in investing activities.............   (3,947,911)    (5,272,401)
                                                              -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................     (446,847)      (474,002)
  Retirement of capital credits.............................     (112,536)      (131,188)
                                                              -----------    -----------
          Net cash used in financing activities.............     (559,383)      (605,190)
                                                              -----------    -----------
NET DECREASE IN CASH........................................     (568,433)      (591,921)
CASH, beginning of period...................................    1,660,085      2,098,624
                                                              -----------    -----------
CASH, end of period.........................................  $ 1,091,652    $ 1,506,703
                                                              ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash payments for income taxes............................  $   137,995    $   152,011
                                                              ===========    ===========
  Cash payments for interest................................  $   588,619    $   571,444
                                                              ===========    ===========

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated balance sheet as of June 30, 1999 and the consolidated statements of operations and cash flows for the periods ended June 30, 1998 and June 30, 1999 have been prepared by the Company in accordance with the accounting policies described in its annual financial statements for the year ended December 31, 1998 and should be read in conjunction with the notes thereto.

     In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position at June 30, 1999 and results of operations and changes in cash flows for all periods presented have been made. The results of operations for the period ended June 30, 1999 are not necessarily indicative of the operating results for the full year.

2. PRO FORMA NET INCOME AND PER SHARE AMOUNTS

     As discussed in note 11 to the consolidated financial statements, the Board of Directors of the Company approved a plan of merger with DTC Communications Corporation ("DTC").

     The Company, as a cooperative, does not have outstanding shares of stock. Rather the Company has accumulated capital credits due to its current and former members. For purposes of the pro forma data below, ten dollars of capital credits are equal to one share of common stock.

     Pursuant to Statement of Financial Accounting Standards No. 128, Earnings per Share ("FAS 128"), basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding during the year, which includes the additional dilution related to conversion of convertible debt and/or preferred stock and the exercise of stock options as computed under the treasury stock method. Because there were no convertible securities outstanding during each of the six months ended June 30, 1998 and 1999, diluted earnings per share was equal to basic earnings per share.

               DEKALB TELEPHONE COOPERATIVE, INC. AND SUBSIDIARY

     DTC is a taxable entity. The Company, except for its wholly owned subsidiary, has not been subject to federal or state income taxes. The following unaudited pro forma amounts present basic earnings per share and diluted earnings per share as if the Company had been a taxable corporation for the six months ended June 30, 1998 and 1999, respectively:

                                                                 PRO FORMA -- UNAUDITED
                                                              -----------------------------
                                                              JUNE 30, 1998   JUNE 30, 1999
                                                              -------------   -------------
Net income, as reported.....................................   $2,141,209      $3,652,919
Additional tax provision....................................      802,585       1,279,587
                                                               ----------      ----------
  Pro forma net income......................................   $1,338,642      $2,373,332
                                                               ==========      ==========
  Weighted average shares outstanding.......................    1,689,596       2,128,011
                                                               ==========      ==========
  Basic earnings per share..................................   $      .79      $     1.12
                                                               ==========      ==========
  Diluted earnings per share................................   $      .79      $     1.12
                                                               ==========      ==========

                                   APPENDIX A

                     PROPOSED PLAN AND AGREEMENT OF MERGER

                                 BY AND BETWEEN

                       DEKALB TELEPHONE COOPERATIVE, INC.

                                      AND

                            DTC COMMUNICATIONS CORP.

                          AGREEMENT AND PLAN OF MERGER

                                       OF

                       DEKALB TELEPHONE COOPERATIVE, INC
                           (A TENNESSEE COOPERATIVE)

                                      AND

                            DTC COMMUNICATIONS CORP.
                           (A TENNESSEE CORPORATION)

     THIS AGREEMENT AND PLAN OF MERGER dated as of October 18, 1999 (the "Agreement") is between DeKalb Telephone Cooperative, Inc., a Tennessee cooperative ("Cooperative") and DTC Communications Corp., a Tennessee corporation ("DTC"). The Cooperative and DTC are sometimes referred to herein as the "Constituent Corporations."

                                    RECITALS

     A. DTC is a corporation duly organized and existing under the laws of the State of Tennessee, with an authorized capital of 220,000,000 shares, 199,000,000 of which are designated "Class A Voting Common Stock" ("Class A Common"), 1,000,000 of which are designated as "Class B Non-Voting Common Stock" ("Class B Common") (the Class A Common and the Class B Common being sometimes herein referred to as the "Common Stock") and 20,000,000 of which are designated "Preferred Stock." The Preferred Stock of DTC is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, 100 shares of Class A Common were issued and outstanding, all of which were held by the Cooperative, and no shares of either Class B Common or Preferred Stock were issued and outstanding.

     B. The Cooperative is a corporation duly organized and existing under the laws of the State of Tennessee, having in 1974 elected to convert to a rural telephone cooperative under the provisions of the Telephone Cooperative Act, presently found at T.C.A. Sections 65-29-101 et seq. The Cooperative has no authorized capital; however, as a cooperative owned by its members, it has patronage capital which, as of June 30, 1999, was approximately $25.5 million.

     C. The Board of Directors of the Cooperative has determined that, for the purpose of effecting the conversion of the Cooperative to a for profit corporation subject to the provisions of the Tennessee Business Corporation Act, T.C.A. Sections 48-11-101 et seq., it is advisable and in the best interests of the Cooperative and its members that the Cooperative merge with and into DTC upon the terms and conditions herein provided.

     D. The respective Boards of Directors of DTC and the Cooperative have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective sole shareholder and members and executed by the undersigned officers.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, DTC and the Cooperative hereby agree as follows:

                                   I. MERGER

     1.1 Merger. In accordance with the provisions of this Agreement, the Tennessee Business Corporation Act, the Tennessee Nonprofit Corporation Act and the Telephone Cooperative Act, the Cooperative shall be merged with and into DTC (the "Merger"), the separate existence of the Cooperative shall cease and DTC shall survive the Merger and shall continue to be governed by the laws of the State of Tennessee. DTC shall be, and is herein sometimes referred to as, the "Surviving Corporation." The name of the Surviving Corporation shall be DTC Communications Corp.

     1.2 Conditions Precedent. Neither the Cooperative or DTC shall be required to consummate the Merger if all of the following conditions have not been satisfied or waived:

          (a) this Agreement and Merger shall have been adopted and approved by the sole shareholder of DTC and the members of the Cooperative in accordance with the requirements of the Tennessee Business Corporation Act, the Tennessee Nonprofit Corporation Act and the Telephone Cooperative Act;

          (b) the Cooperative and DTC shall have received all material licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Cooperative and its subsidiaries necessary for consummation of the Merger (other than those which, if not obtained, would not have a material adverse effect upon: (1) the Merger; (2) the financial condition or results of operations of the Cooperative and it subsidiaries taken as a whole; or (3) the continuation by DTC of the business and operations of the Cooperative and its subsidiaries after the consummation of the Merger);

          (c) no litigation or other proceeding shall have been instituted that seeks to prevent consummation of the Merger or to obtain material damages as a result of consummation of the Merger, and no restraining order or injunction issued by any court of competent jurisdiction shall be in effect prohibiting the consummation of the Merger; and

          (d) there shall not have been proposed, enacted or deemed applicable to the Merger any statute, rule, regulation or order by any governmental agency or other regulatory or administrative authority which, in the sole judgment of the Cooperative, might materially adversely affect or materially delay the Merger.

     1.3 Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

          (a) all of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived; and

          (b) executed Articles of Merger meeting the requirements of the Tennessee Business Corporation Act and the Tennessee Nonprofit Corporation Act shall have been filed with the Secretary of State of the State of Tennessee.

The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Date of the Merger."

     1.4 Effect of the Merger. Upon the Effective Date of the Merger, the separate existence of the Cooperative shall cease and DTC, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date of the Merger,
(ii) shall be subject to all actions previously taken by its and the Cooperative's Boards of Directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of the Cooperative in the manner more fully set forth in Section 48-21-108 of the Tennessee Business

Corporation Act and Section 48-61-105 of the Tennessee Nonprofit Corporation Act, (iv) shall continue to be subject to all of the debts, liabilities and obligations of the Cooperative as constituted immediately prior to the Effective Date of the Merger, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of the Cooperative in the same manner as if DTC had itself incurred them, all as more fully provided under the applicable provisions of the Tennessee Business Corporation Act and the Tennessee Nonprofit Corporation Act.

                 II. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

     2.1 Charter. The Charter of DTC as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Charter of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

     2.2 Bylaws. The Bylaws of DTC as in effect immediately prior to the Effective Date of the Merger shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

     2.3 Directors and Officers. The directors and officers of DTC immediately prior to the Effective Date of the Merger shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Charter or Bylaws of the Surviving Corporation.

                     III. MANNER OF CONVERSION OF STOCK AND
                              MEMBERSHIP INTERESTS

     3.1 DTC Common Stock. Upon the Effective Date of the Merger, each share of Common Stock of DTC issued and outstanding immediately prior thereto, by virtue of the Merger and without any action by DTC, the holder of such shares or any other person, shall be canceled and returned to the status of authorized but unissued shares.

     3.2 Cooperative Patronage Capital. Upon the Effective Date of the Merger, the patronage capital of the Cooperative as of the Effective Date of the Merger, by virtue of the Merger and without any action by the Constituent Corporations, the members or any other person, shall be converted into and exchanged for the right to receive the following (the "Merger Consideration"):

          (a) each person or entity who, as of the Effective Date of the Merger, is an active member of (i.e., one who has standard telephone service with) the Cooperative shall receive one (1) fully paid and nonassessable share of Class A Common of the Surviving Corporation for each ten dollars ($10.00) in patronage capital that the member has on the books of the Cooperative as of the Effective Date of the Merger;

          (b) each person or entity who, as of the Effective Date of the Merger, is an inactive member of (i.e., one who previously had, but as of the Effective Date of the Merger no longer has standard telephone service with) the Cooperative shall receive one (1) fully paid and nonassessable share of Class B Common of the Surviving Corporation for each ten dollars ($10.00) in patronage capital that the member has on the books of the Cooperative as of the Effective Date of the Merger; and

          (c) each person or entity that receives either Class A Common or Class B Common of the Surviving Corporation under subparagraphs (a) or (b) above shall receive cash for any fractional share that results from that person or entity's patronage capital account being an amount other than exact multiples of $10.00.

     3.3 Issuance of Certificates. After the Effective Date of the Merger, and in no event later than sixty (60) days after the Effective Date of the Merger, DTC shall issue to each person or entity entitled to receive the Merger Consideration any cash and certificates representing any Common Stock that the person or entity is entitled to receive pursuant to Section 3.2.

     Until the certificates for such Common Stock shall have been issued by the Surviving Corporation, the registered owner on the books and records of the Cooperative of any patronage capital which, pursuant to the Merger, has been converted into Common Stock of the Surviving Corporation shall have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation to which holders of the Common Stock would be entitled.

                                  IV. GENERAL

     4.1 Further Assurances. From time to time, as and when required by DTC or by its successors or assigns, there shall be executed and delivered on behalf of the Cooperative such deeds and other instruments, and there shall be taken or caused to be taken by DTC and the Cooperative such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by DTC the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Cooperative and otherwise to carry out the purposes of this Agreement. The officers and directors of DTC are fully authorized in the name and on behalf of the Cooperative or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

     4.2 Abandonment. At any time before the Effective Date of the Merger, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either the Cooperative or of DTC, or of both, notwithstanding the approval of this Agreement by the members of the Cooperative or by the sole shareholder of DTC, or by both.

     4.3 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or articles of merger with respect thereto) with the Secretary of State of the State of Tennessee, provided that an amendment made subsequent to the adoption of this Agreement by the members of the Cooperative and the sole shareholder of DTC shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the patronage capital of the Cooperative; (b) alter or change any term of the Charter of the Surviving Corporation to be effected by the Merger; or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the members of the Cooperative or the holders of any class or series of capital stock of DTC.

     4.4 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 111 High Street, Alexandria, Tennessee 37012 and copies thereof will be furnished to any shareholder or member of either Constituent Corporation, upon request and without cost.

     4.5 Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Tennessee and, so far as applicable, the merger provisions of the Tennessee Business Corporation Act and the Tennessee Nonprofit Corporation Act.

                     [Signatures appear on following page]

     IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of DTC Communications Corp., a Tennessee corporation, and DeKalb Telephone Cooperative, Inc., a Tennessee cooperative, is hereby executed on behalf of each of such two corporations by their respective officers thereunto duly authorized.

                                        DEKALB TELEPHONE COOPERATIVE, INC.

                                        By: /s/ ROY N. PUGH
                                           -------------------------------------
                                        Title: President
                                            ------------------------------------

                                        DTC COMMUNICATIONS CORP.

                                        By: /s/ H. WAYNE GASSAWAY
                                           -------------------------------------
                                        Title: President & CEO
                                            ------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING AND SOLICITATION MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS INFORMATION STATEMENT/PROSPECTUS IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS INFORMATION STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES THIS INFORMATION STATEMENT/PROSPECTUS OFFERS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE INFORMATION CONTAINED HEREIN OR IN THE AFFAIRS OF THE COOPERATIVE OR DTC SINCE THE DATE HEREOF.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     DTC is subject to the Tennessee Business Corporation Act (the "TBCA"). For a description of the provisions of the TBCA relating to indemnification of a director or officer of a Tennessee for profit business corporation, see "THE MERGER -- Indemnification and Limitation of Liability." DTC's Charter and Bylaws contain provisions regarding the indemnification of DTC's directors and officers. (See "THE MERGER -- Indemnification and Limitation of Liability.")

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS. See the Exhibit Index located on page II-5 for a list of exhibits that are filed as part of this Registration Statement

     (b) FINANCIAL STATEMENT SCHEDULES.  The required financial statement schedule is filed as Schedule II (pages II-7 and II-8) to this Registration Statement.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For determining liability under the Securities Act, to treat each post-effect amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Information statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes as follows:

          (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section (10)(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, State of Tennessee, on October 25, 1999.

                                          DTC COMMUNICATIONS CORP.

                                          By:     /s/ H. WAYNE GASSAWAY
                                            ------------------------------------
                                                  Name: H. Wayne Gassaway
                                            Title: President and Chief Executive
                                                           Officer

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby severally constitutes and appoints Wayne Gassaway, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents relating thereto and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and each state securities regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on this 25th of October, 1999.

                       SIGNATURE                                            TITLE
                       ---------                                            -----
                 /s/ H. WAYNE GASSAWAY                    President and Chief Executive Officer
--------------------------------------------------------
                   H. Wayne Gassaway

                  /s/ DENISE J. BROWN                     Controller (principal financial and
--------------------------------------------------------    accounting officer)
                    Denise J. Brown

                  /s/ PHYLLIS MCKINNEY                                    Secretary
--------------------------------------------------------
                    Phyllis McKinney

                /s/ JAMES PAUL CANTRELL                                    Director
--------------------------------------------------------
                  James Paul Cantrell

                   /s/ BILLY CHUMBLEY                                      Director
--------------------------------------------------------
                     Billy Chumbley

                                                                           Director
--------------------------------------------------------
                     James C. Hale

                  /s/ DANNY LATTIMORE                                      Director
--------------------------------------------------------
                    Danny Lattimore

                       SIGNATURE                                            TITLE
                       ---------                                            -----
                  /s/ ROYCE N. MARTIN                                      Director
--------------------------------------------------------
                    Royce N. Martin

                  /s/ DAVID L. PARKER                                      Director
--------------------------------------------------------
                    David L. Parker

                  /s/ ROBERT B. PARTON                                     Director
--------------------------------------------------------
                    Robert B. Parton

                    /s/ ROY N. PUGH                                        Director
--------------------------------------------------------
                      Roy N. Pugh

                    /s/ EDDIE THOMAS                                       Director
--------------------------------------------------------
                      Eddie Thomas

               /s/ CHARLES DWIGHT VINSON                                   Director
--------------------------------------------------------
                 Charles Dwight Vinson

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                  DESCRIPTION                           PAGE
-------                                -----------                           ----
  3.1     --   Amended and Restated Charter of DTC Communications Corp.....
  3.2     --   Bylaws of DTC Communications Corp. .........................
  5       --   Opinion of Tuke Yopp & Sweeney, PLC re: legality*...........
  8       --   Opinion of Tuke Yopp & Sweeney, PLC re: tax matters*........
 10.1     --   DTC Communications Corp. Incentive Plan.....................
 10.2     --   DTC Communications Corp. Share Compensation Plan for
               Non-employee directors......................................
 10.3     --   Telephone Loan Contract, dated as of October 15, 1951,
               between DeKalb Telephone Cooperative and United States of
               America.....................................................
 10.4     --   Amendment, dated as of March 9, 1953, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.5     --   Amendment, dated as of February 15, 1954, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.6     --   Amendment, dated as of November 15, 1954, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.7     --   Amendment, dated as of November 15, 1957, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.8     --   Amendment, dated as of November 9, 1959, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.9     --   Amendment, dated as of June 20, 1961, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.10    --   Amendment, dated as of June 8, 1964, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.11    --   Amendment, dated as of March 23, 1966, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.12    --   Amendment, dated as of July 1, 1968, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America*.........
 10.13    --   Amendment, dated as of February 13, 1970, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.14    --   Amendment, dated as of December 15, 1971, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.15    --   Amendment, dated as of August 5, 1973, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........

EXHIBIT
  NO.                                  DESCRIPTION                           PAGE
-------                                -----------                           ----
 10.16    --   Amendment, dated as of July 15, 1974, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.17    --   Amendment, dated as of January 27, 1976, to Telephone Loan
               Contract, dated as of October 15, 1951, between DeKalb
               Telephone Cooperative and United States of America..........
 10.18    --   Telephone Loan Contract Amendment, dated as of March 17,
               1980, between DeKalb Telephone Cooperative and United States of America..................................................
 10.19    --   Agreement, dated as of June 24, 1986, between United States of America and DeKalb Telephone Cooperative.................
 10.20    --   Telephone Loan Contract Amendment, dated as of July 29,
               1988, between DeKalb Telephone Cooperative and United States of America..................................................
 10.21    --   Promissory Note, dated as of May 23, 1994, made by DeKalb
               Telephone Cooperative, Inc. in favor of the Federal
               Financing Bank*.............................................
 10.22    --   Mortgage Note, dated as of November 28, 1988, made by DeKalb
               Telephone Cooperative in favor of United States of
               America.....................................................
 10.23    --   Mortgage Note, dated as of June 23, 1980, made by DeKalb
               Telephone Cooperative in favor of United States of
               America.....................................................
 10.24    --   Mortgage Note, dated as of April 27, 1976, made by DeKalb
               Telephone Cooperative in favor of United States of
               America.....................................................
 10.25    --   Mortgage Note, dated as of September 23, 1974, made by
               DeKalb Telephone Cooperative in favor of United States of
               America.....................................................
 10.26    --   Mortgage Note, dated as of October 24, 1973, made by DeKalb
               Telephone Cooperative in favor of United States of
               America.....................................................
 10.27    --   Mortgage Note, dated as of February 14, 1972, made by DeKalb
               Telephone Cooperative in favor of United States of
               America.....................................................
 10.28    --   Mortgage Note, dated as of March 25, 1970, made by DeKalb
               Telephone Cooperative in favor of United States of
               America.....................................................
 10.29    --   Mortgage Note, dated as of October 11, 1968, made by DeKalb
               Telephone Cooperative in favor of United States of
               America.....................................................
 10.30    --   Mortgage Note, dated as of August 3, 1966, made by DeKalb
               Telephone Cooperative in favor of United States of
               America.....................................................
 10.31    --   Mortgage Note, dated as of June 21, 1965, made by DeKalb
               Telephone Cooperative in favor of United States of
               America.....................................................
 10.32    --   Mortgage Note, dated as of August 17, 1964, made by DeKalb
               Telephone Cooperative in favor of United State of America...
 23.1     --   Consent of Tuke Yopp & Sweeney, PLC (included in Exhibit
               5)*.........................................................
 23.2     --   Consent of Arthur Andersen LLP, independent public
               accountants.................................................
 24       --   Power of Attorney (set forth on signature page hereto)......
 27       --   Financial Data Schedule.....................................

------------

* To be filed by amendment.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To DeKalb Telephone Cooperative, Inc.:

     We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of DeKalb Telephone Cooperative, Inc. and subsidiary for the three years ended December 31, 1998 included in the Form S-4 and have issued our report thereon dated September 1, 1999 (except with respect to the matter discussed in Note 11 as to which the date is October 18, 1999). Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying financial statement schedule is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth herein in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP
Nashville, Tennessee
September 1, 1999

                                                                     SCHEDULE II

                  DEKALB TELEPHONE COOPERATIVE AND SUBSIDIARY

                       VALUATION AND QUALIFYING ACCOUNTS

                                                    BALANCE AT       ADDITIONS
                                                   BEGINNING OF   CHARGED TO COSTS      DEDUCTIONS       BALANCE AT
                                                      PERIOD      AND EXPENSES(1)    (CHARGE OFFS)(1)   END OF PERIOD
                                                   ------------   ----------------   ----------------   -------------
Year ended December 31, 1998:
    Allowance for uncollectible accounts.........    $209,504         $143,381          $ (95,867)        $257,018
                                                     ========         ========          =========         ========
Year ended December 31, 1997:
    Allowance for uncollectible accounts.........    $207,939         $128,401          $(126,836)        $209,504
                                                     ========         ========          =========         ========
Year ended December 31, 1996:
    Allowance for uncollectible accounts.........    $119,435         $156,442          $ (67,938)        $207,939
                                                     ========         ========          =========         ========

---------------

(1) Additions to the allowance for uncollectible accounts are included in corporate operations expense. All deductions or charge offs are charged against the allowance for uncollectible accounts.